Exhibit 10.1

PURCHASE AGREEMENT

by and among

SCIENTIFIC GAMES CORPORATION

SCIENTIFIC GAMES INTERNATIONAL, INC.

SCIENTIFIC GAMES RACING, INC.

SCIENTIFIC GAMES RACING, LLC

SCIENTIFIC GAMES GERMANY GMBH

SCIENTIFIC GAMES LUXEMBOURG HOLDINGS SARL

SCIENTIFIC GAMES HOLDINGS LIMITED

and

SPORTECH PLC

SPORTECH HOLDCO 1 LIMITED

SPORTECH HOLDCO 2 LIMITED

Dated as of January 27, 2010

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT is made and entered into as of the 27th day of January, 2010 (this “Agreement”), by and among Scientific Games Corporation, a Delaware corporation (“SGC”), Scientific Games International, Inc., a Delaware corporation (“SGI”), Scientific Games Racing, Inc., a Delaware corporation (“SG Racing”), Scientific Games Germany GmbH, a German company (“SGG”), Scientific Games Luxembourg Holdings SARL, a Luxembourg company (“SGL”) and Scientific Games Holdings Limited, an Irish private company limited by shares (“SGH” and, together with SGC, SGI, SG Racing, SGG and SGL, “Sellers” and each, a “Seller”), Scientific Games Racing, LLC, a Delaware limited liability company (“SGR”), and Sportech Plc, a public limited company incorporated in Scotland (“Sportech”), Sportech Holdco 1 Limited, an English limited company (“Newco 1”), and Sportech Holdco 2 Limited, an English limited company (“Newco 2” and together with Sportech and Newco 1, “Purchasers” and each, a “Purchaser”).

RECITALS

WHEREAS, (i)  SGC is the owner of (A) all of the outstanding common stock (the “AEI Shares”) of Autotote Enterprises, Inc., a Connecticut corporation (“AEI”), and (B) all of the outstanding common stock (the “API Shares”) of Autotote Panama, Inc., a Panama corporation (“API”), (ii) SGR is the owner of all but one of the shares (the “SG Turkey Shares”) in Scientific Games Racing Electronic & Computer Services Industry and Trade Limited Company, a Turkish company (“SG Turkey”); (iii) SGI is the owner of all of the outstanding limited liability company interests (the “SGR Interests”) of SGR; (iv) SG Racing is the owner of all the outstanding common stock (the “ATC Shares”) of Autotote Canada, Inc., a Canadian corporation (“ATC”); (v) SGG is the owner of one share in the nominal amount of DM (Deutsche mark) 50,000 (the “AE Share”) of Autotote Europe GmbH, a German company (“AE”); (vi) SGL is the owner of (A) all of the issued and outstanding shares (the “SGR BV Interests”) in the share capital of Scientific Games Racing B.V., a Dutch private company with limited liability (“SGR BV”), and (B) all of the outstanding equity interests (the “SGR SAS Interests”) of SG Racing S.A.S., a French company (“SGR SAS”); and (vii) SGH is the legal and beneficial owner of (A) the entire issued share capital (the “SGRL Interests”) of Scientific Games Racing Limited, an Irish private company limited by shares (“SGRL”), and (B) all of the issued and outstanding shares (the “SGWS Interests” and, together with the AEI Shares, the API Shares, the SG Turkey Shares, the SGR Interests, the ATC Shares, the AE Share, the SGR BV Interests, the SGR SAS Interests and the SGRL Interests, the “Interests”) of Scientific Games Worldwide Sports Limited, a British Virgin Islands company (“SGWS” and, together with AEI, API, SG Turkey, SGR, ATC, AE, SGR BV, SGR SAS and SGRL, the “Companies” and each, a “Company”);

WHEREAS, Purchasers desire to purchase, and Sellers desire to sell to Purchasers, the applicable Interests and certain assets owned by the Companies or their Subsidiaries, upon the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution of this Agreement, Purchasers have delivered to Sellers copies of certain agreements, dated as of the date hereof, between Sportech and certain shareholders of Sportech (the “Sportech Voting Agreements”), pursuant to which such shareholders have irrevocably agreed to vote their respective shares in favor of the Sportech Voting Proposal (as hereinafter defined); and

WHEREAS, concurrently with the execution of this Agreement, Purchasers have delivered to Sellers a copy of the Placing Agreement (as hereinafter defined) concerning the allotment and issuance of the Placing Shares (as hereinafter defined) as a source of funds for Purchasers’ payment of a portion of the Purchase Price (as hereinafter defined) with respect to the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1            Definitions.  Capitalized terms used in this Agreement shall have the meanings set forth in this Agreement.  In addition, for purposes of this Agreement, the following terms, when used in this Agreement, shall have the meanings assigned to them in this Section 1.1.

“Accelerated Right” has the meaning set forth in Section 5.12(f).

“Acquired Business” shall have the meaning set forth in Section 2.6(b).

“Acquisition Target Contingent Consideration” means $8,000,000.

“Acquisition Target Contingent Consideration Condition” shall have the meaning set forth in Section 2.6(c).

“Action” means any action, claim, complaint, suit, arbitration, formal investigation, litigation, or other proceeding, of any nature (whether civil, criminal, administrative or formal investigative), at Law or in equity, by or before any Governmental Entity or arbitrator.

“Additional Deferred Amount” means the sum of $10,000,000 multiplied by the quotient obtained by dividing the Average Daily Bank Rate plus 1% by 365, for each day from and including the Closing Date to but excluding the Payment Date.  For this purpose, Average Daily Bank Rate shall be calculated on the Payment Date and shall equal the weighted average Bank Rate in effect for such period, announced by the Bank of England’s Monetary Policy Committee.

“Admission” means the admission of the Sportech Shares to be issued pursuant to Section 2.1(b) and the Placing Shares (i) to the Official List of the FSA and (ii) to trading on the LSE’s market for listed securities.

“Admission Condition” has the meaning set forth in Section 6.1(b).

“AE” shall have the meaning set forth in the recitals to this Agreement.

“AE Share” shall have the meaning set forth in the recitals to this Agreement.

“AE Share Notarial Deed” means the notarial deed to be notarized by a German notary public with regard to the transfer of the AE Share in accordance with the terms of this Agreement.

“AEI” shall have the meaning set forth in the recitals to this Agreement.

“AEI Shares” shall have the meaning set forth in the recitals to this Agreement.

“Affected Employees” shall have the meaning set forth in Section 5.12(a).

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.  A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the first paragraph of this Agreement.

“Ancillary Agreements” means, collectively, the Transition Services Agreement, the Right of First Offer Agreement, the Supply Agreement, the Software License Agreement, the Patent License Agreement, the SGR Assignment of Interest Agreement, the Irish Withholding Tax Letter and the Investors’ Agreement.

“Ancillary Rights” means all rights attached to the Interests of any Company or,  the Sportech Shares, as the case may be, after the Closing Date, including all rights to dividends declared or paid after the Closing Date.

“API” shall have the meaning set forth in the recitals to this Agreement.

“API Shares” shall have the meaning set forth in the recitals to this Agreement.

“Asserted Liability” shall have the meaning set forth in Section 8.4(a).

“Asset Purchase Price” shall have the meaning set forth in Section 2.2.

“Asset Sale Closing” shall have the meaning set forth in Section 2.2.

“Asset Sale Closing Bill of Sale” shall have the meaning set forth in Section 2.2.

 “ATC” shall have the meaning set forth in the recitals to this Agreement.

“ATC Shares” shall have the meaning set forth in the recitals to this Agreement.

“Balance Sheet” means the unaudited combined balance sheet of the Companies and their Subsidiaries as of the Balance Sheet Date attached as Exhibit A.

“Balance Sheet Date” means September 30, 2009.

“Basket” shall have the meaning set forth in Section 8.2(b).

“BM Defect” means the alleged defect described in Section 1.1(a) of the Seller Disclosure Schedule.

“BM Liability” means any Liability to the extent resulting from or attributable to any BM Defect, including all private party litigation, which includes the case captioned as the “Tri-State Racetrack Matter” in Section 3.8 of the Seller Disclosure Schedule, and all other regulatory action, proceedings, inquiries or investigations by any Governmental Entities to the extent resulting from or attributable to such defect.

“Business” means the business of the Companies and their Subsidiaries, including the business of (i) supplying, operating, maintaining and developing computerized systems for pari-mutuel wagering on horse races, greyhound races and jai alai matches to horse and greyhound racetracks, off-track betting facilities, bookmakers, casinos, jai alai frontons, telephone and Internet account wagering operators and other establishments where such pari-mutuel wagering is permitted; and (ii) managing venues at which such pari-mutuel wagering takes place, in each case as such business is conducted by the Companies and their Subsidiaries at the date of this Agreement.

“Business Average EBITDA” shall have the meaning set forth in Section 2.6(a).

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks are required to be closed in New York, New York.

“Cash Closing Consideration” shall have the meaning set forth in Section 2.1(b).

“Ceiling” shall have the meaning set forth in Section 8.2(b).

“Circular” shall have the meaning set forth in Section 5.11(a).

“Circular Liability” shall have the meaning set forth in Section 5.11(a).

“Claim Notice” shall have the meaning set forth in Section 8.4(a).

“Closing” shall have the meaning set forth in Section 2.3(a).

“Closing Date” shall have the meaning set forth in Section 2.3(a).

“Closing Share Consideration” shall have the meaning set forth in Section 2.1(b).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Companies Material Adverse Effect” means any change, event, occurrence, effect or circumstance that has a material adverse effect on the Business, assets, liabilities or results of operations or condition (financial or otherwise) of the Companies and their Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute in and of itself a Companies Material Adverse Effect, nor shall any of the following be taken into account in determining whether a Companies Material Adverse Effect has occurred or would result: (i) general economic conditions (including financial, banking, currency, commodity and capital markets) in any of the countries in which any of the Companies and their Subsidiaries operate, except to the extent such changes or developments affect the Business or the Companies and their Subsidiaries taken as a whole in a materially disproportionate manner compared to other industry participants that supply computerized systems or manage venues for pari mutuel wagering on horse races; (ii) conditions or trends generally affecting the industries in which any of the Companies or their Subsidiaries operate, including changes, developments or trends in the international, national, regional, state or local gaming or pari-mutuel wagering industries, except to the extent such changes, developments or trends affect the Business or the Companies and their Subsidiaries, taken as a whole, in a materially disproportionate manner compared to other industry participants that supply computerized systems or manage venues for pari mutuel wagering on horse races; (iii) changes in Law; (iv) changes in GAAP (or applicable international accounting principles); (v) any actions taken by Purchasers, breaches of this Agreement by Purchasers, or actions taken or not taken at the written request of or with the express written consent of Purchasers; (vi) the commencement or material worsening of a war or armed hostilities or other national or international calamity involving the U.S. or any other country in which the Business operates, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the U.S. (or such other country), or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S. (or such other country); (vii) acts of God, natural disasters, hurricanes or other weather conditions; (viii) any announcement of this Agreement and the transactions contemplated hereby, including by reason of the identity of Purchasers or announcement or other communication of plans or intentions of Purchasers regarding any change in the conduct of the Business; or (ix) any matter disclosed in the Seller Disclosure Schedule.

“Company” or “Companies” shall have the meaning set forth in the recitals to this Agreement.

“Company Contracts” means any Contract to which any of the Companies or their Subsidiaries is a party or by which any of the assets or properties of any of the Companies or their Subsidiaries is bound.

“Company Guarantees” means, collectively, the Guarantees to which any of the Companies or their Subsidiaries is a party or by which any of them are bound in favor of, or for the benefit of, any of the Sellers or their Affiliates (other than any of the Companies or their Subsidiaries), including Guarantees of any of the Companies or their Subsidiaries with respect to the indebtedness of SGC or SGI under the Credit Agreement or any indenture governing debt securities issued by SGC or SGI, including those identified at Section 5.8(c) of the Seller Disclosure Schedule.

“Company Leases” shall have the meaning set forth in Section 3.16(b).

“Company Marks” means (i) all names, Trademarks and service marks as each of the foregoing may arise anywhere in the world that, as of the Closing, are owned by any of the Companies and their Subsidiaries; (ii) any names, Trademarks, or service marks related thereto or containing or comprising the foregoing, including any names, Trademarks, or service marks legally held to be confusingly similar thereto or dilutive thereof; and (iii) all goodwill associated with any of the foregoing.

“Company Plans” shall have the meaning set forth in Section 3.13(a).

“Confidentiality Agreement” shall have the meaning set forth in Section 5.3.

“Contingent Consideration” means either (i) the Organic Target Contingent Consideration; or (ii) the Acquisition Target Contingent Consideration.

“Contingent Consideration Period” shall have the meaning set forth in Section 2.6(a).

“Contract” means any contract, commitment, indenture, bond, lease, license or other agreement or instrument, whether written or oral, that purports to be legally binding on any Person under applicable Law.

“Copyrights” means all copyrights, mask works and moral rights (including copyrighted computer software, if any), regardless of whether registered and including all registrations and applications to register copyrights as each of the foregoing may exist anywhere in the world.

“Credit Agreement” means, collectively, the credit agreement, dated as of June 9, 2008, by and among SGI, as borrower, SGC, as a guarantor, the financial institutions or other entities from time to time parties thereto, and JPMorgan Chase Bank, N.A., as administrative agent, and the related Guarantee and Collateral Agreement, dated as of June 9, 2008, by and among SGI, SGC and each of the subsidiaries of SGC party thereto, as subsidiary guarantors, in favor of JPMorgan Chase Bank, N.A., as administrative agent, each as may be amended from time to time.

“Credit Agreement Amendment” shall have the meaning set forth in Section 5.21.

“CS Liability” means any Liability to the extent resulting from or attributable to the litigation identified in Section 1.1(d) of the Seller Disclosure Schedule (the “Specified Litigation”), and any Liability to the extent resulting from or attributable to any other litigation to the extent that Relevant Losses to one or more plaintiffs therein result from Relevant Injuries caused by any CS Defect in any Relevant Terminal.  For purposes of this definition, “Relevant Injuries” means any physical injury that is the same or substantially the same as the physical injuries alleged in the Specified Litigation; “Relevant Losses” means any loss that is of the same or substantially the same type as any loss claimed in the Specified Litigation; “CS Defect” means any design, manufacturing or installation flaw that is the same or substantially the same as those flaws alleged in the Specified Litigation (in each case as such injury, loss or flaw is most particularly articulated by plaintiffs in the course of the Specified Litigation); and “Relevant Terminals” means any BetJet terminal which is either the version of the BetJet terminal at issue in the Specified Litigation or another version of such BetJet terminal to the extent such terminal has a CS Defect in each case sold or supplied by (and, in the case of any installation flaw, installed by or under the control of) SGR or any of its Affiliates prior to Closing.

“Current Assets” with respect to the Companies and their Subsidiaries, means, as of the applicable date, without duplication, the sum of the items described as “current assets” in Part B of Section 2.4(a) of the Seller Disclosure Schedule, in each case calculated in a manner consistent with the calculation of such items set forth in Part B of Section 2.4(a) of the Seller Disclosure Schedule (but subject to the explanatory footnotes thereto).  For the avoidance of doubt, “Current Assets” shall exclude cash and cash equivalents, any short-term investments, any intercompany assets between or among the Companies and their Subsidiaries and any refund, credit or asset in respect of any income Tax.

“Current Liabilities” with respect to the Companies and their Subsidiaries, means, as of the applicable date, without duplication, the sum of the items described as “current liabilities” in Part B of Section 2.4(a) of the Seller Disclosure Schedule, in each case calculated in a manner consistent with the calculation of such items set forth in Part B of Section 2.4(a) of the Seller Disclosure Schedule (but subject to the explanatory footnotes thereto).  For the avoidance of doubt, “Current Liabilities” shall exclude any intercompany liabilities between or among the Companies and their Subsidiaries and any Liability in respect of any income Tax.

“Deferred Consideration Amount” shall have the meaning set forth in Section 2.1(d).

“Designated Purchaser” shall have the meaning set forth in Section 2.5(a).

“Designation” shall have the meaning set forth in Section 2.5(a).

“Direct Transfer Liability” means any Liability to the extent resulting from or attributable to (i) the transfer of the SG Turkey Shares directly to a Purchaser as contemplated by Section 2.1(a)(ii) that would not have arisen had the SG Turkey Shares been transferred indirectly as a consequence of the transfer of the SGR Interests hereunder, (ii) the transfer of the ATC Shares directly to a Purchaser as contemplated by Section 2.1(a)(iv) that would not have arisen had the ATC Shares been transferred indirectly as a consequence of the transfer of the SGR Interests hereunder, (iii) the transfer of any Interest(s) and/or Software Assets to a Designated Purchaser as contemplated by Section 2.5 that would not have arisen had such Interest(s) or the Software Assets been transferred to the Purchaser to which such Interest(s) and/or Software Assets were originally provided to be transferred hereunder or (iv) the transfer of SG Racing to an Affiliate of SGC as contemplated by Section 5.19 that would not have arisen had SGR Racing not been so transferred.

“Disclosure Schedules” means the Purchaser Disclosure Schedule and the Seller Disclosure Schedule.

“Disposed-Of Business” shall have the meaning set forth in Section 2.6(e).

“Dispute Notice” shall have the meaning set forth in Section 2.4(f).

“Domain Names” means all internet domain name registrations as each may exist anywhere in the world.

“EBITDA” means, for any period, combined net income for such period determined in accordance with GAAP, but before provision for interest, tax, depreciation and amortization.

“EBITDA Business Statement” shall have the meaning set forth in Section 2.6(g).

“Electronic Data Room” means the electronic data room established by SGC in connection with the transactions contemplated hereby.

“Encumbrance” means any lien, charge, easement, lease, sublease, right of way, option, claim, encumbrance, security interest, pledge, mortgage, hypothecation or other similar encumbrance or any interest of title of any vendor, lessor, lender or other secured party under any conditional sale or other title retention agreement including in the case of stock, stockholder agreements or voting trusts, except for any restrictions on transfer arising under any applicable securities Law.

“Environmental Claim” shall have the meaning set forth in Section 3.10(d).

“Environmental Law” shall have the meaning set forth in Section 3.10(f).

“Equity Offering Liability” shall have the meaning set forth in Section 5.11(d).

“ERISA” shall have the meaning set forth in Section 3.13(a).

“ERISA Affiliate” shall have the meaning set forth in Section 3.13(a).

“Estimated Cash Amount” shall have the meaning set forth in Section 2.4(a).

“Estimated Closing Adjustment” shall have the meaning set forth in Section 2.4(b).

“Estimated Relevant Capital Expenditure” shall have the meaning set forth in Section 2.4(a).

“Estimated Net Working Capital” shall have the meaning set forth in Section 2.4(a).

“Final Cash Amount” shall have the meaning set forth in Section 2.4(h).

“Final Closing Adjustment” shall have the meaning set forth in Section 2.4(i).

“Final Relevant Capital Expenditure” shall have the meaning set forth in Section 2.4(h).

“Final Net Working Capital” shall have the meaning set forth in Section 2.4(h).

“Financial Statements” means (i) the audited carve out balance sheets of the Companies and their Subsidiaries as of each of December 31, 2008, 2007 and 2006, and the Balance Sheet; (ii) the audited carve out statements of operations of the Companies and their Subsidiaries for the years ended on each of December 31, 2008, 2007 and 2006, and the unaudited combined statement of operations of the Companies and their Subsidiaries for the nine (9) months ended September 30, 2009; (iii) the audited carve out statements of cash flows of the Companies and their Subsidiaries for the years ended on each of December 31, 2008, 2007 and 2006; and (iv) the audited carve out statements of invested equity of the Companies and their Subsidiaries for the years ended on each of December 31, 2008, 2007 and 2006, in each case attached as Exhibit B.

“FSA” means the United Kingdom Financial Services Authority.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“German Pension Cash” shall have the meaning set forth in Section 5.12(h)(i).

“German Pension Liability” shall mean any Liability of the Companies or their Subsidiaries to the extent resulting from or attributable to any company pension promise granted by Sellers or any of their Affiliates (including the Companies or their Subsidiaries) to Mr. Frank Keldenich, his wife, Doris Keldenich and/or their heirs as of the Closing Date, including the direct pension commitment from SGR Germany to Frank Keldenich and his wife, Doris Keldenich, set forth in the letter dated September 9, 1991 as amended on December 7, 1993.

“German Pension Liability Insurance Product” shall have the meaning set forth in Section 5.12(h)(i).

“Global Policies” shall have the meaning set forth in Section 3.15(a).

“Governing Documents” means the charter or other fundamental organizational documents by which any Person (other than an individual) establishes its legal existence or which by applicable Law govern its internal affairs, and:  (i) in respect of a corporation or company, shall mean its certificate or articles of incorporation or association and/or its memorandum and articles of association or by-laws; (ii) in respect of a partnership, shall mean its certificate of partnership and its partnership agreement; (iii) in respect of a limited liability company, shall mean its certificate of formation and operating or limited liability company agreement; and (iv) in respect of any other legal entity, shall mean such entity’s fundamental organizational documents, substantially equivalent to the foregoing, under applicable Law.

“Government-Sponsored Entity” means (i) any Person (or any Affiliate thereof) that owns, offers or operates any gaming or wagering business or activity (x) where such Person (or Affiliate) is owned, controlled, sponsored or operated by a Governmental Entity or (y) pursuant to an exclusive franchise or similar authority from a Governmental Entity; (ii) any Person (or any Affiliate thereof) of the type described in (i) (x) or (y) which is after the date of this Agreement privatized, sub-divided or spun off in whole or in part.

“Governmental Approvals” shall mean filings or registrations with, notifications to, or authorizations, licenses, permits, consents or approvals of, a Governmental Entity.

“Governmental Entity” means any European Union, foreign, federal, national, state, county, local, municipal or other government, regulatory or administrative authority, or any agency, board, commission, court, tribunal, arbitral body with competent jurisdiction, instrumentality, ministry or department thereof, or any national securities exchange.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, decision, ruling, verdict or award entered, issued, made or rendered by or with any Governmental Entity.

“Guarantees” means, collectively, indemnities, performance bonds, surety bonds, performance guaranties, payment guaranties, other guaranty obligations, keep-wells, net worth maintenance agreements, reimbursement obligations, letters of comfort and any other similar arrangements.

“Hazardous Substance” shall have the meaning set forth in Section 3.10(f).

“Identified Employees” means all individuals listed, with their respective employers, in Section 1.1(b) of the Seller Disclosure Schedule, together with individuals who are hired by any of the Companies or their Subsidiaries after the date hereof and prior to the Closing in accordance with Section 5.1.

“Incidents Schedule” shall have the meaning set forth in Section 5.6(B).

“Indebtedness” means (i) any indebtedness of any of the Companies or their Subsidiaries for borrowed money, including any such indebtedness evidenced by any note, bond, letter of credit (to the extent of any amounts drawn thereunder by the beneficiary thereof as of Closing or any finance or reimbursement charges that are payable with respect to such drawn amounts), debenture, mortgage or similar debt instrument; (ii) any bank overdraft, bankers’ acceptance note, purchase facility or other similar facility, to the extent of any amounts drawn thereunder; and (iii) all Guarantees of any of the Companies or their Subsidiaries with respect to any indebtedness for borrowed money; provided that, for the avoidance of doubt, accounts payable and trade payables (so long as such payables have not, by reason of default or late payment, ceased to be treated as Current Liabilities for purposes of Section 2.4), capital leases, surety or performance bonds, undrawn letters of credit, Letters of Credit, Company Guarantees (other than Guarantees of any of the Companies or their Subsidiaries with respect to the indebtedness for borrowed money of any other Person) and Seller Guarantees shall not be deemed to be “Indebtedness” hereunder.  The term “Indebtedness” shall include the amount required to retire such “Indebtedness” on the date in question and includes all principal, interest or VAT accrued but unpaid, fees, expenses, prepayment penalties and other similar obligations owed in respect of any outstanding “Indebtedness”.

“Indemnified Party” shall have the meaning set forth in Section 8.4(a).

“Indemnifying Party” shall have the meaning set forth in Section 8.4(a).

“Independent Accounting Firm” means KPMG, or if such firm is not available or is unwilling to serve, then a mutually acceptable expert in public accounting upon which Purchasers and SGC mutually agree.

“Initial Cash Purchase Price” shall have the meaning set forth in Section 2.1(b).

“Insurance Policies” shall have the meaning set forth in Section 3.15(a).

“Intellectual Property” means all (i) Patents; (ii) Trademarks; (iii) Copyrights; (iv) Trade Secrets; (v) Software; and (vi) Domain Names.

“Interests” shall have the meaning set forth in the recitals to this Agreement.

“Investors’ Agreement” means the investors agreement by and between SGC and Sportech, the agreed form of which is attached as Exhibit C.

“Irish Asset Transfer” means the transfer of certain assets and liabilities of Scientific Games Worldwide Limited to SGRL pursuant to the Irish Asset Transfer Agreement.

“Irish Asset Transfer Agreement” means the Agreement for the purchase of the racing business and related assets of Scientific Games Worldwide Limited, dated as of July 10, 2009, between Scientific Games Worldwide Limited and SGRL.

“Irish Asset Transfer Liability” means any Liability to the extent resulting from or attributable to effecting the Irish Asset Transfer.

“Irish Withholding Tax Letter” means either a certificate of the kind described in Section 980 of the Irish Taxes Consolidation Act 1997 or a letter from the auditors of SGRL (prior to the resignation referred to in Section 2.3(b)(ix)) confirming that none is required.

“Knowledge of Sellers” (or similar phrases) means the actual knowledge of Lorne Weil, and the actual knowledge, following reasonable inquiry of their direct reports (if any) who would reasonably be expected to have actual knowledge of the relevant matters, of Brooks Pierce, Andrew Gaughan, David Haslett, Mark Goldberg, James Birney, Jeffrey Lipkin, Ira Raphaelson, Jack Sarno, Greg Cline and Louis Skelton.

“Knowledge of Sportech” (or similar phrases) means the actual knowledge, following reasonable inquiry of their direct reports (if any) who would reasonably be expected to have actual knowledge of the relevant matters, of Ian Penrose, Steve Cunliffe, Mickey Kalifa and Richard Boardley.

“Labor Laws” shall have the meaning set forth in Section 3.12(a).

“Law” means any European Union, federal, national, state, municipal or local statute, law, code, rule, regulation, ordinance, constitution, treaty, order (whether executive, legislative, judicial or otherwise) or other requirement or rule of law (including common law) or other pronouncement of any Governmental Entity having the effect of law.

“Leased Real Property” shall have the meaning set forth in Section 3.16(b).

“Letters of Credit” means, collectively, all letters of credit issued in connection with the Business for which any of Sellers or their Affiliates (other than any of the Companies or their Subsidiaries) is an applicant and which are indentified at Section 5.8(a) of the Seller Disclosure Schedule.

“Liabilities” means liabilities or obligations of any kind whatsoever, whether accrued, contingent, absolute, determinable or otherwise.

“Losses” shall have the meaning set forth in Section 8.2(a).

“Lottery” means any Person (or Affiliate thereof) that owns, sponsors, licenses or operates a lottery of any nature (including any lottery owned, sponsored, licensed or operated by a Governmental Entity or by a private or charitable Person).

“Lottery / Government Sponsored Entity” means a Lottery or Government Sponsored Entity other than a Person that operates any (i) venues primarily for wagering on horse racing, greyhound racing or jai alai matches, or (ii) off track betting facilities primarily for horse racing, greyhound racing or jai alai matches or (iii) dedicated bookmaking shops (but, in the case of (iii), any such Person that is licensed to operate and operates a lottery (and not merely lottery games) or which has been granted or has a government monopoly for sports wagering in any country (other than UK Tote) shall be a “Lottery / Government Sponsored Entity” for purposes hereof).

“Lottery System Business” means the business of (A) offering, developing, selling, providing and/or licensing of physical instant win lottery tickets and/or systems for validation of physical instant win lottery tickets and/or (B) operating, offering, developing, selling, providing, licensing, maintaining and/or supporting networks of computerized systems for venue-based operation of (i) lotteries, (ii) lotto and other lottery draw games (excluding for the avoidance of doubt bingo), (iii) instant lottery games (i.e., pre-determined/drawn winning combinations) and (iv) rapid-draw monitor games including keno (but in the case of (iv) only to the extent provided to a Lottery / Government Sponsored Entity), including with respect to the foregoing, functions of substantially the following type:  (a) calculation of the pool; (b) registration of tickets and wagers; (c) identification and validation of winning tickets; (d) calculation of amounts payable to winning participants; (e) tracking and recordation of winning tickets and redemptions, (f) accepting and recording of wagers through point of sale devices; and (g) the posting of the winning combinations and amounts payable to winning participants to various media such as television; provided, however, that Lottery System Business shall not include:  (i) any business for charity-based or society-based lotteries in the UK or Mauritius; (ii) any business in any of India, Pakistan, Bangladesh or Sri Lanka; and/or (iii) any business of the Companies and their Subsidiaries for Loteria Electronica Internacional Dominica S.A. or any of its controlled Affiliates (subject to the restrictions in the Software License Agreement) or, for rapid draw monitor games, Corporacion Interamericana de Entreteminiento Administradora Mexicana de Hipodromo, SA de CV or any of its controlled Affiliates.

“LSE” means the London Stock Exchange plc.

“Maine Approval” shall have the meaning set forth in Section 5.5(e).

“Maine Notice” shall have the meaning set forth in Section 5.5(e).

“Material Company Contracts” shall have the meaning set forth in Section 3.14(a).

“Measurement Period” shall have the meaning set forth in Section 2.6(c).

“Multiemployer Pension Plan” shall have the meaning set forth in Section 3.13(b).

“Netherlands License” means the license dated June 19, 2008 granted by the Ministry of Justice of the Netherlands to SGR BV to operate as the exclusive licensed operator for all pari-mutuel wagering in the Netherlands.

“Net Working Capital” means (i) Current Assets minus (ii) Current Liabilities.

“New 401(k) Plan” shall have the meaning set forth in Section 5.12(a).

“Newco 1” shall have the meaning set forth in the first paragraph of this Agreement.

“Newco 2” shall have the meaning set forth in the first paragraph of this Agreement.

“NY Liability” means any Liability to the extent resulting from or attributable to the events forming the basis of the claims in the litigation identified in Section 1.1(e) of the Seller Disclosure Schedule.

“Organic Target Contingent Consideration” shall have the meaning set forth in Section 2.6(a).

“Organic Target Contingent Consideration Condition” shall have the meaning set forth in Section 2.6(a).

“Outside Date” shall have the meaning set forth in Section 7.1(b).

“Owned Real Property” shall have the meaning set forth in Section 3.16(a).

“Patents” means all patents and patent applications, including divisions, continuations, continuations-in-part, reissues, reexaminations, and any extensions thereof as well as registrations and certificates as each of the foregoing may exist anywhere in the world.

“Patent License Agreement” means the patent license agreement by and among SGI, SGH and SGR, the agreed form of which is attached as Exhibit K.

“PZ Liability” means any Liability to the extent resulting from or attributable to the litigation identified in Section 1.1(f) of the Seller Disclosure Schedule.

“Payment Date” shall have the meaning set forth in Section 2.1(d).

“Permits” shall have the meaning set forth in Section 3.9(b).

“Permitted Encumbrances” means: (i) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, construction and similar statutory liens arising or incurred in the ordinary course of business for amounts not yet due and payable and that arose in the ordinary course of business; (ii) Encumbrances for Taxes or other similar governmental charges that either (A) are not yet due and payable; or (B) are being contested in good faith by appropriate proceedings; (iii) in the case of Real Property, matters referenced in abstracts of title or policies of title insurance with respect to such Real Property made available to Purchasers prior to the date hereof, or matters of record or registered Encumbrances that would be identified in customary record searches through and including January 4, 2010; (iv) requirements and restrictions of zoning, building and land use and similar applicable Laws, Governmental Orders or restrictions imposed by Governmental Entities having jurisdiction over the Real Property which are not violated in any material respect by the current use and operation thereof; (v) statutory Encumbrances of landlords with respect to Leased Real Property for amounts not yet due and payable, are being contested in good faith by appropriate proceedings or may thereafter be paid without penalty; (vi) Encumbrances arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business provided that there is no default under the sale or lease document that would enable the seller or lessor to retain the property or assets which are the subject of the sale or lease, and (vii) defects irregularities or imperfections of title and other Encumbrances, but only to the extent that with respect to each of clauses (i) through (vii) above, such Encumbrances do not or would not reasonably be expected to, individually or in aggregate, materially detract from or impair the continued use and operation of the asset or property to which they relate in the conduct of the Business in the ordinary course consistent with past practice or, with respect to (vii), materially impair the marketability of such asset or property.

“Person” means an association, a corporation, an individual, a partnership, a limited liability company, an unlimited liability company, a trust or any other entity or organization of any kind, including a Governmental Entity.

“Placing Agreement” shall have the meaning set forth in Section 4.6.

“Placing Shares” means 58,415,520 ordinary shares, par value £0.50 per share, of Sportech to be issued pursuant to the Placing Agreement.

“Plans” shall have the meaning set forth in Section 3.13(a).

“Pools” means wagering involving participants making a pari-mutuel wager based on the outcome of a soccer or cricket event, the outcome of which entitles certain participants to be paid a proportion of the wagers.

“Pools Business” means the business of (i) operating, offering, selling, providing or supplying Pools games to consumers and/or (ii) offering, developing, selling, providing, licensing, maintaining, supporting or supplying pari-mutuel wagering technology or software for the operation of Pools games.

“Post-Closing Tax Period” means a taxable period beginning after the Closing Date and the portion of a Straddle Period that begins after the Closing Date.

“Pre-Closing Statement” shall have the meaning set forth in Section 2.4(a).

“Pre-Closing Tax Period” means a taxable period ending on or before the Closing Date and the portion of a Straddle Period that ends on the Closing Date.

“Preliminary Cash Amount” shall have the meaning set forth in Section 2.4(c)(i).

“Preliminary Net Working Capital” shall have the meaning set forth in Section 2.4(c)(ii).

“Preliminary Relevant Capital Expenditure” shall have the meaning set forth in Section 2.4(c)(iii).

“Preliminary Statement” shall have the meaning set forth in Section 2.4(c).

“Primary Policies” shall have the meaning set forth in Section 3.15(a).

“Pro Forma Business” shall have the meaning set forth in Section 2.6(c).

“Pro Forma LTM EBITDA” shall have the meaning set forth in Section 2.6(c).

“Publicly Available Software” means any Software that requires as a condition of use, modification and/or distribution of such Software that such Software or other Software incorporated into, derived from or distributed with such Software (a) be disclosed or distributed in source code form, (b) be licensed for the purpose of making derivative works, or (c) be redistributable at no charge.  “Publicly Available Software” includes software licensed or distributed under GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL).

“Purchase Price” shall have the meaning set forth in Section 2.1(b).

“Purchaser” or “Purchasers” shall have the meaning set forth in the first paragraph of this Agreement.

“Purchaser Base Claim” shall have the meaning set forth in Section 8.2(b).

“Purchaser Claim” shall have the meaning set forth in Section 8.2(b).

“Purchaser Contract” means any Contract to which any Purchaser is a party or by which any of the assets or properties of any Purchaser is bound.

“Purchaser Disclosure Schedule” shall mean the disclosure schedule of the Purchasers referred to in, and delivered pursuant to, this Agreement.

“Purchaser Employee Liability” means any Liability solely to the extent attributable to or resulting from the termination of any employees, including any Identified Employee’s, employment with the Companies or their Subsidiaries from and after the Closing.

“Purchaser Governmental Approvals” shall mean all Governmental Approvals required to be obtained or made by any of the Purchasers or their Affiliates (or any of their Representatives) in connection with the execution, delivery or performance of this Agreement or the Ancillary Agreements by Purchasers or the consummation by Purchasers of the transactions contemplated hereby or thereby, other than Required Governmental Approvals.

“Purchaser Indemnified Party” or “Purchaser Indemnified Parties” shall have the meaning set forth in Section 8.2(a).

“Purchasers Fundamental Representations” shall have the meaning set forth in Section 8.1(a).

“Purchasers Material Adverse Effect” means any change, event, occurrence, effect or circumstance that has a material adverse effect on the business, assets, liabilities, or results of operations or condition (financial or otherwise) of Sportech and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute a Purchasers Material Adverse Effect, nor shall any of the following be taken into account in determining whether a Purchasers Material Adverse Effect has occurred or would result:  (i) general economic conditions (including financial, banking, currency, commodity and capital markets) in any of the countries in which any of Sportech and its Subsidiaries operate, except to the extent such changes or developments affect Sportech and its Subsidiaries taken as a whole in a materially disproportionate manner compared to other industry participants that engage in pari-mutuel betting and gaming, football pools, retail football gaming, online football gaming or outsourcing of online gaming software and supply; (ii) conditions or trends generally affecting the industries in which any of Sportech or its Subsidiaries operate, including changes, developments or trends in the international, national, state or local gaming or pari-mutuel wagering industries, except to the extent such changes, developments or trends affect Sportech or its Subsidiaries, taken as a whole, in a materially disproportionate manner compared to other industry participants that engage in pari-mutuel betting and gaming, football pools, retail football gaming, online football gaming or outsourcing of online gaming software and supply; (iii) changes in Law; (iv) changes in GAAP (or applicable international accounting principles); (v) any actions taken or not taken by Sellers, breaches of this Agreement by Sellers, or actions taken or not taken at the written request of or with the express written consent of SGC; (vi) the commencement or material worsening of a war or armed hostilities or other national or international calamity involving the U.K. or any other country in which Sportech or its Subsidiaries operate, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the U.K. (or such other country), or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.K. (or such other country); (vii) acts of God, natural disasters, hurricanes or other weather conditions; (viii) any announcement of this Agreement and the transactions contemplated hereby; or (ix) any matter disclosed in the Purchaser Disclosure Schedule.

“Purchasers Permits” shall have the meaning set forth in Section 4.12(b).

“QP Liability” means any Liability to the extent resulting from or attributable to any defect identified in Part A of Section 1.1(c) of the Seller Disclosure Schedule, including all private party litigation, which includes the case identified in Part B of Section 1.1(c) of the Seller Disclosure Schedule, and all regulatory action, proceedings, inquiries or investigations by any Governmental Entities, to the extent resulting from or attributable to any such defect.

“Quarter” shall mean the three-month period ending on any Quarter End Date;

“Quarter End Date” means the last day of each fiscal quarter ending on or around March 31, June 30, September 30 and December 31 in each calendar year.

“Real Property” shall have the meaning set forth in Section 3.16(d).

“Reference Net Working Capital” means $3,775,000.00.

“Reference Capital Expenditure” means an amount in dollars equal to (a) $4,695,000, multiplied by (b) X/365, where X is the number of calendar days from (but excluding) the date hereof until (and including) the Closing Date.

“Refund” shall have the meaning set forth in Section 5.10(i).

“Regulations” means the treasury regulations (including temporary regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

“Relevant Business” shall have the meaning set forth in Section 5.17(a).

“Relevant US Business Acquisition” shall have the meaning set forth in Section 2.6(b).

“Relevant Capital Expenditure” means such amounts expended by or on behalf of the Companies and their Subsidiaries prior to the Closing Date in respect of capital expenditure for the exclusive benefit of the Companies and their Subsidiaries which are either (i) contemplated by the most recent annual capital expenditure budget of the Companies and their Subsidiaries provided to the Purchasers prior to the date hereof; or (ii) expressly approved in writing by Sportech.

“Relevant Letter of Credit” means a Letter of Credit which (i) is listed in Section 5.8(a) of the Seller Disclosure Schedule; (ii) is not material; or (iii) is in support of any obligation pursuant to any Contract or Permit contained in the Electronic Data Room.

“Relevant Seller Guarantee” means a Seller Guarantee which (i) is listed in Section 5.8(b) of the Seller Disclosure Schedule; (ii) is not material; or (iii) is in support of any obligation pursuant to any Contract or Permit contained in the Electronic Data Room.

“Representatives” means, with respect to a Person, such Person’s Affiliates and any of such Person’s or such Person’s Affiliates’ respective stockholders, members, managers, partners, officers, directors, employees, agents, attorneys, accountants, consultants, financial advisors or other representatives.

“Required Governmental Approvals” shall have the meaning set forth in Section 5.5(a).

“Restricted Period” shall have the meaning set forth in Section 5.12(b).

“Right of First Offer Agreement” means the agreement by and between SGC and Sportech, the agreed form of which is attached as Exhibit D.

“Roberts” means Roberts Communications Network LLC.

“Roberts Agreement” means the Amended and Restated Limited Liability Company Agreement of Roberts Communications Network, LLC made, entered into and effective as of February 28, 2007 by and between SGR and Roberts Investment Company, Inc.

“Roberts Liability” means any Liability to the extent resulting from or attributable to (i) the ownership by SGR of any interest in Roberts; (ii) the transfer by SGR of any interest in Roberts and any agreement with respect to the same; and (iii) any Company or any Subsidiary of any Company having been a party to the Roberts Agreement or any other agreement entered into in connection with the Roberts Agreement (except, in each case, to the extent that it might agree to acquire and acquire an interest in Roberts after the Closing).

“SEC” shall have the meaning set forth in Section 5.4(b).

“Section 409A” shall have the meaning set forth in Section 3.13(n).

“Seller” or “Sellers” shall have the meaning set forth in the first paragraph of this Agreement.

“Seller Base Claim” shall have the meaning set forth in Section 8.3(b).

“Seller Bonus” or “Seller Bonuses” shall have the meaning set forth in Section 5.12(f).

“Seller Claim” shall have the meaning set forth in Section 8.3(b).

“Seller Disclosure Schedule” shall mean the disclosure schedule of Sellers referred to in, and delivered pursuant to, this Agreement.

“Seller Governmental Approvals” shall mean all Governmental Approvals required to be obtained or made by any of Sellers, the Companies or the Subsidiaries of the Companies (or any of their Affiliates or Representatives) in connection with the execution, delivery or performance of this Agreement or the Ancillary Agreements by the applicable Sellers or the consummation by the applicable Sellers of the transactions contemplated hereby or thereby, other than Required Governmental Approvals or Purchaser Governmental Approvals.

“Seller Guarantee” means, collectively, the Guarantees to which any of Sellers or their Affiliates (other than any of the Companies or their Subsidiaries) is a party or by which any of them are bound in favor of, or for the benefit of, any of the Companies or any of their Subsidiaries or the Business (other than the Letters of Credit), including those identified at Section 5.8(b) of the Seller Disclosure Schedule.

“Seller Indemnified Party” or “Seller Indemnified Parties” shall have the meaning set forth in Section 8.3(a).

“Seller Marks” shall have the meaning set forth in Section 5.9(b).

“Seller Provided Information” shall have the meaning set forth in Section 3.27.

“Sellers Fundamental Representations” shall have the meaning set forth in Section 8.1(a).

“SG Racing” shall have the meaning set forth in the first paragraph of this Agreement.

“SG Racing Transfer” shall have the meaning set forth in Section 5.19.

“SG Turkey” shall have the meaning set forth in the recitals to this Agreement.

“SG Turkey Minority Interest” shall mean one share in SG Turkey.

“SG Turkey Shares” shall have the meaning set forth in the recitals to this Agreement.

“SGC” shall have the meaning set forth in the first paragraph of this Agreement.

“SGC 401(k) Plan” shall have the meaning set forth in Section 5.12(a).

“SGC Financial Disclosure” shall have the meaning set forth in Section 5.4(b).

“SGG” shall have the meaning set forth in the first paragraph of this Agreement.

“SGH” shall have the meaning set forth in the first paragraph of this Agreement.

“SGI” shall have the meaning set forth in the first paragraph of this Agreement.

“SGL” shall have the meaning set forth in the first paragraph of this Agreement.

“SGR” shall have the meaning set forth in the first paragraph of this Agreement.

“SGR Assignment of Interest Agreement” means the agreement by and between SGI and a Purchaser assigning SGI’s ownership of the SGR Interests to such Purchaser, the substantially agreed form of which is attached as Exhibit E.

“SGR BV” shall have the meaning set forth in the recitals to this Agreement.

“SGR BV Interests” shall have the meaning set forth in the recitals to this Agreement.

“SGR BV Notarial Deed” means the notarial deed to be notarized by a Dutch notary public with regard to the transfer of the SGR BV Interests in accordance with the terms of this Agreement.

“SGR Competing Business” shall have the meaning set forth in Section 5.16(a).

“SGR Germany” means a German Subsidiary of AE of which AE holds 100% of the shares.

“SGR Interests” shall have the meaning set forth in the recitals to this Agreement.

“SGR Interests Allocation Schedule” shall have the meaning set forth in Section 5.10(e).

“SGRL” shall have the meaning set forth in the recitals to this Agreement.

“SGRL Interests” shall have the meaning set forth in the recitals to this Agreement.

“SGR SAS” shall have the meaning set forth in the recitals to this Agreement.

“SGR SAS Interests” shall have the meaning set forth in the recitals to this Agreement.

“SGWS” shall have the meaning set forth in the recitals to this Agreement.

“SGWS Interests” shall have the meaning set forth in the recitals to this Agreement.

“Shoreline Earnout Liability” means any obligation for payment, if, as and when due, of deferred consideration payments under the Asset Purchase Agreement by and between AEI and Shoreline Star Greyhound Park and Entertainment Complex, LLC (dba Shoreline Star) dated April 5, 2006 pursuant to either (i) Section 2.3(b) or (ii) Section 2.3(c) (but only to the extent such payments are based on Handle levels (as applied for purposes of such Section 2.3(c)) which are not in excess of Handle levels for 2009, as adjusted in accordance with such Agreement) of such Agreement, and excluding, for the avoidance of doubt, payments pursuant to any other section of such Agreement.

“Software” means computer code, programs, software, firmware, programming tools, subroutines, libraries, emulators, objects, databases, modules, algorithms, and utilities, in each case, in all forms whether in source code, interpreted code or object code form (including system and terminal software programs), and any documentation or manuals related to the same as each of the foregoing may exist anywhere in the world other than “off-the-shelf” computer software programs that are commercially available.

“Software Assets” shall have the meaning set forth in Section 2.2.

“Software License Agreement” means the software license agreement by and among Sportech, SGC and SGR, the agreed form of which is attached as Exhibit L.

“Special Indemnification Claim” means any claim by any Purchaser Indemnified Party under either of Sections 8.2(a)(vii) or (ix).

“Sportech” shall have the meaning set forth in the first paragraph of this Agreement.

“Sportech Audited Financial Statements” shall have the meaning set forth in Section 4.10(b).

“Sportech Equity Offering” shall mean the placing and open offer commenced by Sportech on January 27, 2010.

“Sportech Financial Statements” shall have the meaning set forth in Section 4.10(b).

“Sportech Reports” shall have the meaning set forth in Section 4.10(a).

“Sportech Shareholders Meeting” shall have the meaning set forth in Section 5.11(b).

“Sportech Shares” means the ordinary shares, par value £0.50 per share, of Sportech to be issued to SGC pursuant to Section 2.1.

“Sportech Unaudited Financial Statements” shall have the meaning set forth in Section 4.10(b).

“Sportech Voting Agreements” shall have the meaning set forth in the recitals to this Agreement.

“Sportech Voting Proposal” shall have the meaning set forth in Section 5.11(b).

“Straddle Period” means a taxable period that begins before and ends after the Closing Date.

“Subsidiary” of any Person means, on any date, any Person (i) the accounts of which would be consolidated with and into those of the applicable Person in such

Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date; or (ii) of which securities or other ownership interests representing more than fifty (50) percent of the equity or more than fifty (50) percent of the ordinary voting power or, in the case of a partnership, more than fifty (50) percent of the general partnership interests or more than fifty (50) percent of the profits or losses of which are, as of such date, owned, controlled or held by the applicable Person or one or more subsidiaries of such Person, provided, however that for the purposes of this Agreement SG Racing shall not be deemed to be a Subsidiary of SGR.

“Supply Agreement” means the supply agreement by and between SGC and Sportech, the agreed form of which is attached as Exhibit F.

“Support Services” shall have the meaning set forth in Section 5.9(a).

“Survival Period” shall have the meaning set forth in Section 8.1(d).

“Surviving Policies” shall have the meaning set forth in Section 5.6.

“Tangible Personal Property” shall have the meaning set forth in Section 3.18(a).

“Tax” means any foreign, federal, provincial, state, county or local income, sales and use, value added, goods and services, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance, wagering or withholding tax or other tax, duty, fee, assessment or charge, and any statutorily imposed pension plan contributions, employment insurance and unemployment insurance payments, imposed by any taxing authority or Governmental Entity, and any interest, penalties or fines related thereto.

“Tax Group” means any group of companies that files or has filed a combined, consolidated, joint or similar Tax Return in any relevant jurisdiction.

“Tax Return” means any return, report, declaration, information return or other document required to be filed with any taxing authority or Governmental Entity with respect to Taxes, including any amendments thereof.

“Terminating Contracts” shall have the meaning set forth in Section 5.7(b).

“Third Contingent Consideration Year” shall have the meaning set forth in Section 2.6(c).

“Third Party Consents” shall have the meaning set forth in Section 3.3.

“Title IV Plan” shall have the meaning set forth in Section 3.13(a).

“Tote System Business” means the business of operating, offering, developing, selling, providing, licensing, maintaining and/or supporting computerized totalisator systems that perform the host function for pari-mutuel account and cash based wagering on horse racing, greyhound racing or jai alai matches, including with respect to the foregoing, functions of substantially the following type: (a) calculation of the betting pool; (b) calculation of the odds; (c) identification of winning participants; (d) calculation of the amounts payable to winning participants; (e) accepting and recording of wagers through point of sale devices; and (f) the posting of the odds and the amounts payable to winning participants to various media such as field boards and televisions.

“Trade Secrets” means all confidential or proprietary trade secrets, formulas, methods, processes, techniques, know-how and compilations of information used in a business that confer a competitive advantage over those in similar businesses who or which do not possess such confidential or proprietary trade secrets, formulas, methods, processes, techniques, know-how and compilations of information as each of the foregoing may exist anywhere in the world.

“Trademarks” means all trademarks (including service marks), whether or not registered, trade names, logos, business names and Internet domain names, as each of the foregoing may exist anywhere in the world, together with the goodwill associated with any of the foregoing, and all registrations and applications for registration of the foregoing.

“Transfer Document” means the AE Share Notarial Deed and the SGR BV Notarial Deed and such other written assignment, agreement, written instrument of transfer, stock transfer form, stock power, notarial deed or endorsement as required under the Laws of the relevant jurisdiction in which each Company is incorporated, formed, registered or otherwise exists to validly transfer the Interests to the Purchasers in accordance with the terms of this Agreement.

“Transfer Taxes” means any sales, use, goods and services, harmonized sales, stock transfer, real property transfer, real property gains, transfer, stamp, registration, documentary, recording or similar duties or taxes together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred in connection with the transactions contemplated hereby.

“Transition Services Agreement” means the transition services agreement by and between SGC (or an Affiliate thereof, as the case may be) and Sportech, the agreed form of which is attached as Exhibit G.

“UKLA” shall have the meaning set forth in Section 4.10(a).

“VAT” means any value added tax or any similar sales or turnover tax.

“WARN Act” shall have the meaning set forth in Section 3.12(d).

ARTICLE II.

PURCHASE AND SALE OF INTERESTS AND SOFTWARE ASSETS

Section 2.1            Purchase and Sale of Interests.

(a)           Upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions set forth in Article VI, at the Closing and in the sequential order set out below:

(i)            Newco 2, or a Purchaser duly designated in accordance with Section 2.5, shall purchase, acquire and accept from SGC, and SGC shall sell, transfer, assign and deliver to such Purchaser, the AEI Shares and the API Shares, free and clear of all Encumbrances and together with all Ancillary Rights related thereto;

(ii)           Newco 1, or a Purchaser duly designated in accordance with Section 2.5, shall purchase, acquire and accept from SGR, and SGR shall sell, transfer, assign and deliver to such Purchaser, the SG Turkey Shares, free and clear of all Encumbrances and together with all Ancillary Rights related thereto;

(iii)          Newco 2, or a Purchaser duly designated in accordance with Section 2.5, shall purchase, acquire and accept from SGI, and SGI shall sell, transfer, assign and deliver to such Purchaser, the SGR Interests, free and clear of all Encumbrances and together with all Ancillary Rights related thereto;

(iv)          Newco 2, or a Purchaser duly designated in accordance with Section 2.5, shall purchase, acquire and accept from SG Racing, and SG Racing shall sell, transfer, assign and deliver to such Purchaser, the ATC Shares, free and clear of all Encumbrances and together with all Ancillary Rights related thereto;

(v)           Newco 1, or a Purchaser duly designated in accordance with Section 2.5, shall acquire and accept from SGG, and SGG shall transfer and assign to such Purchaser, the AE Share, free and clear of all Encumbrances and together with all Ancillary Rights related thereto;

(vi)          Newco 1, or a Purchaser duly designated in accordance with Section 2.5, shall purchase, acquire and accept from SGL, and SGL shall sell, transfer, assign and deliver to such Purchaser, the SGR SAS Interests, with full title (“en pleine propriété”), free and clear of all Encumbrances and together with all Ancillary Rights related thereto;

(vii)         Newco 1, or a Purchaser duly designated in accordance with Section 2.5, shall purchase, acquire and accept from SGL, and

SGL shall sell, transfer, assign and deliver to such Purchaser, the SGR BV Interests, free and clear of all Encumbrances and together with all Ancillary Rights related thereto;

(viii)        Newco 1, or a Purchaser duly designated in accordance with Section 2.5, shall purchase, acquire and accept from SGH, and SGH shall sell, transfer, assign and deliver to such Purchaser, the SGRL Interests, free and clear of all Encumbrances and together with all Ancillary Rights related thereto; and

(ix)           Newco 2, or a Purchaser duly designated in accordance with Section 2.5, shall purchase, acquire and accept from SGH, and SGH shall sell, transfer, assign and deliver to such Purchaser the SGWS Interests, free and clear of all Encumbrances and together with all Ancillary Rights related thereto.

(b)           At the Closing, in consideration for the purchase of the Interests pursuant to Section 2.1(a), Sportech (on behalf of Purchasers) shall (i) pay to SGC (on behalf of Sellers) in cash the sum of (x) $32,888,319; and (y) the Estimated Cash Amount (together, the “Initial Cash Purchase Price”), plus or minus, as the case may be, the amount of the Estimated Closing Adjustment pursuant to Section 2.4(b) (the “Cash Closing Consideration”); and (ii) allot and issue to SGC (on behalf of Sellers) free and clear of all Encumbrances and together with all Ancillary Rights related thereto 39,742,179 Sportech Shares (the “Closing Share Consideration”), such Sportech Shares to be evidenced by one or more certificates registered in the name of SGC (or, subject to SGC’s compliance with applicable Law in connection therewith, upon notice from SGC no less than (5) Business Days prior to Closing, to be credited to a CREST account designated by SGC).  The Cash Closing Consideration is subject to adjustment following the Closing by the Final Closing Adjustment and, as so adjusted and together with such Sportech Shares, is referred to herein as the “Purchase Price.”  The Purchase Price shall be allocated among Sellers as agreed by Sellers and Purchasers as shown in Section 2.1(b) of the Seller Disclosure Schedule.  For U.S. federal income tax purposes, however, the parties agree to treat $697,878.44 of the Cash Closing Consideration as a loan from Sportech to SGC to be repaid with interest at a rate of 2.45% (the mid-term applicable federal rate for January 2010, assuming annual compounding) in five equal installments, as provided under Section 2.7 and to treat the amounts allocated to the AEI Shares in Section 2.1(b) of the Seller Disclosure Schedule as reduced by the same amount.

(c)           In addition to the Purchase Price payable to Sellers pursuant to Section 2.1(b):

(i)            Subject to Section 2.6(b), if and when the Organic Target Contingent Consideration Condition set forth in Section 2.6(a) is satisfied, Sportech (on behalf of Purchasers), as additional consideration for the purchase of the Interests, shall pay to SGC (on behalf of Sellers) in cash the amount of the Organic Target Contingent Consideration calculated in accordance with Section 2.6, such payment to be made within 45 days of such satisfaction; and

(ii)           If and when the Acquisition Target Contingent Consideration Condition set forth in Section 2.6(c) is satisfied, Sportech (on behalf of Purchasers), as additional consideration for the purchase of the Interests, shall pay to SGC (on behalf of Sellers) in cash the Acquisition Target Contingent Consideration calculated in accordance with Section 2.6, such payment to be made within 45 days of such satisfaction, except in the event that a Relevant US Business Acquisition is consummated during the Third Contingent Consideration Year, in which case such payment to be made within 45 days of the end of the twelve month period beginning on the first Quarter End Date following the date of the consummation of such Relevant US Business Acquisition.

In no event shall both the Organic Target Contingent Consideration and the Acquisition Target Contingent Consideration be payable, and either shall be treated as an adjustment to the Purchase Price for Tax purposes.

(d)           In addition to the Purchase Price payable to Sellers at Closing pursuant to Section 2.1(b) and thereafter to the extent provided therein pursuant to Section 2.1(c), as additional consideration for the purchase of the Interests, on September 30, 2013 (the “Payment Date”), Sportech (on behalf of Purchasers) shall pay to SGC (on behalf of Sellers) an amount in cash equal to the sum of (i) $10,000,000 plus (ii) the Additional Deferred Amount ((i) and (ii) together, being the “Deferred Consideration Amount”).  Payment of the Deferred Consideration Amount shall be made by wire transfer in immediately available funds to an account or accounts designated by SGC.  The Deferred Consideration Amount shall be treated as an adjustment to the Purchase Price for Tax purposes.  Sportech, each Purchaser and SGR shall be jointly and severally liable for timely payment in full of the Deferred Consideration Amount hereunder.

Section 2.2            Pre-Closing.

On the Closing Date, immediately prior to the Closing (the “Asset Sale Closing”), Sportech shall purchase, acquire and accept, and SGR shall sell, transfer and assign to Sportech, all of SGR’s right, title and interest in, to and under the Software listed on Annex I to Exhibit H (the “Software Assets”), and all the rights, remedies and claims of SGR arising after the Asset Sale Closing in respect of the Software Assets.  At the Asset Sale Closing (i) in consideration for the Software Assets, Sportech shall pay to SGR the amount as set out in Section 2.1(b) of the Seller Disclosure Schedule in respect of the Software Assets (the “Asset Purchase Price”), which shall be left outstanding as a debt payable on demand by Sportech to SGR; (ii) SGR shall deliver to Sportech a bill of sale substantially in the form set forth in Exhibit H in respect of the Software Assets duly executed by SGR (the “Asset Sale Closing Bill of Sale”); and (iii) Sportech shall deliver to SGR a counterpart of the Asset Sale Closing Bill of Sale.

Sportech and SGR hereby acknowledge and agree that SGR shall not demand payment of such debt until after Closing.  If the Closing shall not have occurred on the date of the Asset Sale Closing, Sportech shall sell, transfer and assign back to SGR the Software Assets, and all the rights, remedies and claims of Sportech arising after the Asset Sale Closing in respect of the Software Assets, in full satisfaction of the amount left outstanding between Sportech and SGR in respect thereof.  To ensure such timely sale, transfer and assignment back to SGR, at the Asset Sale Closing Sportech shall no later than three (3) Business Days prior to Closing deliver to SGR, in escrow, a bill of sale, in substantially the form of the Asset Sale Closing Bill of Sale, duly executed by Sportech, evidencing such potential sale back to SGR which shall be released from escrow if Closing shall not have occurred on the date of the Asset Sale Closing and which shall be returned to Sportech if Closing shall have so occurred, upon Closing.  Sportech shall grant to SGR an irrevocable, worldwide royalty-free license to make full use of the Software Assets (and Sportech shall not otherwise license or make use of such Software Assets) from the Asset Sale Closing which shall be perpetual until the Closing or, if the Closing shall not have occurred, until the Software Assets have been fully and effectively sold, transferred and assigned back to SGR.  Sportech shall indemnify and hold harmless Sellers and their Affiliates from and against any Loss suffered or incurred by Sellers or their Affiliates and resulting from or attributable to this Section 2.2 (including any failure to sell, transfer and assign the Software Assets back to SGR if the Closing shall not have occurred on the date of the Asset Sale Closing, or otherwise resulting from or attributable to the transfer of the Software Assets at the Asset Sale Closing (without regard to any Basket or Ceiling applicable to indemnification pursuant Article VIII)) but only to the extent such Loss is greater than any Loss that would have been suffered or incurred had such Software Assets been acquired by Purchasers indirectly as a consequence of the transfer of SGR Interests as contemplated hereunder.

Section 2.3            Closing.

(a)           The closing of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Kramer Levin Naftalis & Frankel LLP, located at 1177 Avenue of the Americas, New York, New York 10036 on the date falling three (3) Business Days after the satisfaction, or to the extent permitted, waiver of the conditions set forth in Article VI (other than conditions which by their nature are to be satisfied at Closing) (the “Closing Date”), unless another date and time is agreed to in writing by Purchasers and SGC.

(b)           At the Closing, SGC shall deliver, or cause to be delivered, to Purchasers (or, in the case of (vi), shall have had made available to Purchasers):

(i)            all certificates, if any, evidencing the Interests, duly endorsed for transfer and each Transfer Document sufficient or necessary to transfer the Interests to Purchasers free and clear of all Encumbrances with effect from the time of the Closing, the parties to this Agreement acknowledging and agreeing that this Agreement constitutes an agreement to sell and purchase the Interests described herein, but that the actual transfer of the Interests shall be effected by the relevant Transfer Document;

(ii)           the certificate referred to in Section 6.2(e);

(iii)          evidence, in form and substance reasonably satisfactory to the Purchasers, of the Third Party Consents listed in Section 6.2(h) of the Seller Disclosure Schedule;

(iv)          the evidence of payment, discharge and settlement referred to in Section 6.2(i);

(v)           the certificates referred to in Section 6.2(j);

(vi)          in respect of the Companies and their Subsidiaries, all Governing Documents, any corporate seal, share register or ledger and share certificate book (with any unissued share certificates) and all minute books and other statutory books or such equivalent items in the relevant jurisdiction as are kept by the Companies and their Subsidiaries;

(vii)         each of the Ancillary Agreements, duly executed by SGC (or an Affiliate thereof, as the case may be);

(viii)        duly signed resignations from those members of the board of directors, board of managers or similar governing bodies of each of the Companies and their Subsidiaries who have been identified by Purchasers to Sellers in writing as of the date hereof for such purpose, effective immediately upon the Closing;

(ix)           duly signed resignations from such auditors of each of the Companies and their Subsidiaries who have been identified by Purchasers to Sellers in writing as of the date hereof for such purpose, effective immediately upon the Closing, or evidence of notice of termination of such auditors effective immediately upon the Closing;

(x)            a certification, in form and substance reasonably satisfactory to Purchasers, on behalf of each Seller evidencing (A) the due authority of each Person who has executed this Agreement on behalf of such Seller; (B) the resolutions of the applicable governing body of such Seller authorizing the performance by such Seller of its obligations under this Agreement; and (C) where the sale and transfer of any Interest in any Company is required to be authorized by the shareholders, directors, members or managers of such Company, the resolutions so authorizing such sale and transfer; and

(xi)           the Incidents Schedule.

(c)           At the Closing, Sportech shall deliver, or cause to be delivered, to SGC (on behalf of itself and the other Sellers):

(i)            the Cash Closing Consideration, by wire transfer of immediately available funds to an account or accounts designated by SGC prior to Closing;

(ii)           certificates evidencing the Sportech Shares to be issued pursuant to Section 2.1 (or confirmation of credit thereof to a CREST account designated by SGC in accordance with such Section 2.1);

(iii)          the certificate referred to in Section 6.3(d);

(iv)          each of the Ancillary Agreements (where relevant) duly executed by Sportech (or an Affiliate thereof, as the case may be);

(v)           where relevant, a counterpart of each Transfer Document;

(vi)          a certification, in form and substance reasonably satisfactory to SGC, on behalf of each Purchaser evidencing (A) the due authority of each Person who has executed this Agreement on behalf such Purchaser; (B) the resolutions of the applicable governing body of such Purchaser authorizing the performance by such Purchaser of its obligations under this Agreement; and (C) the resolution of shareholders of Sportech authorizing the issuance of Sportech Shares to SGC as provided herein; and

(vii)         a valid Internal Revenue Service Form W-8BEN (with Part II completed), executed by Sportech.

(d)           After the Closing and prior to the registration of the transfer of the SGRL Interests from SGH in the name of a Purchaser, SGH shall co-operate in any manner reasonably required by Sportech for the convening and conduct of general meetings of SGRL, shall execute on a timely basis all proxy forms, appointment of representatives, documents of consent to short notice and other similar documents that Sportech may reasonably require (including executing at Closing any power of attorney that may be reasonably required) and shall act in all respects as the nominee and at the reasonable direction of Sportech in respect of the entire issued share capital of SGRL and all attached rights and interests.  Purchasers shall effect the registration of transfer of the SGRL Interests as promptly as practicable after the Closing.

Section 2.4            Initial Cash Purchase Price Adjustment.

(a)           No later than three (3) Business Days prior to the Closing Date, SGC shall prepare and deliver, or cause to be prepared and delivered, to Sportech a certificate of an officer of SGC (the “Pre-Closing Statement”) setting forth its good faith estimate of (i) the amount of cash and cash equivalents and short-term investments of the Companies and their Subsidiaries as of the Closing Date (before giving effect to the Closing, and excluding any cash amounts in the categories described in Part A of Section 2.4(a) of the Seller Disclosure Schedule) (the “Estimated Cash

Amount”); (ii) the Net Working Capital as of the Closing Date (before giving effect to the Closing) (the “Estimated Net Working Capital”); (iii) the combined balance sheet of the Companies and their Subsidiaries as of the Closing Date; and (iv) the Relevant Capital Expenditure from the date hereof through the Closing Date (the “Estimated Relevant Capital Expenditure”).  Such Pre-Closing Statement shall be prepared, as applicable, in a manner consistent with the calculation of the items set forth in Part B of Section 2.4(a) of the Seller Disclosure Schedule (but subject to the explanatory footnotes thereto).

(b)           The Initial Cash Purchase Price shall be (i) (A) increased, if the Estimated Net Working Capital exceeds the Reference Net Working Capital, by an amount equal to the amount of such excess; or (B) decreased, if the Reference Net Working Capital exceeds the Estimated Net Working Capital, by an amount equal to such excess, and (ii) (A) increased, if the Estimated Relevant Capital Expenditure exceeds the Reference Capital Expenditure; or (B) decreased, if the Reference Capital Expenditure exceeds the Estimated Relevant Capital Expenditure, by an amount equal to such excess (such aggregate net increase or decrease, as the case may be, being the “Estimated Closing Adjustment”).

(c)           Within forty (40) Business Days following the Closing Date, SGC shall prepare and deliver, or cause to be prepared and delivered, to Sportech the following (collectively, the “Preliminary Statement”):

(i)            a calculation of the amount of cash and cash equivalents and short-term investments of the Companies and their Subsidiaries as of the Closing Date (before giving effect to the Closing, and excluding any cash amounts in the categories described in Part A of Section 2.4(a) of the Seller Disclosure Schedule) (the “Preliminary Cash Amount”);

(ii)           a calculation of the Net Working Capital as of the Closing Date (before giving effect to the Closing) (the “Preliminary Net Working Capital”); and

(iii)          a calculation of the Relevant Capital Expenditure from the date hereof through the Closing Date (the “Preliminary Relevant Capital Expenditure”).

(d)           The Preliminary Statement shall be prepared, as applicable, in a manner consistent with the calculation of the items set forth in Part B of Section 2.4(a) of the Seller Disclosure Schedule (but subject to the explanatory footnotes thereto).

(e)           In connection with the preparation of the Preliminary Statement, SGC and its Representatives shall have reasonable access, during normal business hours and upon reasonable notice, to the books and records, finance personnel and any other information of Purchasers, the Companies and their Subsidiaries that SGC reasonably requests, and Purchasers shall, and shall cause their Representatives to, cooperate as may be reasonably requested with SGC and its Representatives in connection therewith.

(f)            Sportech shall have forty (40) Business Days following receipt of the Preliminary Statement to review the calculations of the Preliminary Cash Amount, the Preliminary Net Working Capital and the Preliminary Relevant Capital Expenditure, and to notify SGC in writing if it disputes the amount of the Preliminary Cash Amount, the Preliminary Net Working Capital or the Preliminary Relevant Capital Expenditure, set forth on the Preliminary Statement (the “Dispute Notice”), specifying the reasons therefor in reasonable detail.

(g)           In connection with Sportech’s review of the Preliminary Statement, to the extent reasonably required for the purposes thereof, Sportech and its Representatives shall have reasonable access, during normal business hours and upon reasonable notice, to all supporting work papers and schedules prepared by SGC or its Representatives (subject to customary indemnification and confidentiality agreements with respect to the supporting work papers of SGC’s independent accountants that may be requested by such independent accountants) in connection with its calculation of the Preliminary Cash Amount, the Preliminary Net Working Capital and the Preliminary Relevant Capital Expenditure, and to finance personnel of SGC and any other information which Sportech reasonably requests, and SGC shall cooperate with Sportech and its Representatives as they may reasonably request in connection therewith.

(h)           In the event that Sportech shall timely deliver a Dispute Notice to SGC, SGC and Sportech shall cooperate in good faith to resolve such dispute as promptly as practicable and, upon such resolution, if any, any adjustments to the Preliminary Cash Amount, the Preliminary Net Working Capital or the Preliminary Relevant Capital Expenditure, shall be made in accordance with the agreement of Sportech and SGC.  In connection with SGC’s review of the Dispute Notice, to the extent reasonably required for the purposes thereof, SGC and its Representatives shall have reasonable access, during normal business hours and upon reasonable notice, to all supporting work papers and schedules prepared by Sportech or its Representatives (subject to customary indemnification and confidentiality agreements with respect to the supporting work papers of Sportech’s independent accountants that may be requested by such independent accountants) in connection with Sportech’s preparation of the Dispute Notice and to finance personnel of Sportech and its Representatives and any other information which SGC reasonably requests, and Sportech shall cooperate as they may reasonably request with SGC and its Representatives in connection therewith.  If Sportech and SGC are unable to resolve any such dispute within ten (10) Business Days (or such longer period as Sportech and SGC shall mutually agree in writing) of Sportech’s delivery of such Dispute Notice, such dispute shall be resolved by the Independent Accounting Firm, and such determination shall be final and binding on the parties.  Any additional terms of reference of the Independent Accounting Firm shall be agreed in good faith between the parties at the time of appointment by Sportech and SGC.  Any expenses relating to the engagement of any Independent Accounting Firm in respect of its services pursuant to this Section 2.4(h) shall be paid (i) by SGC (on behalf of

Sellers) if the disputes set forth in the Dispute Notice are resolved in favor of Sportech; or (ii) by Sportech (on behalf of Purchasers) if the disputes set forth in the Dispute Notice are resolved in favor of SGC.  If the disputes set forth in the Dispute Notice are resolved part in favor of SGC and part in favor of Sportech, such expenses shall be shared by Sportech and SGC in proportion to the aggregate amount of disputes resolved in favor of SGC compared to the aggregate amount of disputes resolved in favor of Sportech, as shall be determined by the Independent Accounting Firm in good faith.  The Independent Accounting Firm shall be instructed to use reasonable best efforts to perform its services within thirty (30) days of submission of the dispute to it and, in any case, as promptly as practicable after such submission.  In making its determination, the Independent Accounting Firm shall act as expert and not arbitrator.  In resolving any disputed item, the Independent Accounting Firm shall consider only those items and amounts that are identified in the Dispute Notice that SGC and Sportech have not theretofore resolved, and may not assign a value to any such item greater than the highest value, or less than the lowest value, claimed for such item by either Sportech or SGC.  The Preliminary Cash Amount, the Preliminary Net Working Capital and the Preliminary Relevant Capital Expenditure, (i) if no Dispute Notice has been timely delivered by Sportech, as originally submitted by SGC; or (ii) if a Dispute Notice has been timely delivered by Sportech, as adjusted pursuant to the resolution of such dispute in accordance with this Section 2.4(h), shall be, respectively, the “Final Cash Amount”, the “Final Net Working Capital” and the “Final Relevant Capital Expenditure”.

(i)            The Cash Closing Consideration shall be adjusted as follows (the aggregate net of such increases or decreases, as the case may be, pursuant to Sections 2.4(i)(i), (ii) and (iii) below is referred to as the “Final Closing Adjustment”):

(i)            (A) increased, if the Final Cash Amount exceeds the Estimated Cash Amount, by the amount of such excess; or (B) decreased, if the Estimated Cash Amount exceeds the Final Cash Amount, by the amount of such excess;

(ii)           (A) increased, if the Final Net Working Capital exceeds the Estimated Net Working Capital, by the amount of such excess; or (B) decreased, if the Estimated Net Working Capital exceeds the Final Net Working Capital, by the amount of such excess; and

(iii)          (A) increased, if the Final Relevant Capital Expenditure exceeds the Estimated Relevant Capital Expenditure, by the amount of such excess; or (B) decreased, if the Estimated Relevant Capital Expenditure exceeds the Final Relevant Capital Expenditure, by the amount of such excess.

(j)            Sportech or SGC, as the case may be, shall, within five (5) Business Days after the determination of the Final Cash Amount, the Final Net Working Capital and the Final Relevant Capital Expenditure pursuant to this Section 2.4, make payment to the other by wire transfer in immediately available funds to an account or accounts designated by Sportech or SGC, as the case may be, of the amount payable by Sportech or SGC pursuant to Section 2.4(i), as the case may be, in an amount equal to the Final Closing Adjustment, together with interest thereon from the Closing Date to the date of payment at a floating rate equal to the U.S. dollar prime rate per annum, as quoted by JPMorgan Chase & Co., from time to time during such period (less any non-resident withholding Tax payable in respect of such interest).  Such interest shall be calculated based on a year of 365 days and the number of days elapsed from (but excluding) the Closing Date to (and including) the date of such payment.

Section 2.5            Designated Purchaser.

(a)           After the date of this Agreement but not less than five (5) Business Days prior to the Closing Date (or such longer period as may be required for compliance with applicable Law), Sportech may, upon prior written notice to SGC (a “Designation”), designate any Purchaser or one or more directly or indirectly wholly owned Subsidiaries of Sportech, whether or not existing as of the date hereof, as a “Designated Purchaser” hereunder (each such Person, a “Designated Purchaser”); provided, in each case, that Purchasers shall demonstrate to the reasonable satisfaction of SGC that (A) no such designation would affect or delay by more than three (3) Business Days any regulatory approval or third-party consent relating to the transactions contemplated by this Agreement, and (B) such designation would not adversely affect the consummation of the transactions contemplated by this Agreement, the performance of Purchasers’ obligations hereunder, or Sellers’ rights hereunder.  The Designation shall set forth as to each Designated Purchaser:  (i) the name of such Designated Purchaser; (ii) the jurisdiction of organization of such Designated Purchaser; (iii) the relevant Interest(s) of a Company (or Subsidiary of a Company) and/or Software Assets that such Designated Purchaser is intended to acquire at the Closing or Asset Sale Closing; and (iv) the portion of the Purchase Price allocable to such Interest(s) and/or Software Assets (which shall not be inconsistent with the allocation in Section 2.1(b) of the Seller Disclosure Schedule).  Pursuant to the Designation, each Designated Purchaser shall be considered as a “Purchaser” for purposes of this Agreement with respect to the acquisition of such Interest(s) and/or Software Assets (and any reference to “Purchasers” herein in connection therewith, including all representations and warranties and covenants which by their terms apply to Purchasers hereunder, shall be deemed to include reference to such Designated Purchaser), and such Designated Purchaser shall be assigned the rights and shall assume the obligations under this Agreement necessary for it or them to acquire the Interest(s) and/or Software Assets identified as to be acquired by it or them pursuant to such Designation and to perform all the obligations of the relevant Purchaser in place of which such Designated Purchaser is to acquire the relevant interests as applicable under the terms of this Agreement with respect thereto (including, in the case of any acquisition of Software Assets at the Asset Sale Closing, performing all the obligations of Sportech set forth in Section 2.2); provided, that following such Designation: (i) Sportech shall be jointly and severally liable with each such Designated Purchaser (on the one hand) to Sellers (on the other hand) for all such rights and obligations so assigned to or assumed by such Designated Purchaser; and (ii) Sportech shall cause each Designated Purchaser to appoint either Sportech or another Purchaser (or in the event there is only one Purchaser, such Purchaser) as its agent in connection with the exercise of its rights and remedies under this Agreement.  No such Designation shall relieve Sportech of its obligations hereunder.

(b)           Subject to the provisions of Section 2.5(a), Sellers shall sell or cause to be sold to each Designated Purchaser the relevant Interest(s) of a Company and/or Software Assets identified in the Designation to be acquired by that Designated Purchaser, subject, for the avoidance of doubt, to all the terms and conditions of this Agreement as they would apply to a sale to Purchaser which was originally a party hereto.

Section 2.6            Contingent Consideration.

(a)           Subject to Sections 2.6(b), 2.6(e) and 2.6(f), the Organic Target Contingent Consideration shall be payable to SGC (on behalf of Sellers) in accordance with Section 2.1(c) if during the three-year period commencing on the first Quarter End Date after the Closing Date and ending on the third anniversary of such first Quarter End Date (the “Contingent Consideration Period”), the annual average of the EBITDA of the Business worldwide as conducted by the Companies and their Subsidiaries, including any and all organic growth in the Business conducted by Sportech or any controlled Affiliate of Sportech worldwide after the Closing (whether by internal development, regulatory change or otherwise, including any new locations at which such Business may be conducted, and including growth attributable to any initiatives, plans or proposals being developed by Purchasers prior to Closing) but excluding any growth attributable to any acquisition of any operating business, for the three twelve-month periods ending on the first, second and third anniversaries, respectively, of such first Quarter End Date (the “Business Average EBITDA”) shall equal or exceed $20,000,000 (the “Organic Target Contingent Consideration Condition”).  For the purposes of this Section 2.6, the term “Business” shall comprise only such business as is described in clauses (i) and (ii) of the definition of “Business” set out at Section 1.1 and any other type of business conducted by any of the Companies or their Subsidiaries as of the date hereof, but disregarding the last 20 words thereof.  The term “Organic Target Contingent Consideration” means:

(i)            $5,000,000, if the Business Average EBITDA equals or exceeds $20,000,000 but is less than $21,000,000; and

(ii)           $8,000,000, if the Business Average EBITDA equals or exceeds $21,000,000.

The amounts in (i) and (ii) above are alternative and not cumulative.

(b)           The Organic Target Contingent Consideration shall not be payable if during the Contingent Consideration Period Sportech or any of its controlled Affiliates consummates a Relevant US Business Acquisition. A “Relevant US Business Acquisition” means the acquisition of all or substantially all of an operating business for consideration in excess of $15 million (whether by the acquisition of all or substantially all of the interests in any legal entity or entities, or of all or substantially all of the assets comprising such business, or a combination thereof, or otherwise) engaged in whole or in part in the conduct of the Business, at least 50% of the revenue of which in the twelve month period up to closing of such acquisition derives from activities conducted in the United States (the part of such business comprising the Business, being the “Acquired Business”).

(c)           Subject to Sections 2.6(d), 2.6(e) and 2.6(f), the Acquisition Target Contingent Consideration shall be payable to SGC (on behalf of Sellers) in accordance with Section 2.1(c) if: (i) during the Contingent Consideration Period Sportech or any of its controlled Affiliates consummates a Relevant US Business Acquisition; and (ii) the EBITDA of the Pro Forma Business for any Measurement Period (the “Pro Forma LTM EBITDA”), less fifteen percent (15%) of the purchase price paid by Sportech for the Relevant US Business Acquisition, shall equal or exceed $25,000,000 (the “Acquisition Target Contingent Consideration Condition”).  For purposes hereof, the “Pro Forma Business” means (i) the Business worldwide as conducted by the Companies and their Subsidiaries, including any and all organic growth in the Business conducted by Sportech or any controlled Affiliate of Sportech worldwide after the Closing (whether by internal development, regulatory change or otherwise, including any new locations at which such Business may be conducted, and including growth attributable to any initiatives, plans or proposals being developed by Purchasers prior to Closing) but excluding any growth attributable to any acquisition of any operating business, and (ii) the Acquired Business.  “Measurement Period” means any twelve month period, ending on a Quarter End Date, the start of which is subsequent to the consummation of the Relevant US Business Acquisition and the end of which is prior to or at the end of the Contingent Consideration Period, provided that if the Relevant US Business Acquisition is consummated during the last twelve months of the Contingent Consideration Period (the “Third Contingent Consideration Year”), the Measurement Period shall be the twelve month period ending on the Quarter End Date immediately prior to the consummation of the Relevant US Business Acquisition, and the Pro Forma LTM EBITDA shall be calculated in accordance with Section 2.6(d).

(d)           For the purposes of calculating the Pro Forma LTM EBITDA pursuant to Section 2.6(c), in the event that the acquisition of an Acquired Business is consummated by Sportech in the Third Contingent Consideration Year, the Pro Forma LTM EBITDA for the Measurement Period shall be the pro forma EBITDA of the Pro Forma Business for such period (that is, in such case, the twelve month period ending on the Quarter End Date immediately prior to the consummation of the Relevant US Business Acquisition), as set forth in good faith in the final presentation to the board of directors of Sportech for approval in connection with such acquisition.

(e)           In the event that during the Contingent Consideration Period Sportech disposes of any business falling within the definition of “Business” the EBITDA of which would otherwise have been relevant for the calculation of the Business Average EBITDA or the Pro Forma LTM EBITDA (a “Disposed-Of Business”): (i) for the purposes of determining whether the Organic Target Contingent Consideration Condition has been satisfied pursuant to Section 2.6(a) and for the purposes of the calculation of the Business Average EBITDA such Disposed-Of Business shall be assumed to have been retained by Sportech and the EBITDA attributable to such Disposed-Of Business shall for the period prior to such disposal be the actual EBITDA of such Disposed-Of Business and for the period thereafter shall be deemed to grow at the same average growth rate achieved by the Business (including such Disposed-Of Business) for the period from the Closing until the disposal of such Disposed-Of Business, except that if over the period from the Closing until the disposal of such Disposed-Of Business the EBITDA of the Disposed-Of Business has not grown, the growth rate of the EBITDA attributable to the Disposed-Of Business shall be deemed to be zero; and (ii) for the purposes of determining whether the Acquisition Target Contingent Consideration Condition has been satisfied pursuant to Section 2.6(c), the actual EBITDA of the Disposed-Of Business during the Measurement Period shall be disregarded for the purposes of calculating the Pro Forma LTM EBITDA, but the EBITDA of the Disposed-Of Business for the twelve-month period ending on the date of disposal of the Disposed-Of Business shall be deemed to be the EBITDA of the Disposed-Of Business for the Measurement Period provided that if the Relevant US Business Acquisition occurs in the Third Contingent Consideration Year, this clause (ii) shall not apply.

(f)            For the avoidance of doubt: (i) in the event that the Organic Target Contingent Consideration is payable, the Acquisition Target Contingent Consideration shall in no circumstances be payable; and (ii) in the event that the Acquisition Target Contingent Consideration is payable, in no circumstances shall the Organic Target Contingent Consideration be payable.

(g)           Following the Closing, Purchasers shall, and shall cause their Affiliates (including the Companies and their Subsidiaries) to, (i) operate the Business and any Acquired Business in good faith in a commercially reasonable manner, and (ii) not take or omit to take any actions to reduce the EBITDA of the Business or any Acquired Business with a purpose or intention to reduce any of the Contingent Consideration.  Purchasers shall maintain adequate financial records for the Business or the Pro Forma Business (as applicable). Within thirty (30) days after each Quarter End Date during the Contingent Consideration Period, Sportech shall provide to SGC (x) an unaudited combined statement of operations of the Business or the Pro Forma Business (as applicable) worldwide for such quarter in at least the same detail as the interim financial statements to be delivered by SGC to Purchasers pursuant to Section 5.13, and (y) a statement setting forth in reasonable detail the calculation of the EBITDA of the Business or the Pro Forma Business (as applicable) (together with the statement required by (x) above, an “EBITDA Business Statement”), determined in accordance with this Section 2.6 for the twelve-month period ended upon such Quarter End Date, which statement shall be certified by Sportech’s Finance Director provided that following a Relevant US Business Acquisition, an EBITDA Business Statement shall only be delivered with respect to a Quarter End Date that is the last Quarter End Date of any Measurement Period.

(h)           In the event that SGC disputes, or wishes to review, any EBITDA Business Statement delivered pursuant to Section 2.6(g) following the date on which the Organic Target Contingent Consideration Condition or the Acquisition Target Contingent Consideration Condition is first capable of being satisfied, SGC shall deliver a notice to such effect to Sportech within forty (40) Business Days after receipt thereof.  Thereafter, SGC and Sportech shall cooperate in good faith to facilitate such review and to resolve any dispute with respect thereto as promptly as practicable and, upon such resolution, if any, payment of the Contingent Consideration, if due, shall be made promptly in accordance with the agreement of Sportech and SGC.  In connection with SGC’s review of any such EBITDA Business Statement, to the extent reasonably required for the purposes thereof, SGC and its Representatives shall have reasonable access, during normal business hours and upon reasonable notice, to all supporting work papers and schedules prepared by Sportech or its Representatives (subject to customary indemnification and confidentiality agreements with respect to relevant supporting work papers, if any, of Sportech’s independent accountants that may be requested by such independent accountants) in connection with Sportech’s preparation of such EBITDA Business Statements and to finance personnel of Sportech and its Representatives and any other information which SGC reasonably requests, and Sportech shall cooperate as they may reasonably request with SGC and its Representatives in connection therewith.  In connection with Sportech’s review of any notice delivered by SGC pursuant to the first sentence of this paragraph, to the extent reasonably required for the purposes thereof, Sportech and its Representatives shall have reasonable access, during normal business hours and upon reasonable notice, to all supporting work papers and schedules prepared by SGC or its Representatives (subject to customary indemnification and confidentiality agreements with respect to the supporting work papers of SGC’s independent accountants that may be requested by such independent accountants) in connection with any notice delivered by SGC pursuant to the first sentence of this paragraph, and to finance personnel of SGC and its Representatives and any other information which Sportech reasonably requests, and SGC shall cooperate as they may reasonably request with Sportech and its Representatives in connection therewith.  If Sportech and SGC are unable to resolve any dispute with respect to such matters within ten (10) Business Days (or such longer period as Sportech and SGC shall mutually agree in writing) of SGC’s delivery of notice of such dispute or request to review, such dispute shall be resolved by the Independent Accounting Firm, and such determination shall be final and binding on the parties.  Any additional terms of reference of the Independent Accounting Firm shall be agreed in good faith between the parties at the time of appointment by Sportech and SGC.  Any expenses relating to the engagement of any Independent Accounting Firm in respect of its services pursuant to this Section 2.6(h) shall be paid (i) by SGC (on behalf of Sellers) if the disputes are resolved in favor of Sportech; or (ii) by Sportech (on behalf of Purchasers) if the disputes are resolved in favor of SGC.  If the disputes regarding preparation of and calculation of any items reflected in any EBITDA Business Statement are resolved part in favor of SGC and part in favor of Sportech, such expenses shall be shared by Sportech and SGC in proportion to the aggregate amount of disputes resolved in favor of SGC compared to the aggregate amount of disputes resolved in favor of Sportech, as shall be determined by the Independent Accounting Firm in good faith.  The Independent Accounting Firm shall be instructed to use reasonable best efforts to perform its services within thirty (30) days of submission of the dispute to it and, in any case, as promptly as practicable after such submission.  In making its determination, the Independent Accounting Firm shall act as expert and not arbitrator.  In resolving any disputed item, the Independent Accounting Firm shall consider only those items and amounts that are identified in the dispute notice that SGC and Sportech have not theretofore resolved.

(i)            For the avoidance of doubt, any Contingent Consideration otherwise due pursuant to this Section 2.6 shall be fully due at the same time, and in the same amount, provided herein, notwithstanding any business combination or change of control of Sportech.

Section 2.7            Trailing Purchase Price Adjustment. In consideration of the current underfunded status of the Autotote Systems, Inc. Pension Plan for Union Employees, SGC shall remit to Sportech the sum of $750,000, to be paid at the rate of $150,000 per year on each anniversary of the Closing Date until and including the fifth anniversary of the Closing Date.   For U.S. federal income tax purposes, the parties agree to treat the payments made pursuant to this Section 2.7 as repayments of principal on a loan in the amount of $697,878.44 made by Sportech to SGC, and payments of interest thereon as shown at Section 2.7 of the Seller Disclosure Schedule.  The parties agree and acknowledge that the interest component of each payment shall be subject to withholding tax at a rate of 30% if Sportech shall have failed to provide to SGC a valid, executed Internal Revenue Service Form W-8BEN (or successor form) with Part II completed as required by Section 2.3(c)(vii), which continues to be valid at the time of payment, and any other documentation that may be required by applicable Law in effect at the time such payment is made.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth on the Seller Disclosure Schedule, SGC represents and warrants to Purchasers as of the date hereof and, except with respect to the Software Assets, as of the Closing Date, and in respect of the Software Assets, as at the Asset Closing Date, as follows:

Section 3.1            Organization and Good Standing.  Each of Sellers and SGR is duly incorporated or organized, validly existing under the Laws of its governing jurisdiction, is in good standing under the laws of the jurisdiction of its incorporation or organization, and has all requisite corporate or company power and authority to enter into this Agreement and those Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.  Each of the Companies and their Subsidiaries (a) is duly incorporated or organized and validly existing under the Laws of its governing jurisdiction; (b) has all requisite corporate, company or limited liability company power and authority to own, operate and lease its assets and properties and to carry on its business as it is now being conducted; (c) except as set forth in Section 3.1 of the Seller Disclosure Schedule, is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business (including the Business) requires it to be so qualified and (d) is in substantial compliance with its charter, bylaws or other Governing Documents, except, in the case of clauses (c) or (d), where the failure to be so qualified and in good standing, or to be in such compliance, would not be material in the context of the Business of the Companies and their Subsidiaries taken as a whole.

Section 3.2            Authorization.  Each Seller and SGR has the requisite corporate or company power and authority to execute and deliver this Agreement and those Ancillary Agreements to which it is a party.  The execution and delivery of this Agreement and the Ancillary Agreements by the applicable Sellers and SGR and the consummation by the applicable Sellers and SGR of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors (or equivalent governing body) of such Sellers and SGR and no other corporate or company proceedings are necessary to authorize this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby.  This Agreement has been duly executed and delivered by Sellers and SGR, and (assuming due authorization, execution and delivery by Purchasers) this Agreement constitutes, and each of the Ancillary Agreements, when executed and delivered by the applicable Sellers and SGR (assuming due authorization, execution and delivery by Purchasers) will constitute, a valid and binding obligation of such Sellers and SGR, enforceable against such Sellers and SGR in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.3            No Conflict; No Defaults.  Except as set forth in Section 3.3 of the Seller Disclosure Schedule and assuming all Required Governmental Approvals, Seller Governmental Approvals and Purchaser Governmental Approvals, and all waiting periods described in Section 3.3 of the Seller Disclosure Schedule, have been obtained or made, or have expired, the execution and delivery of this Agreement and the Ancillary Agreements by the applicable Sellers and the consummation by such Sellers of the transactions contemplated hereby and thereby do not and will not (a) result in a material contravention, violation or breach of Law applicable to any of such Sellers, the Companies or the Subsidiaries of the Companies or to any of their respective business assets or properties; (b) conflict with, result in a violation or breach of, or constitute a default under (including any such conflict, violation, breach or default resulting from the failure to make or obtain any required notification, consent, waiver or approval under), or result in the acceleration of, or create in any party the right to accelerate, terminate or cancel, or give rise to a right of payment, prepayment or reimbursement, or termination, cancellation, modification or acceleration under, or to additional accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) upon any of the properties or assets of the Companies or their Subsidiaries under any provision of, any Material Company

Contract, in each case whether with or without notice, lapse of time or both (the “Third Party Consents”); or (c) contravene, conflict with, or result in any violation or breach of any provision of, the charter, bylaws or other Governing Documents of any of such Sellers, the Companies or the Subsidiaries of the Companies, other than (i) in the case of Section 3.3(b), any such violations, conflicts, breaches, defaults, accelerations or rights that would not, individually or in the aggregate, reasonably be expected to give rise to a material liability of the Business or any liability of any Company or any Subsidiary of any Company that is material in the context of the Companies and their Subsidiaries taken as a whole, or materially interfere with the conduct of the Business, and (ii) in any case, any such violations, conflicts, breaches, defaults, accelerations or rights, if any, that would reasonably be expected by reason of matters specifically relating to the nature of the business or the identity of the Purchasers or their Affiliates.

Section 3.4            Capital Structure.

(a)           Section 3.4(b) of the Seller Disclosure Schedule sets forth a list of each Company, including its name, its jurisdiction of incorporation or organization, its authorized and outstanding capital stock or other equity interests, the percentage of its outstanding capital stock or other equity interests owned by the applicable Seller and the number and nominal amounts of its outstanding capital stock or other equity interests held by the applicable Seller.  Except as set forth in Section 3.4(a) of the Seller Disclosure Schedule:

(i)            the AEI Shares are duly authorized, validly issued, fully paid and nonassessable, and are held beneficially and of record by SGC, free and clear of Encumbrances, and constitute all of the outstanding capital stock or other equity interests of AEI;

(ii)           the API Shares are duly authorized, validly issued, fully paid and nonassessable, and are held beneficially and of record by SGC, free and clear of Encumbrances, and constitute all of the outstanding capital stock or other equity interests of API;

(iii)          the SG Turkey Shares and the SG Turkey Minority Interest are duly authorized, validly issued, fully paid and nonassessable, and are held beneficially and of record by SGR (in the case of the SG Turkey Shares) and by SGR BV (in the case of the SG Turkey Minority Interest), free and clear of Encumbrances, and constitute 99.98% (in the case of the SG Turkey Shares) and 0.02% (in the case of the SG Turkey Minority Interest) of the outstanding capital stock or other equity interests of SG Turkey;

(iv)          the SGR Interests are duly authorized, validly issued, fully paid and nonassessable, and are held beneficially and of record by SGI, free and clear of Encumbrances, and constitute all of the outstanding limited liability company interests or other equity interests of SGR;

(v)           the ATC Shares are duly authorized, validly issued, fully paid and nonassessable, and are held beneficially and of record by SG Racing, free and clear of all Encumbrances, and constitute all of the outstanding capital stock or other equity interests of ATC;

(vi)          the AE Share is duly authorized, validly issued and existing in the nominal amount set forth in the recitals to this Agreement, fully paid and not repaid, nonassessable, unrestrictedly owned by SGG, freely disposable by SGG, free and clear of Encumbrances, and constitutes all of the outstanding equity or other interests of AE;

(vii)         the SGR BV Interests are duly authorized, validly issued and fully paid, and are held beneficially and of record by SGL, free and clear of Encumbrances, and constitute the entire issued share capital or other equity interests of SGR BV, and there are no outstanding depositary receipts for shares (certificaten van aandelen) with respect to the SGR BV Interests;

(viii)        the SGR SAS Interests are duly authorized, validly issued and allotted, fully paid and nonassessable, and are held beneficially and of record by SGL, free and clear of Encumbrances, and constitute all of the outstanding equity or other interests of SGR SAS;

(ix)           the SGRL Interests are validly issued and fully paid, and are held legally and beneficially and of record by SGH, free and clear of Encumbrances, and constitute the entire issued share capital or other equity interests of SGRL; and

(x)            the SGWS Interests are duly authorized, validly issued, fully paid and nonassessable, and are held by SGH as the sole legal and beneficial owner of the SGWS Interests, free and clear of Encumbrances, and constitute all of the issued and outstanding shares or other equity interests of SGWS.

Except as set forth in Section 3.4(a) of the Seller Disclosure Schedule, the Interests are not subject to any purchase option, call option, right of first refusal, preemption right (statutory or otherwise), subscription right or similar right and were not issued in violation of any provision of applicable Law (except such violation, if any, as would not reasonably be expected to materially affect, or impact the value of, such Interests).  Except as set forth in Section 3.4(a) of the Seller Disclosure Schedule, there are no outstanding obligations (contingent or otherwise), options, warrants, convertible or exchangeable securities, pre-emptive rights, rights of first refusal, “phantom” stock or stock appreciation rights providing for settlement in stock, stock-based performance units or other similar rights, Contracts, arrangements or commitments (contingent or otherwise) (i) relating to the capital stock or other equity interests of the Companies; (ii) obligating any Person to issue, deliver or sell, or cause to be issued, delivered or sold, or otherwise transfer, or cause to be transferred, capital stock or other equity interests of the Companies; (iii) obligating any Person to repurchase, redeem or otherwise acquire shares of capital stock or other equity interests of the Companies, or to pay any dividend or make any distribution in respect thereof; (iv) obligating any Company to make any investment in any equity interests in any other Person other than another Company or a wholly owned Subsidiary of a Company; (v) obligating any Company to make any investment in debt securities of or extend any loan to any other Person (which, for the avoidance of doubt, shall not include any extension of credit in the ordinary course of business); or (vi) obligating any Company to issue, grant, extend or enter into any option, warrant, call, right, security, commitment, Contract, arrangement or undertaking with respect to the capital stock or other equity interests of the Companies.  There are no shareholders’ agreements governing the affairs of the Companies or the relationship, rights and duties of its respective shareholders, nor are there any voting trusts, operating agreements, proxies or other Contracts or understandings (contingent or otherwise) in effect with respect to the voting or transfer of equity interests of the Companies.  Upon the delivery and payment of the Purchase Price at Closing as provided herein, Sellers will transfer and convey to Purchasers, and Purchasers will receive from Sellers, good and valid title to the Interests, free and clear of any Encumbrances.

(b)           Section 3.4(b) of the Seller Disclosure Schedule sets forth a list of each Subsidiary of the Companies, including its name, its jurisdiction of incorporation or organization, its authorized and outstanding capital stock or other equity interests, the percentage of its outstanding capital stock or other equity interests owned by the applicable Company or Subsidiary (as applicable) and the number and nominal amounts of its outstanding capital stock or other equity interests held by the applicable Company or Subsidiary (as applicable).  Except as set forth in Section 3.4(b) of the Seller Disclosure Schedule, the shares of outstanding capital stock or other equity interests of the Subsidiaries of the Companies are duly authorized, validly issued, fully paid and not repaid, nonassessable, and are held of record or, as applicable, unrestrictedly owned by the applicable Company or Subsidiary (as applicable), free and clear of Encumbrances, and are not subject to any purchase option, call option, right of first refusal, preemption right (statutory or otherwise), subscription right or similar right, and were not issued in violation of any provision of applicable Law (except such violation, if any, as would not reasonably be expected to materially affect, or impact the value of, such Interests).  Except as set forth in Section 3.4(b) of the Seller Disclosure Schedule, there are no outstanding obligations (contingent or otherwise), options, warrants, convertible or exchangeable securities, pre-emptive rights, rights of first refusal, “phantom” stock or stock appreciation rights providing for settlement in stock, stock-based performance units or other similar rights, Contracts, arrangements or commitments (contingent or otherwise) (i) relating to the capital stock or other equity interests of the Subsidiaries of the Companies; (ii) obligating any Person to issue, deliver or sell, or cause to be issued, delivered or sold, or otherwise transfer, or cause to be transferred, shares of the capital stock or other equity interests of the Subsidiaries of the Companies; (iii) obligating any Person to repurchase, redeem or otherwise acquire shares of capital stock or other equity interests of the Subsidiaries of the Companies, or to pay any dividend or make any distribution in respect thereof; (iv) obligating any Subsidiary of the Companies to make any investment in any equity interests in any other Person other than a Company or a wholly owned Subsidiary of a Company; (v) obligating any Subsidiary of the Companies to make any investment in debt securities of or extend any loan to any other Person (which, for the avoidance of doubt, shall not include any extension of credit in the ordinary course of business); or (vi) obligating any Subsidiary of the Companies to issue, grant, extend or enter into any option, warrant, call, right, security commitment, Contract, arrangement or undertaking with respect to the capital stock or other equity interests of the Subsidiaries of the Companies.  There are no shareholders’ agreements governing the affairs of the Subsidiaries of the Companies or the relationship, right and duties of its respective shareholders, nor are there any voting trusts, operating agreements, proxies or other Contracts or understandings (contingent or otherwise) in effect with respect to the voting or transfer of equity interests of the Subsidiaries of the Companies.

(c)           No change in the capitalization of any of the Companies or any of the Subsidiaries of the Companies has occurred since the Balance Sheet Date.

(d)           Section 3.4(d) of the Seller Disclosure Schedule sets out for each Company and each Subsidiary of the Companies all outstanding Indebtedness of such Company or Subsidiary (secured or unsecured).

(e)           Except as set forth in Section 3.4(e) of the Seller Disclosure Schedule, there are no Persons in which any of the Companies or their Subsidiaries owns, directly or indirectly, any equity interest (including any capital stock, or membership interest, or partnership interest or joint venture interest under a Contract that by its express terms creates a joint venture or partnership entity in which any of the Companies or their Subsidiaries shares equity ownership).

Section 3.5            Financial Statements.  Set forth in Section 3.5(a) of the Seller Disclosure Schedule is a copy of the Financial Statements.  Except as set forth in Section 3.5(a) of the Seller Disclosure Schedule, the Financial Statements were prepared based upon the information contained in the books and records of the Companies and their Subsidiaries and in accordance with GAAP, consistently applied throughout the periods included (except as disclosed in the notes thereto, and except that unaudited statements do not include notes or normal year-end adjustments), and fairly present, in all material respects, the consolidated financial position, results of operations, cash flows and invested equity of the Companies and their Subsidiaries as of the dates thereof and for the periods covered thereby (as applicable). Section 3.5(b) of the Seller Disclosure Schedule sets forth the differences, if any, between the methodologies applied in the preparation of the Financial Statements and the methodologies applied in calculating the items set forth in Part B of Section 2.4(a) of the Seller Disclosure Schedule (other than methodologies identified in the footnotes thereto).  The amounts set forth in Part B of Section 2.4(a) of the Seller Disclosure Schedule were prepared based upon the information contained in the books and records of the Companies and their Subsidiaries.

Section 3.6            Undisclosed Liabilities.  Except for (a) liabilities which are disclosed, accrued or reserved against in the Financial Statements (or the related notes) or disclosed in Section 3.6 of the Seller Disclosure Schedule; (b) liabilities incurred since the Balance Sheet Date in the ordinary course of business; (c) liabilities disclosed in the Seller Disclosure Schedule, except as provided therein, pursuant to any of Sections 3.8, 3.9, 3.10, 3.11, 3.12, 3.13, 3.14(b), 3.15, 3.16(b), 3.17(d), and 3.18(b); (d) performance of express obligations under Company Contracts listed in Section 3.14(a) of the Seller Disclosure Schedule to the extent the nature of the liability with respect thereto is reasonably apparent from a reading of such Company Contract (but not, for the avoidance of doubt, any liability for breach of such Company Contracts by any of the Companies or their Subsidiaries); (e) liabilities incurred by the Companies or their Subsidiaries after the date of this Agreement with the written consent of Sportech in compliance with Section 5.1 or the incurrence of which would require such consent but for any specific exception contained in Sections 5.1(a) through (r); and (f) other liabilities, not covered by Sections 3.6(a) through (e) above, that, individually and in the aggregate, do not exceed $500,000.00, none of the Companies or any of their Subsidiaries have any Liabilities in each case required to be reflected or reserved against on a combined balance sheet of the Companies and their Subsidiaries prepared in accordance with GAAP.

Section 3.7            Absence of Certain Changes.  Except as set forth in Section 3.7 of the Seller Disclosure Schedule, from the Balance Sheet Date through the date of this Agreement, there has not been any occurrence or event which, individually or in the aggregate, has or would reasonably be expected to have a Companies Material Adverse Effect.  Except as set forth in Section 3.7 of the Seller Disclosure Schedule, from the Balance Sheet Date through the date of this Agreement, the Companies and their Subsidiaries have conducted the Business in the ordinary course in all material respects, and none of the Companies or their Subsidiaries, has:

(a)           amended or otherwise modified in any respect or permitted any material waiver of or granted any material consents under its Governing Documents;

(b)           adopted a plan or agreement of liquidation, dissolution, restructuring, merger, consolidation or recapitalization;

(c)           (i) (A) issued, delivered, sold, transferred, pledged, granted, disposed of, or created, permitted, allowed or suffered to exist any Encumbrance on, any shares of its capital stock or other equity interests; or (B) issued, delivered sold, transferred, pledged, granted, transferred or disposed of or created any Encumbrance on any options, warrants, securities convertible into or exercisable for (including convertible debt) or other rights to purchase or obtain any shares of its capital stock or other equity interests; (ii) effected or approved any split, combination, subdivision or reclassification of any shares of its capital stock or other equity interests; (iii) declared, set aside or paid any dividend or other distribution; or (iv) redeemed, repurchased or otherwise acquired any shares of its capital stock or other equity interests;

(d)           created, incurred, assumed, suffered to exist or guaranteed or otherwise become liable for any Indebtedness or issued rights to acquire any debt security;

(e)           agreed to make any capital expenditures with respect to which payment is to be made after Closing;

(f)            (A) granted or announced any increase in or accelerated the compensation, bonus or benefits, or otherwise increased the compensation, bonus or benefits payable or to become payable, except periodic generally applicable increases in base salaries in accordance with past practice, to any employee, director, officer, manager, or consultant of, the Companies and their Subsidiaries; (B) granted any rights to retention, severance or termination pay to, or entered into any new (or amend any existing) employment, retention, severance or other Contract with, any such employee, director, officer, agent or consultant, in each case except as required by Law or where the effect of any of the foregoing did not lead to an increase in aggregate of total staff costs of the Companies and their Subsidiaries by more than five (5) percent per annum; (C) adopted or established any new employee benefit plans for employees, or taken any action to accelerate the vesting, payment or funding of compensation or benefits under any Plan, to the extent not already provided in any such Plan; or (D) entered into any consulting Contract providing for payments in excess of $50,000 in any fiscal year;

(g)           made any material change in the management structure of the Companies and their Subsidiaries, including the hiring of senior managerial personnel or the termination of any personnel other than for cause, or increased, other than seasonal fluctuations in employment in the ordinary course, the number of individuals employed by the Companies and their Subsidiaries;

(h)           entered into or consummated any transaction involving the acquisition of all or substantially all of the business, stock, assets or other properties of any other Person;

(i)            purchased or otherwise acquired any amount of assets or property for consideration in excess of $125,000 individually or $500,000 in the aggregate, except in the ordinary course of business;

(j)            sold, assigned, transferred, leased, licensed or otherwise disposed of, or waived or canceled any claims or rights to, any amount of assets or property for consideration in excess of $125,000 individually or $500,000 in the aggregate, except in the ordinary course of business;

(k)           suffered any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of any of the Companies or their Subsidiaries having a replacement cost of more than $100,000 for any single loss or $500,000 for all such losses;

(l)            made or rescinded any material tax election (including by adopting or changing any method of accounting or making any entity classification election) with respect to any of the Companies or their Subsidiaries;

(m)          materially amended or modified, had accelerated or received a written notice of material default or termination under, any Material Company Contract;

(n)           (A) made any payment or transferred any assets to, or (B) entered into, amended or terminated any Contract with, the Sellers or any of their Affiliates, except, in the case of payments but not transfers pursuant to (A) in the usual and ordinary course of business consistent with past practice;

(o)           granted, extended, materially amended (except as required in the diligent prosecution of the Intellectual Property owned by the Companies and the Subsidiaries), waived or modified in any material respect any material rights in or to, or sold, assigned, leased, transferred, licensed (except in the ordinary course of business), cancelled or otherwise disposed of, any Intellectual Property owned by the Companies or their Subsidiaries to the extent such Intellectual Property is or was material to the operation of the Business or to the extent any such action has had a material impact on the business of the Companies and their Subsidiaries taken as a whole, or failed to exercise a right of renewal or extension under any Contract for any such material Intellectual Property;

(p)           except as may be required as a result of a change in Law or in GAAP (or applicable international accounting principles), adopted or changed any of its accounting policies, principles, methods, practices, periods or procedures;

(q)           entered into any material new line of business outside of or not reasonably complimentary to the Business or terminated any line of business; or

(r)            entered into or approved any Contract to do engage in or cause any of the foregoing

Section 3.8            Legal Proceedings.  Except as set forth in Section 3.8 of the Seller Disclosure Schedule and except as to any Actions disclosed in Sections 3.10, 3.11, 3.12, 3.13 or 3.17(d) of the Seller Disclosure Schedule, there are no Actions pending or, to the Knowledge of Sellers, threatened against any of the Companies or their Subsidiaries or any of their respective assets or properties which, individually or in the aggregate, would reasonably be expected to materially interfere with the conduct of the Business, or give rise to a material liability in respect of the Business or any liability of any Company or any Subsidiary of any Company that is material in the context of the Companies and their Subsidiaries taken as a whole or, as of the date hereof, materially interfere with the consummation of the transactions contemplated hereby.  Except as set forth in Section 3.8 of the Seller Disclosure Schedule, none of the Companies, their Subsidiaries or, to the Knowledge of Sellers, their respective directors, officers, managers or employees (in their capacities as such) is subject to any Governmental Order relating to the Business which, individually or in the aggregate, (i) would reasonably be expected to give rise to a material liability of the Business or any liability of any Company or any Subsidiary of any Company that is material in the context of the Companies and their

Subsidiaries taken as a whole; (ii) would reasonably be expected to materially interfere with the conduct of the Business or the ability of any Company or Subsidiary of the Companies to engage in the Business or compete or do business with any Person with respect to any aspect of the Business or (iii) as of the date hereof, would reasonably be expected to materially interfere with the consummation of the transactions contemplated hereby.  To the Knowledge of Sellers, no officer or key employee of any of the Companies or their Subsidiaries (in their capacities as such), is subject to any Governmental Order that prohibits such officer or other employee from engaging in or continuing any material conduct, activity or practice relating to the Business as conducted by such Company or Subsidiary.

Section 3.9            Compliance with Laws; Permits.

(a)           Except as set forth in Section 3.9(a) of the Seller Disclosure Schedule and as specifically disclosed in Sections 3.9(b), 3.10, 3.11, 3.12, 3.13, 3.16 or 3.17 of the Seller Disclosure Schedule, the Companies and the Subsidiaries of the Companies have at all times since January 1, 2006 operated and are currently operating the Business in compliance in all material respects with all material applicable Laws (including those material Laws relating to employment, employment practices, wages, bonuses and terms and conditions of employment including employment compensation).  Except as would not, individually or in the aggregate, reasonably be expected to give rise to a material liability of the Business or any liability of any Company or any Subsidiary of any Company that is material in the context of the Companies and their Subsidiaries taken as a whole, or materially interfere with the conduct of the Business, since January 1, 2006, none of the Companies, their Subsidiaries, their Affiliates or, to the Knowledge of Sellers, their respective directors, managers, officers, Employees or agents (in each case,  acting in their capacities as such and on behalf of any of the foregoing) has (a) directly, or indirectly through a third-party intermediary, paid, offered, given, promised to pay, or authorized the payment of any money or anything of value (including any gift, sample, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, donation, grant or other thing of value, however characterized) to any official of any Governmental Entity, any Person acting on behalf of any Governmental Entity, any political party or official thereof or any candidate for political office at the suggestion, request, direction or for the benefit of any of the above-described Persons that was illegal under applicable Law; or (b) violated or is in violation of the Foreign Corrupt Practices Act of 1977, or any other applicable Law of similar effect, including laws implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

(b)           All material approvals, permits, licenses and authorizations of Governmental Entities required to be had by any of the Companies or their Subsidiaries or any of their respective directors, managers, officers, shareholders or employees to conduct the Business as currently conducted and to permit each Company and each Subsidiary of the Companies to own and use its material properties and assets, in all material respects, in the manner in which it currently owns and uses such properties and assets (collectively, “Permits”) have been obtained and all such Permits are in full force and effect and the Business is being operated in compliance in all material respects therewith (except that this sentence shall not apply to any Permits that are covered by Section 3.10(a)).  Section 3.9(b) of the Seller Disclosure Schedule lists all such Permits currently in existence and maintained by any of the Companies or any of their Subsidiaries. To the Knowledge of Sellers, no Governmental Entity has threatened in writing to revoke, materially amend or impose any material condition or sanction in respect of any such Permit, or commenced formal proceedings to revoke, materially amend, or impose any material condition or sanction in respect of any such Permit.  All applications required to have been filed prior to each date as of which this representation is made for the renewal of any material Permits after such date have been filed with the appropriate Persons, except as would not cause such Permits to be revoked or not renewed.

(c)           To the Knowledge of Sellers, since January 1, 2006, the Companies and their Subsidiaries have collected, maintained and secured all personal information and data provided to it by third Persons in compliance, in all material respects, with all Laws.  To the knowledge of Sellers, since January 1, 2006, the Companies and their Subsidiaries have not released any such personal information or data to any Person not authorized to have such information in material violation of any Law.

Section 3.10         Environmental Matters.  Except as set forth in Section 3.10 of the Seller Disclosure Schedule, or as disclosed in an environmental site assessment or similar study made available to Purchasers prior to the date hereof:

(a)           one or more of the Companies or their Subsidiaries have obtained all material Permits that are required under any Environmental Law for the operation of the Business in all material respects as currently being conducted, all such Permits are in full force and effect in all material respects and the Business is being operated in all material respects in compliance therewith, and such Permits will not be terminated or materially impaired or become terminable, in whole or in material part, as a result of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated herein or therein;

(b)           the Companies and their Subsidiaries are operating the Business in compliance in all material respects with Environmental Laws;

(c)           to the Knowledge of Sellers, none of the Companies or their Subsidiaries has released or discharged any Hazardous Substances on, under, in, from, or about the Real Property that is currently subject to any material investigation, remediation or monitoring, or is reasonably likely to result in a material liability pursuant to material applicable Environmental Laws;

(d)           to the Knowledge of Sellers, none of the Companies or their Subsidiaries has received any written notice, demand, letter, information request or claim alleging a material violation or liability under any Environmental Law (an “Environmental Claim”) during the past five (5) years, and no such Environmental Claim regarding or resulting from the activities or business of any of the Companies or their Subsidiaries, or any property or assets currently or formerly owned, operated or used by any of the Companies or their Subsidiaries, has been threatened in writing during the past five (5) years; and

(e)           none of the Companies or their Subsidiaries is party to or has agreed in writing to, or, to the Knowledge of Sellers, is otherwise subject to, any material Action or Governmental Order under any Environmental Law regarding any of the Companies or their Subsidiaries or any property or assets currently or formerly owned, operated or used by any of the Companies or their Subsidiaries.

(f)            As used herein, “Environmental Law” means any Law applicable to the Business relating to (i) the protection of the natural environment; (ii) the protection of human health and safety as it pertains to exposure to Hazardous Substances released or discharged into the natural environment; or (iii) the handling, use, presence, disposal, treatment, storage, release, discharge or threatened release or discharge of any Hazardous Substance.  “Hazardous Substance” means any substance that is (i) listed, classified, regulated or defined pursuant to any Environmental Law to be a pollutant, contaminant, waste, hazardous waste, hazardous substance, hazardous material, toxic substance, deleterious substance or dangerous good; (ii) any petroleum product or by-product; and (iii) any substance or material containing polychlorinated biphenyls, asbestos, lead, urea formaldehyde or radon gas.

Section 3.11         Taxes.  Except as set forth in Section 3.11 of the Seller Disclosure Schedule:  (a) (i) the Companies and their Subsidiaries have timely filed (taking into account extensions) all material Tax Returns they were required to file, which Tax Returns are correct in all material respects, and paid all material Taxes, whether or not shown to be due and payable on such Tax Returns, by the applicable due dates, and (ii) each Tax Group has timely filed (taking into account extensions) all material Tax Returns it was required to file for each taxable period during which any of the Companies and their Subsidiaries was a member of the Tax Group, which Tax Returns are correct in all material respects insofar as they relate to the Companies and their Subsidiaries, and paid all material Taxes for each taxable period during which any of the Companies and their Subsidiaries was a member of the Tax Group, whether or not shown to be due and payable on such Tax Returns, by the applicable due dates; (b) there are no pending or, to the Knowledge of Sellers, threatened Actions for the assessment or collection of Taxes with respect to any of the Companies or their Subsidiaries nor is any claim for additional Tax or assessment currently being asserted by any Government Entity; (c) there are no material liens for Taxes against any of the Interests or any of the assets of any of the Companies or their Subsidiaries, other than liens for Taxes not yet due and payable or contested in good faith; (d) none of the Companies or their Subsidiaries, and no Tax Group with respect to any taxable period during which any of the Companies and their Subsidiaries was a member of the Tax Group, has in effect any waiver of any statute of limitations in respect of Taxes or executed or filed with any Tax authority any agreement currently in effect extending the period for any audit or assessment or collection of any Taxes; (e) no written notice has been received from a Governmental Entity in a jurisdiction in which a Company or any Subsidiary of a

Company does not file a Tax Return stating that such Company or Subsidiary (i) is or may be subject to a particular type of Tax in that jurisdiction; or (ii) has been treated as a resident of, or as having a branch, agency or permanent establishment for Tax purposes, in any jurisdiction other than its jurisdiction of incorporation; (f) to the Knowledge of Sellers, there are no pending inquiries from any jurisdiction questioning why any of the Companies or their Subsidiaries is not filing a Tax Return or paying Tax to such jurisdiction; (g) within the previous six (6) years the Companies and their Subsidiaries have complied in all material respects with all applicable Tax Laws relating to the payment and withholding of Taxes (including Taxes imposed on any Tax Group for which any of the Companies or their Subsidiaries may be liable) and have in all material respects duly and timely withheld and paid over to the appropriate Governmental Entity all amounts required to be so withheld and paid under all applicable Tax Laws; (h) no Governmental Entity within the previous three (3) years has audited or examined any of the Companies or their Subsidiaries, and neither the Companies nor their Subsidiaries, nor any Tax Group with respect to any taxable period during which any of the Companies and their Subsidiaries was a member of the Tax Group, has received notice within the previous three (3) years of an unresolved Tax deficiency or assessment or an intention to undertake any Tax audit or examination; (i) neither the Companies nor their Subsidiaries have within the previous three (3) years been a member of any Tax Group other than the Tax Group of which SGC is the parent and none of the Companies or their Subsidiaries is bound by any Tax sharing agreement or similar Contract, and no such entity will be bound by any such contract after the Closing; (j) none of the Companies nor any of their Subsidiaries will be required to recognize income during any Post-Closing Tax Period as a result of any deferred intercompany transaction or excess loss account (described in the Regulations under section 1502 of the Code or similar provisions of state, local or foreign law) existing on or before the Closing Date, any installment sale or open transaction concluded on or before the Closing Date, any change in accounting method, practice or period or any amount prepaid on or before the Closing Date or any settlement or agreement with any Governmental Entity concluded on or before the Closing Date; (k) none of the Companies nor any of their Subsidiaries has within the previous three (3) years engaged in or agreed to engage in a reportable transaction within the meaning of section 6707A of the Code (or similar provisions of state, local or foreign law); (l) the Companies are not, and have not been within the five (5)-year period ending on the Closing Date, a United States real property holding corporation within the meaning of section 897 of the Code (or any similar provision of state, local or foreign law); (m) none of the Companies nor any of their Subsidiaries have been a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under section 355(a) of the Code: (i) at any time during the two-year period prior to the date hereof; (ii) at any time during the period commencing on the date hereof and ending on the Closing Date; or (iii) which could otherwise reasonably be expected to constitute part of a “plan (or series of related transactions)” (within the meaning of section 355(e) of the Code in conjunction with and including the transactions contemplated by this Agreement; (n) SGR is treated as an entity disregarded as separate from its parent for U.S. federal income tax purposes; (o) none of the Companies nor any of their Subsidiaries will be required, as a result of (i) a change in accounting method for a taxable period beginning on or before the Closing, to include any adjustment under section 481(a) of the Code (or any similar provision of state, local or foreign Tax law) in taxable income for any taxable period beginning on or after the Closing Date; or (ii) any “closing agreement” as described in section 7121 of the Code (or any similar provision of state, local or foreign Tax law), to include any item of income in or exclude any item of deduction from any Post-Closing Tax Period; and (p) all documents which establish or are necessary to establish the title of any Company or any of its Subsidiaries to any assets, or by virtue of which such company has any right, have been duly stamped.

Section 3.11 of the Seller Disclosure Schedule accurately shows for each Company and each Subsidiary of a Company that is organized under the laws of the United States, (a) the current status of such Company or such Subsidiary as (i) a corporation or association taxable as a corporation for U.S. federal income tax purposes; (ii) an entity “disregarded as an entity separate from its owner” (as such phrase is used in section 301.7701-2 of the Regulations) for U.S. federal income tax purposes, or (iii) a partnership for U.S. federal income tax purposes) and (b) in the case of any entity for which a “check-the-box” election under section 301.7701-3(c) of the Regulations was required for the entity to have the status so indicated in Section 3.11 of the Seller Disclosure Schedule, that a valid and timely election was made.

Section 3.12                            Labor and Employment.

(a)           Except as set forth in Section 3.12(a) of the Seller Disclosure Schedule: (i) none of the Companies or their Subsidiaries is a party to or bound by (either directly, by operation of law, or otherwise) any collective bargaining agreement or any other labor-related agreement (including any letter of understanding, letter of intent, voluntary recognition agreement, or binding commitment or representation (either directly or as a member of an employer’s association), in each case, which is binding) with any labor union, trade union, or employee organization or other group which may qualify as a trade union which is applicable to or otherwise affects Identified Employees or independent contractors, nor is any such agreement currently being negotiated; (ii) none of the Companies or their Subsidiaries recognizes any labor union, trade union, or employee organization or other group which may qualify as a trade union as the collective bargaining agent for any Identified Employees or any group of Identified Employees or independent contractors; (iii) neither AE nor SGR Germany is a member of an employer’s association; (iv) neither AE nor SGR Germany applies collective bargaining agreements by means of reference (Bezugnahme), including reference in individual employment contracts; (v) neither AE nor SGR Germany is bound by a collective bargaining agreement that is generally binding (allgemeinverbindlich) or applies by any other law or order or other act issued by a public authority; (vi) no strike, work stoppage or work slow-down involving any of the Companies or their Subsidiaries is current, pending, has occurred in the last three (3) years, or, to the Knowledge of Sellers, is threatened; (vii) the Companies and their Subsidiaries have operated during the last three (3) years and are operating the Business in compliance in all material respects with all Labor Laws; (viii) there are no current pending or, to the Knowledge of Sellers, threatened (A) written unfair labor practice complaints against the Companies or their Subsidiaries, (B) other labor board proceedings of any kind against the Companies or their Subsidiaries or (C) written grievances against the Companies or their Subsidiaries under a collective bargaining agreement, that, in the case of clauses (A), (B) or (C), would, individually or in the aggregate, reasonably be expected to give rise to a material liability of the Business or any liability of any Company or any Subsidiary of any Company that is material in the context of the Companies and their Subsidiaries taken as a whole, or materially interfere with the conduct of the Business; (ix) none of the Companies or their Subsidiaries is party to or, to the Knowledge of Sellers, threatened with any Action which involves any current or former employees of the Companies or their Subsidiaries, or which otherwise relates to any Labor Laws, that would, individually or in the aggregate, reasonably be expected to give rise to a material liability of the Business or any liability of any Company or any Subsidiary of any Company that is material in the context of the Companies and their Subsidiaries taken as a whole, or materially interfere with the conduct of the Business; (x) there are no outstanding or pending decisions of a Governmental Entity or any government safety organization or pensions security trust (including the Pensionsicherungsverein) or settlements involving any current or former employees of the Companies or their Subsidiaries, or which otherwise relate to any Labor Laws, which place (or will or would reasonably be expected to place) any material obligation upon any of the Companies or their Subsidiaries to do or to refrain from doing any act; (xi) to the Knowledge of Sellers, as of the date hereof, none of the Companies or their Subsidiaries is the subject of any threatened or apparent union organizing activities; (xii) no Identified Employee is on long term disability leave; and (xiii) none of the Companies or their Subsidiaries is party to or bound by any statutorily required reemployment of any employee.  “Labor Laws” means any applicable Law relating to collective bargaining, employment, employment standards, equal employment opportunity, employment equity, employment non-discrimination, human rights,  employment of individuals pursuant to a visa or other work authorization which allows such individuals to live and work in the country to which they have been assigned, workers’ compensation, terms and conditions of employment, wages and hours, workers’ health and safety, labor relations, workplace safety, employee insurance and pay equity.

(b)           Except as set forth in Section 3.12(b) of the Seller Disclosure Schedule, as of the date hereof, no works councils applicable to the Companies or any of their Subsidiaries are currently established or, to the Knowledge of Sellers, are in the process of being established, in any establishments and no works council agreements (including reconcilement of interests and/or social plans) that are currently in effect have been entered into by the Companies or any of their Subsidiaries. As of the date hereof, no joint operation exists between either AE and SGR Germany or between AE and/or SGR Germany and any third party.

(c)           Except as set forth in Section 3.12(c) of the Seller Disclosure Schedule, the consent of any labor union, trade union, or employee organization or other group which may qualify as a trade union which is a party to one or more of the collective bargaining or other labor agreements required to be listed in Section 3.12(a) of the Seller Disclosure Schedule is not required in connection with the consummation of the transactions contemplated hereby.  The Companies or their

Subsidiaries respectively have observed all legal information and codetermination provisions in connection with the consummation of the transactions contemplated hereby, in particular relating to rights of German works councils.

(d)           Since January 1, 2007, there have not been any plant closings, mass layoffs or other terminations at any of the Companies or their Subsidiaries that would create any material obligations upon or material liabilities for the Companies or their Subsidiaries, or Purchasers, under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or similar Laws (including similar laws applicable in local jurisdictions) which remain unsatisfied.

(e)           Section 3.12(e) of the Seller Disclosure Schedule contains a list (which list is true and complete with respect to employees in a managerial capacity, and otherwise true and complete in all material respects) as of the date hereof of all Identified Employees and as of the Closing Date all Affected Employees (including the name, country of employment and applicable employer thereof). Section 3.12(e) of the Seller Disclosure Schedule will be updated on the Closing Date to reflect the list (which list shall be true and complete with respect to employees in a managerial capacity, and otherwise true and complete in all material respects) of Affected Employees as of such date (and shall indicate if any such Affected Employees have given written notice of termination of their employment to the Companies or their Subsidiaries).

(f)            The Identified Employees are all the individuals employed in the operation of the Business as conducted as of the date hereof (excluding employees of Sellers or their Affiliates (other than the Companies and their Subsidiaries) who may provide services or support to the Business).

(g)           The Companies or their Subsidiaries do not employ any freelancers except as those named in Section 3.12(g) of the Seller Disclosure Schedule.  Except to the extent not material, none of the freelancers is employed in the meaning of section 7 German Social Security Act IV.

(h)           Section 3.12(h) of the Seller Disclosure Schedule contains a complete and accurate list in all material respects of all expatriate or seconded Identified Employees. Sellers have made available to Purchasers all contracts and other agreements with such Identified Employees relating to the expatriate assignments or secondments of such Identified Employees. To the Knowledge of Sellers, all such expatriate or seconded Identified Employees have appropriate visas, work permits and other necessary legal documents allowing such individuals to live and work in the countries to which they have been assigned.

Section 3.13         Employee Benefit Plans.

(a)           Section 3.13(a) of the Seller Disclosure Schedule contains a true and complete list of each deferred compensation, incentive compensation, “phantom” stock or stock appreciation right, stock purchase, stock option, restricted stock unit and other equity compensation plan, program or agreement; each severance or termination pay, medical, dental, surgical, hospitalization, disability, life insurance and other “welfare” plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or otherwise); each profit-sharing, stock bonus, retirement savings or other “pension” plan, fund or program (whether within the meaning of section 3(2) of ERISA or otherwise); each employment, consulting, termination, severance or change in control agreement; and each other employee benefit plan, fund, program or agreement (including any material arrangements providing for fringe benefits, perquisites, or paid time off), in each case, that is sponsored, maintained or contributed to by any of the Companies or their Subsidiaries or by any trade or business, whether or not incorporated, that together with the Companies and/or any of their Subsidiaries would be deemed a single employer within the meaning of section 4001(b) of ERISA or section 414 of the Code (an “ERISA Affiliate”), or to which the Companies, any of their Subsidiaries or an ERISA Affiliate is party, that, in any such case, is for the benefit of any director, manager, employee or former employee (or any beneficiary of the foregoing) of any of the Companies or their Subsidiaries or with respect to which the Companies or any Subsidiary has any liability (the “Plans”).  Section 3.13(a) of the Seller Disclosure Schedule indicates which of the Plans are sponsored or maintained solely by a company or companies which are the Companies or their Subsidiaries or, in the case of Plans that are agreements, to which any of the Companies or their Subsidiaries is the sole employer party or the sole employer parties (which, together with the Plans the sponsorship of which is transferred pursuant to Section 5.12(a), shall be the “Company Plans”). Each of the Plans that is subject to section 302 or Title IV of ERISA or section 412 of the Code is hereinafter referred to in this Section 3.13 as a “Title IV Plan”.  Except as set forth in Section 3.13(a) of the Seller Disclosure Schedule, no Plan is intended to be qualified under section 401(a) of the Code.  None of the Plans is, and none of the Companies or their Subsidiaries has ever sponsored, administered or contributed to or had any obligation to contribute to a “registered pension plan” within the meaning of subsection 248(1) of the Income Tax Act (Canada).

(b)           No liability under Title IV or section 302 of ERISA has been incurred by the Companies, their Subsidiaries, or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Companies or any ERISA Affiliate of incurring any such liability, other than liability for premiums due to the Pension Benefit Guaranty Corporation.  No Title IV Plan or any trust established thereunder has an “accumulated funding deficiency” (as such term is defined under ERISA and the Code), whether or not waived, as of the last day of the most recent fiscal year of such Plan and with respect to plan years beginning after December 31, 2007, no such Title IV Plan has any unpaid “minimum required contribution” (as such term is defined under ERISA and the Code) whether or not such unpaid “minimum required contribution” is waived.  Except as set forth in Section 3.13(b) of the Seller Disclosure Schedule, no Title IV Plan is a “multiemployer pension plan,” as defined in section 3(37) of ERISA (a “Multiemployer Pension Plan”), nor is any Title IV Plan a plan described in section 4063(a) of ERISA.

i.                              With respect to each Multiemployer Pension Plan in which the Companies, their Subsidiaries, or any ERISA Affiliate participates or has participated, (i) none of the Companies, their Subsidiaries nor any ERISA Affiliate has withdrawn, partially withdrawn, or received any notice of any claim or demand for withdrawal liability or partial withdrawal liability; (ii) none of the Companies, their Subsidiaries nor any ERISA Affiliate has received any notice that any such plan is in critical or endangered status or in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, or that any such plan is or may become insolvent; (iii) none of the Companies, their Subsidiaries nor any ERISA Affiliate has failed to make any required contributions or has any liability under section 515 of ERISA; (iv) to the Knowledge of Sellers, no such plan is a party to any pending merger or asset or liability transfer; (v) to the Knowledge of Sellers, there are no material Pension Benefit Guaranty Corporation proceedings against or affecting any such plan; and (vi) none of the Companies, their Subsidiaries nor any ERISA Affiliate has any withdrawal liability by reason of a sale of assets pursuant to section 4204 of ERISA.

ii.                           Nothing has occurred that would reasonably be expected to result in withdrawal liability for the Companies, their Subsidiaries or any ERISA Affiliate for any such plan.

(c)           Sellers have delivered to Purchasers copies, true and complete, of all material documents and summary plan descriptions of the Company Plans.  Sellers have delivered to Purchasers true and complete copies of the most recent determination letters and opinion letters and the Forms 5500 filed in the most recent three plan years with respect to any Company Plan, including all schedules thereto and financial statements with attached opinions of independent accountants.  Sellers have delivered to Purchasers summaries of material modifications and material communications distributed within the last year to the participants of each material Company Plan.  Sellers have delivered to Purchasers all material communications received from or sent to the Internal Revenue Service, Pension Benefit Guaranty Corporation, the United States Department of Labor or any other Governmental Entity within the last three years and any Forms 5330 filed by the Companies, their Subsidiaries or any ERISA Affiliate, related to a Company Plan.  The Companies, their Subsidiaries and each ERISA Affiliate, as applicable, have in all material respects maintained all employee data necessary to administer each Company Plan, including all data required to be maintained under sections 107 and 209 of ERISA, and such data are true and correct in all material respects.  For each Title IV Plan, Sellers have provided a copy of the most recent annual funding notice.

(d)           Except as set forth in Section 3.13(d) of the Seller Disclosure Schedule, (i) since January 1, 2006, each Company Plan (and each other Plan solely to the extent it relates to employees or former employees of the Business) has been operated and administered in all material respects in accordance with its terms and applicable Law, including, to the extent such Plan is subject to ERISA or the Code, ERISA and the Code, and (ii) Sellers, the Companies, their respective Subsidiaries, and each ERISA Affiliate, are in compliance in all material respects with the applicable provisions of ERISA, the Code and all Laws applicable thereto.  Neither Sellers nor, to the Knowledge of Sellers, any fiduciary of a Plan has violated the requirements of section 404 of ERISA since January 1, 2006.

(e)           No Plan provides medical, surgical, hospitalization, death or similar welfare benefits (whether or not insured) for employees or former employees of any of the Companies or their Subsidiaries for periods extending beyond their retirement or other termination of service, other than coverage mandated by applicable Law, and there has been no communication to any Person that could reasonably be expected to promise or guarantee any such benefits.

(f)            Except as set forth in Section 3.13(f) of the Seller Disclosure Schedule, none of the Companies nor any of their Subsidiaries is a party to an arrangement under which, as a result of the consummation of the transactions contemplated by this Agreement or otherwise, it (i) will be required to pay any bonus, exit or deal remuneration, severance pay, termination pay, unemployment compensation, “excess parachute payment” or any other amount to any director, manager or employee; (ii) will be required to pay any amount that will not be fully deductible under sections 162(m) or 280G of the Code; (iii) is required to forgive Indebtedness of, or make any payment under any Plan, or otherwise, to any director, manager or employee for which any of the Companies or their Subsidiaries will be liable; or (iv) is required to accelerate the time of payment or vesting, or increase the amount of compensation due any employee or former employee, under any Plan.

(g)           Except as set forth in Section 3.13(g) of the Seller Disclosure Schedule, there are no material Actions pending or, to the Knowledge of Sellers, threatened, by or on behalf of any Company Plan (or other Plan solely to the extent it relates to employees or former employees of the Business) or by any employee, former employee or beneficiary covered under any such Plan, involving any such Plan (other than routine claims for benefits).

(h)           No Company Plan (nor other Plan solely to the extent it relates to employees or former employees of the Business) that is subject to ERISA or the Code, or (to the Knowledge of Sellers) any trustee, administrator or fiduciary thereof has engaged in any “prohibited transaction” (as such term is defined in section 406 of ERISA or section 4975 of the Code) with respect to such Plan to which section 406 of ERISA or section 4975 of the Code applies which would reasonably be expected to subject any such Plan or trustee or administrator thereof, or any party dealing with any such Plan, to a tax or penalty on prohibited transactions imposed by section 4975 of the Code.

(i)            Each Company Plan (or other Plan solely to the extent it relates to employees or former employees of the Business) intended to qualify under section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that such Plan is a qualified plan under section 401(a) of the Code and the related trust is exempt from tax under section 501(a) of the Code.  Each such Plan has been timely amended in accordance with the good faith amendment requirements of the Economic Growth & Tax Relief Reconciliation Act of 2001 and any other statutory or regulatory changes requiring amendments (to the extent amendments are required), and if not entitled to rely upon an opinion letter has been timely submitted for a determination letter regarding the provisions of the Economic Growth & Tax Relief Reconciliation Act of 2001 if the deadline for such submission has passed.   No event has occurred that would reasonably be expected to materially adversely affect the qualified or tax-exempt status of any such Plan or trust under sections 401(a) or 501(a) of the Code.

(j)            No Plan, nor any trust created thereunder, now holds or has heretofore held as assets any stock or securities issued by the Sellers, the Companies, their Subsidiaries or any ERISA Affiliate.

(k)           (i) All reports, returns and similar documents with respect to each Company Plan (or any other Plan solely to the extent it relates to employees or former employees of the Business) required to be filed with any Governmental Entity or distributed to any participant of any such Plan have been duly and timely filed or distributed; (ii) all contributions, taxes, fees, interest, penalties and assessments that are payable by or for the Companies, their Subsidiaries or any ERISA Affiliate have been timely reported, fully paid and discharged; and (iii) the Companies and their Subsidiaries have collected or withheld all material amounts that are required to be collected or withheld by them to discharge their obligations, and all of those material amounts have been paid to the appropriate governmental agencies or set aside in appropriate accounts for future payment when due; except to the extent, as to any of clauses (i), (ii) or (iii), that any failure to do so would not, individually or in the aggregate, be material in the context of the Business of the Companies and their Subsidiaries taken as a whole.

(l)            Each Company Plan (or any other Plan solely to the extent it relates to employees or former employees of the Business) that constitutes a “welfare benefit plan” within the meaning of section 3(1) of ERISA, and for which contributions are claimed by the Companies, their Subsidiaries or any ERISA Affiliate as deductions under any provision of the Code or other Law, is in compliance in all material respects with all applicable requirements pertaining to such deduction.  Section 3.13(l) of the Seller Disclosure Schedule discloses whether each such welfare benefit plan is (i) unfunded; (ii) with respect to welfare plans subject to the provisions of the Code, funded through a “welfare benefit fund”, as such term is defined in section 419(e) of the Code, or other funding mechanism; or (iii) insured.

(m)          None of the Companies, the Subsidiaries, the Purchasers or any of their post-Closing ERISA Affiliates has or shall incur, and none of them could reasonably be expected to incur, by operation of law or otherwise, any liability whatsoever with respect to, or in any way related to, any Plan which is not a Company Plan, as part of the transactions contemplated by this Agreement or otherwise.

(n)           None of the Companies or their Subsidiaries has any indemnity obligation for any Taxes or interest imposed or accelerated under section 409A of the Code (“Section 409A”).

Section 3.14         Company Contracts.

(a)           Section 3.14(a) of the Seller Disclosure Schedule identifies Company Contracts which are in the categories listed below (collectively, the “Material Company Contracts”) as of the date hereof:

(i)               any employment, independent contractor, consulting or other Contract pursuant to which any individual would be contractually entitled to payment of base compensation, fees, or target bonus which in aggregate are in excess of $125,000 per annum;

(ii)              any Contract under which any of the Companies or their Subsidiaries has, directly or indirectly, for its own account made any advance, loan, extension of credit or capital contribution to, or other investment of debt or equity in, any Person in excess of $200,000 that has not terminated prior to the date hereof (excluding, for the avoidance of doubt, extensions of credit in the ordinary course of business);

(iii)             any collective bargaining agreement or any other labor-related agreements with any labor union applicable to employees;

(iv)             any Contract evidencing or guaranteeing Indebtedness or any Guarantee of any of the Companies or any of their Subsidiaries, identifying which Guarantees are Company Guarantees and which Guarantees are Guarantees for borrowed money;

(v)              any Contract pursuant to which any of the Companies or their Subsidiaries currently provides totalisator or race book services that generated revenues to the Companies and their Subsidiaries in excess of $375,000 during fiscal year 2008;

(vi)             any Contract (not otherwise covered by Section 3.14(a)(v)) that contemplates a sale by any of the Companies or their Subsidiaries of any Software or terminals (that is not completed as of the date hereof) that is reasonably expected to generate revenues to the Companies and their Subsidiaries in excess of $200,000;

(vii)            any Contract pursuant to which the Companies or their Subsidiaries have licensed any Intellectual Property of a third party that is material to the operation of the Business;

(viii)           any Contract pursuant to which any Seller or any Affiliate of any Seller (including for this purpose any of the Companies or their Subsidiaries) has licensed or granted rights (including, without limitation, by covenant-not-to-sue or non-assert) to a third party in or to material Intellectual Property owned by it that is material to the operation of the Business, except licenses or grants that appear (or are substantially similar to those that appear) in the ordinary course of business in customer contracts;

(ix)             any vendor or supplier Contract pursuant to which any of the Companies or their Subsidiaries paid amounts to such vendor or supplier in excess of $250,000 during fiscal year 2008;

(x)              any other Contract or group of related Contracts (not otherwise covered by Sections 3.14(a)(i) through (ix)) that is reasonably expected to require payments by any of the Companies or their Subsidiaries in excess of $250,000 in any fiscal year;

(xi)             any Contract relating to any (A) acquisition or disposition of all or substantially all of the assets or securities constituting a line of business of any Person; (B) merger, consolidation or other business combination; or (C) series or group of related transactions or events of the type specified in Sections 3.14(a)(xi)(A) and (B), in any such case either (x) entered during the twelve (12) month period preceding the date hereof; or (y) entered into prior to the date hereof under which any of the Companies or their Subsidiaries has continuing obligations (contingent or otherwise) that would reasonably be expected to have a material impact on the Business of the Companies and their Subsidiaries taken as a whole;

(xii)            any Contract that contains an express non-competition covenant (and not, by way of example, merely a limitation in a license or confidentiality agreement, or an exclusivity or similar provision) that materially limits or purports to materially limit the ability of the Companies and their Subsidiaries to compete in any line of business with any Person or in any area, or grants to the other party to such Contract or any third Person “most favored nation” status that would reasonably be expected to have a material impact on the Business;

(xiii)           any Contract (not otherwise covered by Sections 3.14(a)(i) through (xii)) to sell or otherwise dispose of any assets of the Companies or their Subsidiaries other than in the ordinary course of business, with a value, for any such asset or group of related assets, in excess of $250,000;

(xiv)           any Contract that by its express terms creates a joint venture or partnership in which any of the Companies or their Subsidiaries shares equity ownership with any other Person;

(xv)            any distributor, dealer, sales agency sales representative, or marketing Contract that is reasonably expected to require payments by any of the Companies or their Subsidiaries in excess of $200,000 in any fiscal year;

(xvi)           any Contract (including any keepwell agreement) under which (A) any Person other than Sellers or their Affiliates has directly or indirectly guaranteed any liabilities or obligations of any of the Companies or their Subsidiaries, in case of each such liability or obligation, in an amount in excess of $200,000; or (B) any of the Companies or their Subsidiaries has, directly or indirectly, guaranteed any liabilities or obligations of any other Person other than other Companies or their wholly owned Subsidiaries;

(xvii)          any Contract imposing an Encumbrance (other than a Permitted Encumbrance) on any assets of any of the Companies or their Subsidiaries that are material to the Business;

(xviii)         any Contract involving the making of any capital expenditure after the date hereof in excess of $200,000;

(xix)            any Contract expressly limiting or restricting the ability of any of the Companies or their Subsidiaries to make distributions or declare or pay dividends in respect of its capital stock;

(xx)             any Contract containing or incorporating any provision relating to sharing of liabilities with, or indemnification of, any third party (excluding, for the avoidance of doubt, any warranty or indemnification relating to the performance of other obligations contained in such Contract) that would reasonably be expected to have a material impact on the Business of the Companies and their Subsidiaries taken as a whole, other than Contracts entered into in the ordinary course of business consistent with past practice or as disclosed at Section 3.14(a)(xx) of the Seller Disclosure Schedule;

(xxi)            any Contract relating to interest rate, currency or commodity derivative or hedging transaction;

(xxii)        any Contract other than as set forth above to which any of the Companies or their Subsidiaries is a party or by which it or any of its assets or businesses is bound or subject that if breached by the Companies or their Subsidiaries or terminated in advance of its scheduled expiration or not renewed would reasonably be expected to have a Companies Material Adverse Effect;

(xxiii)            any undrawn letter of credit or performance bond in relation to which any of the Companies or their Subsidiaries has any obligations in an amount in excess of $50,000; and

(xxiv)            any written commitment to enter into any agreement of the type described in Sections 3.14(a)(i) through (xxiii).

(b)           Except as set forth in Section 3.14(b) of the Seller Disclosure Schedule, (i) each Material Company Contract (A) constitutes a valid and binding obligation of the applicable Company or Subsidiary of the Companies party thereto; and (B) is in full force and effect, and enforceable against the applicable Company or Subsidiary of the Companies party thereto and, to the Knowledge of Sellers, each other party thereto, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity); (ii) none of the Companies or their Subsidiaries and, to the Knowledge of Sellers, no other party thereto, is in breach or default under any Material Company Contract, with or without notice or lapse of time or both, and none of the Companies or the Subsidiaries of the Companies has given or received written notice of any dispute, breach or default thereunder, except, in each case, where such failure to be in full force and effect and enforceable, or such breach, default or dispute, would not, individually or in the aggregate, reasonably be expected to give rise to a material liability of the Business or any liability of any Company or any Subsidiary of any Company that is material in the context of the Companies and their Subsidiaries taken as a whole, or materially interfere with the conduct of the Business; and (iii) no Seller, Company or Subsidiary of the Companies, has received notice (whether written or oral) of the pending or overtly threatened cancellation, revocation or termination, or material modification or amendment of any Material Company Contract.  No Company or Subsidiary of the Companies has assigned, delegated or otherwise transferred any of its material rights or obligations with respect to any such Material Company Contract except to another Company or Subsidiary of a Company.

Section 3.15         Insurance.

(a)           Section 3.15(a) of the Seller Disclosure Schedule sets forth a list of all insurance policies relating to the Business or otherwise to the Companies, their Subsidiaries and/or their assets and/or properties the (“Insurance Policies”), indicating which of such policies are held by and which are held solely by any of the Companies or their Subsidiaries (the “Primary Policies”).  All Insurance Policies which are not Primary Policies are referred to herein as “Global Policies”.  All such Insurance Policies are in full force and effect (other than any policies that cease to be in full force and effect as a result of expiring in accordance with their terms).  As of the date hereof, there is no claim by any of the Companies or their Subsidiaries pending under any Insurance Policies as to which coverage has been denied or disputed in writing by the applicable insurers.  All premiums due and payable under all Insurance Policies have been paid and the Sellers or their Affiliates, as applicable, are in compliance in all material respects with the terms and conditions of such policies.  None of the Sellers, the Companies or the Subsidiaries of the Companies has within the previous three (3) years received any written notice of cancellation or termination of, or refusal of coverage or rejection of any material claim under any Insurance Policy or any material adjustment in the amount of premiums payable with respect to any Insurance Policy.  The Companies and their Subsidiaries shall immediately after Closing continue to have coverage under the Primary Policies to the extent provided therein.

(b)           Section 3.15(b) of the Seller Disclosure Schedule sets forth existing claims under the Insurance Policies as of the date of this Agreement.

Section 3.16         Real Property.

(a)           Section 3.16(a) of the Seller Disclosure Schedule sets forth a list of all real property owned by any of the Companies or their Subsidiaries (the “Owned Real Property”).  Except as set forth in Section 3.16(a) of the Seller Disclosure Schedule, the Companies and/or their Subsidiaries has good fee simple title, free and clear of Encumbrances (other than Permitted Encumbrances), to all of the Owned Real Property.  Except as set forth in Section 3.16(a) of the Seller Disclosure Schedule, with respect to each such parcel of Owned Real Property: (i) there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting any Person the right of use or occupancy of all or any portion of such parcel; and (ii) there are no outstanding rights of first refusal, rights of first offer, options or similar rights of any other Person to purchase such parcel or any portion thereof or any interest therein.

(b)           Section 3.16(b) of the Seller Disclosure Schedule sets forth a list of all leases, subleases or other instruments pursuant to which any of the Companies or their Subsidiaries holds a leasehold or subleasehold estate or other right to use or occupy any interest in real property that is material to the conduct of the Business as currently conducted (collectively, with the Company Lease, the “Company Leases”) and each material leased or subleased parcel of real property in which any of the Companies or their Subsidiaries is a tenant, subtenant or occupant thereunder (the “Leased Real Property”).  Except as set forth in Section 3.16(b) of the Seller Disclosure Schedule, (i) each lease within the definition of “Leased Real Property” (A) constitutes a valid and binding obligation of the applicable Company or Subsidiary of the Companies party thereto; and (B) is in full force and effect, and enforceable against the applicable Company or Subsidiary of the Companies that is a party thereto and, to the Knowledge of Sellers, each other party thereto, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at Law or in equity); and (ii) none of the Companies or their Subsidiaries and, to the Knowledge of Sellers, no other party thereto, is in breach or default under any lease within the definition of “Leased Real Property”, with or without notice or lapse of time or both, and none of the Sellers, the Companies or the Subsidiaries of the Companies has given or received written notice of any material dispute, breach or default thereunder, except, in each case, where such failure to be in full force and effect and enforceable, or such breach, default or dispute, would not, individually or in the aggregate, reasonably be expected to give rise to a material liability of the Business or any liability of any Company or any Subsidiary of any Company that is material in the context of the Companies and their Subsidiaries taken as a whole, or materially interfere with the conduct of the Business.

(c)           Except as set forth in Section 3.16(c) of the Seller Disclosure Schedule, none of the Companies or their Subsidiaries is a party to any lease, sublease, concession agreement, use and occupancy agreement, assignment or similar arrangement under which such Company or Subsidiary is a sub-lessor or assignor of the Leased Real Property.

(d)           The Owned Real Property and the Leased Real Property (collectively the “Real Property”) comprise all of the material real property used in the Business of the Companies and their Subsidiaries and none of the Companies or any of their Subsidiaries is a party to any option to purchase any such real property or interest therein.

(e)           None of the Companies nor any of their Subsidiaries has received any written notice of any condemnation, expropriation or other proceeding in eminent domain affecting in any material respect any parcel of Real Property or any portion or interest therein.

(f)            The Real Property currently conforms in all material respects with all material land use, zoning, health, fire, water and building codes and any other material applicable Laws and no such Laws prohibit or limit the use or operation of the Real Property in all material respects as currently used or operated.  To the Knowledge of Sellers, none of the Companies or their Subsidiaries has received notice of any pending or threatened change in the zoning classification of the Real Property or any portion thereof.

Section 3.17         Intellectual Property.

(a)           Section 3.17(a) of the Seller Disclosure Schedule sets forth a complete and correct list of all (i) applications for and issued Patents; (ii) registered and applications for registration with respect to Trademarks; (iii) registered and applications for registration with respect to Copyrights; (iv) registered Domain Names; and (v) Software that is material to the operation of the Business, in each case owned by any of the Companies or their Subsidiaries. To the Knowledge of Sellers the Intellectual Property listed in Section 3.17(a) of the Seller Disclosure Schedule is subsisting, and has not been adjudicated invalid or unenforceable. The Companies’ and their Subsidiaries’ ownership of and rights to use the Intellectual Property that is material to the operation of the Business will not be lost, or rendered subject to termination by any third Person, by virtue of the acquisition of the Interests or the consummation of the transactions contemplated by this Agreement.

(b)           Except as set forth in Section 3.17(b) of the Seller Disclosure Schedule, (i) the Companies and/or their Subsidiaries own, free and clear of Encumbrances (other than Permitted Encumbrances), or have rights to use, all Intellectual Property that is material to the conduct of the Business as currently conducted, and (ii) none of such Intellectual Property required to carry on the Business is owned by any of Sellers or their Affiliates (other than the Companies and their Subsidiaries).

(c)           Section 3.17(c) of the Seller Disclosure Schedule sets out a complete and accurate list of all registered and unregistered Intellectual Property material to the operation of the Business used by both (i) any of the Companies or their Subsidiaries; and (ii) any of Sellers or their Affiliates (other than the Companies and their Subsidiaries).

(d)           Except as set forth in Section 3.17(d) of the Seller Disclosure Schedule, (i) the conduct of the Business as carried out in the past two (2) years does not infringe or otherwise violate any Person’s Intellectual Property in any manner and, to the Knowledge of Sellers, the Purchasers’ operation of the Business immediately after Closing, in the same manner as conducted by the Companies and the Subsidiaries at Closing, will not infringe or otherwise violate any Person’s Intellectual Property in any such manner, except, in each case, where such infringement or violation would not, individually or in the aggregate, reasonably be expected to give rise to a material liability of the Business or any liability of the Companies or any of their Subsidiaries that is material in the context of the Companies and their Subsidiaries taken as a whole, or materially interfere with the conduct of the Business, (ii) to the Knowledge of Sellers, there is no claim pending or threatened in writing against any of the Companies or their Subsidiaries related to any of their infringement or violation or misuse of any Person’s Intellectual Property in any such manner, and (iii) to the Knowledge of Sellers, no Person is infringing or otherwise violating any Intellectual Property owned by any of the Companies or their Subsidiaries, and no such infringement claims are pending or threatened against any Person by any of Sellers, the Companies or the Subsidiaries of the Companies.

(e)           Except as set out in Section 3.17(e) of the Seller Disclosure Schedule, no Publicly Available Software has been used to develop or create any Software owned by the Companies or their Subsidiaries that is material to the operation of the Business and no such Software contains, incorporates or is based on any Publicly Available Software.

(f)            Except as set out in Section 3.17(f) of the Seller Disclosure Schedule, all personnel, including employees, agents and consultants, who have materially contributed to or materially participated in the conception, reduction to practice or development of any Intellectual Property material to the operation of the Business, have so contributed or participated either: (i) in a “work -for -hire” arrangement or agreement with any of Sellers or their Affiliates (including the Companies and their Subsidiaries) in accordance with applicable Law, that by its terms accords the Companies and their Subsidiaries full and exclusive ownership of all right, title and interest in and to, all such Intellectual Property; or (ii) under appropriate instruments of assignment in favor of any of Sellers or their Affiliates (including the Companies and their Subsidiaries) as assignee that by their terms convey to the Companies and their Subsidiaries full and exclusive ownership of all right, title and interest in and to all such Intellectual Property.

(g)           Except as set out in Section 3.17(g) of the Seller Disclosure Schedule, the Companies and their Subsidiaries maintain reasonable precautions to protect the confidential information of the Companies or any of the Subsidiaries that is material to the operation of the Business.

(h)           Except as set out in Section 3.17(h) of the Seller Disclosure Schedule, each of the Companies and their Subsidiaries complies with all applicable data protection laws and neither Sellers nor any of the Companies or their Subsidiaries have received any written notice or written allegation alleging that any of the Companies or their Subsidiaries has not complied with any of them, except for any non-compliance as would not, individually or in the aggregate, reasonably be expected to give rise to a material liability of the Business or any liability of the Companies or any of their Subsidiaries that is material in the context of the Companies and their Subsidiaries taken as a whole, or materially interfere with the conduct of the Business.

Section 3.18         Personal Property.

(a)           Except as set forth in Section 3.18(a) of the Seller Disclosure Schedule, the Companies and/or their Subsidiaries have good title to, free and clear of Encumbrances (other than Permitted Encumbrances), or valid rights to use, all material items of tangible personal property that are required or necessary to the conduct of the Business as currently conducted (the “Tangible Personal Property”) (except as sold or otherwise disposed of subsequent to the date hereof not in violation of this Agreement).

(b)           Except as set forth on Schedule 3.18(b) of the Seller Disclosure Schedule, (i) each lease of such Tangible Personal Property to which any of the Companies or their Subsidiaries is a party or by which any of them is otherwise expressly bound (A) constitutes a valid and binding obligation of the applicable Company or Subsidiary of the Companies party thereto; and (B) is in full force and effect, and enforceable against the applicable Company or Subsidiary of the Companies that is a party thereto and, to the Knowledge of Sellers, each other party thereto, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in material equity); and (ii) none of the Companies or their Subsidiaries and, to the Knowledge of Sellers, no other party thereto, is in breach or default under any such lease, with or without notice or lapse of time or both, and none of the Sellers, the Companies or the Subsidiaries of the Companies has given or received written notice of any material dispute, breach or default thereunder, except, in each case, where such failure to be in full force and effect and enforceable, or such breach, default or dispute, would not, individually or in the aggregate, reasonably be expected to give rise to a material liability of the Business or any liability of any Company or any Subsidiary of any Company that is material in the context of the Companies and their Subsidiaries taken as a whole, or materially interfere with the conduct of the Business.

(c)           The Tangible Personal Property is generally suitable for the uses for which it is currently used, is in operating condition and repair in all material respects, subject to ordinary wear and tear and routine maintenance, and is free of material patent and material latent defects and free of defects that would prevent the continued use thereof by the Companies and their Subsidiaries following the Closing Date in the conduct of the Business, except in each case, such defects which would not, individually or in the aggregate, reasonably be expected to give rise to a material liability of the Business or any liability of the Companies and their Subsidiaries taken as a whole.

(d)           Except as set forth in Section 3.18(d) of the Seller Disclosure Schedule, to the actual knowledge of those persons listed in the definition of “Knowledge of Sellers” as of the date hereof there are no material programming errors or design defects that exist in a substantial number of any type or substantially similar type of video lottery terminals or other gaming machines which are or have been sold, offered for sale, leased or otherwise provided to third parties by or on behalf of the Companies and their Subsidiaries.

Section 3.19         Intercompany Contracts.  Except as set forth in Section 3.19 of the Seller Disclosure Schedule, there are no written Company Contracts between (i) on one hand, any of (x) the Sellers or their Affiliates (other than any of the Companies or their Subsidiaries), or (y) to the Knowledge of Sellers, any officer or director of any Seller or any of their Affiliates, or any member of such Person’s immediate family or any entity controlled by one or more of the foregoing, and (ii) on the other hand, any of the Companies or their Subsidiaries.

Section 3.20         Brokers’ Fees.  No broker, investment banker, financial advisor or other Person, other than Broadpoint Capital, Inc., the fees and expenses for which shall be paid by a Seller or an Affiliate thereof (other than any of the Companies or their Subsidiaries), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of any of the Sellers or their Affiliates.

Section 3.21         No Reliance.  SGC (on behalf of itself and its Affiliates) acknowledges that it has had the opportunity to conduct an independent investigation of the financial condition, liabilities, results of operations and projected operations of the business of Sportech and the nature and condition of its properties and assets and, in making the determination to proceed with the transactions contemplated by this Agreement and the Ancillary Agreements, has relied solely on the results of its own independent investigation and the provisions set forth in Article IV, the Ancillary Agreements, and the certificates to be delivered pursuant to Section 6.3(d).  SGC acknowledges that none of the Purchasers nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information, written or oral and in any form provided, which has been made available (or which is made available after the date hereof) to SGC, its Affiliates or their Representatives regarding Sportech or its business or other matters other than the representations or warranties included in Article IV.  Without limiting the generality of the foregoing, other than to the extent contained in Article IV, the Ancillary Agreements or the certificates to be delivered pursuant to Section 6.3(d), none of the Purchasers nor any other Person has made a representation or warranty, express or implied, to SGC, its

Affiliates or their Representatives, and SGC (on behalf of its Affiliates and their Representatives) expressly disclaims reliance, with respect to (a) any projections, forecasts, estimates or budgets made available (or which are made available after the date hereof) to SGC, its Affiliates or their Representatives for Sportech’s business (or any parts thereof), or future revenues, expenses or expenditures, future results of operations (or any component thereof, including EBITDA), future cash flows on future financial condition (or any component thereof) in each case, of Sportech’s business, or the future business or operations of Sportech; (b) business opportunities, including the prospects for new (or re-negotiated or revised) Contracts or arrangements or one-time or other sales, entering into new markets or otherwise obtaining new business or retaining existing business Contracts or arrangements; (c) strategies or plans for growing Sportech’s business or reducing the expenses of Sportech’s business or the probable success or profitability of the ownership of the Sportech Shares or Sportech’s business; (d) any material, documents or information, written or oral and in any form provided, which has been made available (or which is made available after the date hereof) to SGC or its Representatives; (e) the Circular and any other documents published by Sportech in connection with the transactions contemplated hereby; and (f) without limiting the generality of the foregoing, any communications (written or oral) between Purchasers and their Representatives, on the one hand, and Sellers or any of their Representatives, on the other hand, in each case, except as expressly covered by a representation or warranty set forth in Article IV or the certificates to be delivered pursuant to Section 6.3(d).

Section 3.22         Books and records.  The books of account, minute books, and stock record books of each Company and each Subsidiary of the Companies with respect to the last three (3) years comply in all material respects with the material requirements of applicable Law.

Section 3.23         Bank Accounts and Powers of Attorney.  Section 3.23 of the Seller Disclosure Schedule contains a complete and correct list of (a) the names and locations of all banks, trust companies, securities brokers and other financial institutions at which each Company or Subsidiary of the Companies has an account, lockbox or safe deposit box or maintains a banking, custodial, trading or other similar relationship; (b) the bank, trust company, securities broker and other financial institution in which each such account, lockbox or safe deposit box is held; and (c) the name of every Person authorized to draw thereon or who has access thereto.  Except as set forth in Section 3.23 of the Seller Disclosure Schedule, no person holds any power of attorney from any Company or Subsidiary of the Companies, except powers of attorney granted in the ordinary course of business (including to third-party professionals in connection with customs, tax, and similar matters).

Section 3.24         Restricted Cash.  As of the Closing Date, the Companies and their Subsidiaries shall have on hand the then-current balances of any cash amounts in the categories described in Part A of Section 2.4(a) of the Seller Disclosure Schedule.

Section 3.25         Sufficiency of Assets Except as set forth in Section 3.25 of the Seller Disclosure Schedule, the rights, properties and assets of the Companies and their Subsidiaries and the facilities and services to which the Companies and their

Subsidiaries have a contractual right and the rights of the Purchasers and their Affiliates (including Companies and their Subsidiaries) pursuant to the Ancillary Agreements, but excluding any administrative or similar group services provided in the ordinary course of business by Sellers to the Companies and their Subsidiaries as of the date hereof and not provided pursuant to the Ancillary Agreements, and excluding rights, properties, assets, facilities and services which are not material to the operation of the Business, together include all rights, properties, assets, facilities and services that are necessary for the Purchasers and their Affiliates (including the Companies and their Subsidiaries) to carry on the Business after Closing substantially in the manner in which it has been carried on immediately prior to the Closing.  For the avoidance of doubt, the Companies and their Subsidiaries do not conduct terminal engineering or manufacturing functions or own lottery terminals or parts jointly used with Sellers or other Affiliates of Sellers that are not reflected in the Final Net Working Capital.

Section 3.26         Acquisition for Investment.  The Sellers have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of Sellers’ acquisition of the Sportech Shares.  The Sellers are acquiring the Sportech Shares solely for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing such Sportech Shares, other than to any of their respective Affiliates.  The Sellers acknowledge that the Sportech Shares have not been registered under applicable securities Laws of the United States.  The Sellers agree that the Sportech Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without qualification under applicable securities Laws, except pursuant to an exemption from such qualification available under such securities Laws.

Section 3.27         Disclosure.  The information regarding SGC and its Affiliates (including the Companies and their Subsidiaries) furnished by SGC to Sportech or its Affiliates in writing for the purposes of inclusion in the Circular or any public documentation issued in connection with the Sportech Equity Offering as extracted and set out at Section 3.27 of the Seller Disclosure Schedule (such information being the “Seller Provided Information”) does not contain any untrue statement of a material fact as of the date of this Agreement.

Section 3.28         Disclaimer of Warranties.  NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES TO PURCHASERS OR ANY OTHER PERSON IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, EXCEPT AS SPECIFICALLY SET FORTH IN THIS ARTICLE III.  ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE DISCLAIMED BY SELLERS.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF SPORTECH

Except as set forth on the Purchasers Disclosure Schedule, Sportech represents and warrants to Purchasers as of the date hereof and as of the Closing Date, as follows:

Section 4.1            Organization and Good Standing.  Each of Purchasers (a) is duly incorporated or organized, validly existing and in good standing under the Laws of its governing jurisdiction; (b) has all requisite corporate, company or limited liability company (or other applicable entity) power and authority to own, operate and lease its assets and properties and to carry on its business as it is now being conducted; (c) is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified and (d) is in substantial compliance with its charter, by laws or other Governing Documents, except, in the case of clauses (c) or (d), where the failure to be so qualified and in good standing, or to be in such compliance, would not be material in the context of the business of the Purchasers and their Subsidiaries taken as a whole.

Section 4.2            Authorization.  Each Purchaser has the requisite corporate or company power and authority to execute and deliver this Agreement and those Ancillary Agreements to which it is a party.  The execution and delivery of this Agreement and each of the Ancillary Agreements by Purchasers and the consummation by Purchasers of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors (or equivalent governing body) of each Purchaser and no other company proceedings are necessary (i) to authorize this Agreement or the Ancillary Agreements; or (ii) except for the approval of the Sportech Voting Proposal at the Sportech Shareholders Meeting, to consummate the transactions contemplated hereby or thereby.  This Agreement has been duly executed and delivered by each Purchaser and (assuming due authorization, execution and delivery by Sellers) this Agreement constitutes, and each of the Ancillary Agreements, when executed and delivered by Purchasers (assuming due authorization, execution and delivery by the other parties thereto) will constitute, a valid and binding obligation of such Purchasers, enforceable against such Purchasers in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.3            No Conflict.  Except as set forth in Section 4.3 of the Purchaser Disclosure Schedule and assuming all Required Governmental Approvals, Purchaser Governmental Approvals and Seller Governmental Approvals, and all waiting periods described in Section 4.3 of the Purchaser Disclosure Schedule, have been obtained or made, or have expired, the execution and delivery of this Agreement and the Ancillary Agreements by Purchasers and the consummation by Purchasers of the transactions contemplated hereby and thereby will not (a) result in a material contravention, violation or breach of Law applicable to the Purchasers or their Subsidiaries; (b) conflict with, result in a violation or breach of, or constitute a default under (including any such conflict, violation, breach or default resulting from the failure to make or obtain any required notification, consent, waiver or approval under), result in the acceleration of, or create in any party the right to accelerate, terminate or cancel, or give rise to a right of payment, prepayment or reimbursement, or termination, cancellation, modification or acceleration under, or to additional accelerated or guaranteed rights or entitlement of any Person under, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) upon any of the properties or assets of the Purchasers or their Subsidiaries under any provision of any material Purchaser Contract, in each case whether with or without notice, lapse of time or both; or (c) contravene, conflict with, or result in any violation or breach of any provision of the memorandum and articles of association or other Governing Documents of any Purchaser or its Subsidiaries, other than, in the case of Section 4.3(b), any such violations, conflicts, breaches, defaults, accelerations or rights that would not, individually or in the aggregate, reasonably be expected to materially impair or delay such Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby, or give rise to a material liability of the Purchasers and their Subsidiaries taken as a whole, or materially interfere with the conduct of the business of the Purchasers or their Subsidiaries taken as a whole.

Section 4.4            Legal Proceedings.  Except as set forth in Section 4.4 of the Purchaser Disclosure Schedule and except as to any Actions disclosed in Section 4.12(b) of the Purchaser Disclosure Schedule, there are no Actions pending or, to the Knowledge of Sportech, threatened against any Purchaser or its Subsidiaries or any of their respective assets or properties which, individually or in the aggregate, would reasonably be expected to (a), as of the date hereof, materially impair or delay any Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby; or (b) give rise to a material liability in respect of any Purchaser’s business or materially interfere with the conduct of such Purchaser’s business.  Except as set forth in Section 4.4 of the Purchaser Disclosure Schedule, none of the Purchasers, its Subsidiaries or, to the Knowledge of Sportech, their respective directors, officers, managers or employees (in their capacities as such) is subject to any Governmental Order which, individually or in the aggregate, would reasonably be expected to (i) as of the date hereof, materially impair or delay such Purchasers’ ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby, or (ii) give rise to a material liability of such Purchaser’s business or materially interfere with the conduct of such Purchaser’s business.

Section 4.5            Acquisition for Investment.  Sportech has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of Purchasers’ purchase of the Interests.  Purchasers are acquiring the Interests solely for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention distributing such Interests, other than to any of their respective Affiliates.  Purchasers acknowledge that the Interests have not been registered under applicable securities Laws.  Purchasers agree that the Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without qualification under applicable securities Laws, except pursuant to an exemption from such qualification available under such securities Laws.

Section 4.6            Funding.  Subject to the satisfaction or (where applicable) waiver of all the conditions set forth in the Placing Agreement (as defined in this Section 4.6), Purchasers will have on the Closing Date sufficient funds to enable Purchasers to consummate the transactions contemplated hereby, including payment of the Cash Closing Consideration and any other portion of the Purchase Price that becomes payable in cash at Closing and all fees and expenses of Purchasers relating to the transactions contemplated hereby.  Purchasers have delivered to Sellers a copy of a duly executed placing agreement, dated as of the date of this Agreement, among Sportech and Close Brothers Corporate Finance Limited and Investec Investment Banking, a division of Investec Bank plc (the “Placing Agreement”) relating to the placing of the Placing Shares to be allotted and issued pursuant to the terms of the Placing Agreement, which Placing Agreement shall not be materially amended without the prior written consent of SGC except if such amendment would not reasonably be expected to materially affect the ability of Purchasers to consummate, or to materially delay the consummation of, the transactions contemplated hereby.

Section 4.7            Brokers’ Fees.  No broker, investment banker, financial advisor or other Person other than Close Brothers Corporate Finance and Investec, the fees and expenses for which shall be paid by Purchasers (or an Affiliate thereof), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Purchasers or any of their Affiliates.

Section 4.8            No Reliance.  Each Purchaser (on behalf of itself and its Affiliates) acknowledges that it has had the opportunity to conduct an independent investigation of the financial condition, liabilities, results of operations and projected operations of the Business and the Companies and their Subsidiaries and the nature and condition of their respective properties and assets and, in making the determination to proceed with the transactions contemplated by this Agreement and the Ancillary Agreements, has relied solely on the results of its own independent investigation and the provisions set forth in this Agreement, the Ancillary Agreements, and the certificates to be delivered pursuant to Section 6.2(e).  Each Purchaser acknowledges that none of Sellers, the Companies, the Subsidiaries of the Companies or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information, written or oral and in any form provided, which has been made available (or which is made available after the date hereof) to such Purchaser, its Affiliates or their Representatives regarding the Companies, their Subsidiaries, the Business or other matters other than the representations or warranties included in Article III.  Without limiting the generality of the foregoing, other than to the extent contained in Article III, the Ancillary Agreements or the certificates to be delivered pursuant to Section 6.2(e), none of Sellers, the Companies, the Subsidiaries of the Companies or any other Person has made a representation or warranty, express or implied, to Purchasers, their Affiliates or their Representatives, and each Purchaser (on behalf of its Affiliates and their Representatives) expressly disclaims reliance, with respect to (a) the Confidential Information Memorandum dated February 2009 with respect to the Business, any management presentation (or any question and answer session, “break-out” session or other meeting) or oral or written responses to questions or requests submitted (in writing or orally) by or on behalf of Purchasers or their Affiliates or their Representatives; (b) any projections, forecasts, estimates or budgets made available (or which are made available after the date hereof) to Purchasers, their Affiliates or their Representatives for the Business (or any parts thereof) or any of the Companies or their Subsidiaries, or future revenues, expenses or expenditures, future results of operations (or any component thereof, including “EBITDA”), future cash flows or future financial condition (or any component thereof), in each case, of the Business or the Companies and their Subsidiaries, or the future business or operations of the Companies and their Subsidiaries; (c) business opportunities, including the prospects for new (or re-negotiated or revised) Contracts or arrangements or one-time or other sales, entering into new markets or otherwise obtaining new business or retaining existing business, Contracts or arrangements (including the prospects or legality of Internet or other account wagering business not conducted by any of the Companies or their Subsidiaries as of the date hereof); (d) strategies or plans for growing the Business or reducing the expenses of the Business or the probable success or profitability of the ownership of the Interests or the Business; (e) the costs or other effects associated with operating the Business as a “stand-alone” enterprise; (f) any material, documents or information, written or oral and in any form provided, which has been made available (or which is made available after the date hereof) to Purchasers or their Representatives in the Electronic Data Room or otherwise; and (g) without limiting the generality of the foregoing, any communications (written or oral) between Purchasers and their Representatives, on the one hand, and Sellers or any of their Representatives (including members of management or employees of the Business), on the other hand, in each case, except as expressly covered by a representation or warranty set forth in Article III or in any Ancillary Agreement or the certificate to be delivered pursuant to Section 6.2(e).

Section 4.9            Capital Structure.

(a)           The authorized share capital of Sportech consists of 140,000,000 ordinary shares, of which, as at the date of this Agreement, (i) 100,652,603 were issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable and none of which were issued in violation of preemptive or similar rights; and (ii) 1,628,967 were subject to outstanding options under Sportech’s stock option plans and pursuant to the terms of Sportech’s stock option plans, commitments to issue new shares or re-issue treasury shares shall not exceed 10% of the issued ordinary share capital of Sportech in any rolling 10 year period.  No change in such capitalization has occurred since September 30, 2009, except for changes resulting from the exercise or termination of stock options outstanding as of September 30, 2009.  Except as set forth in this Section 4.9(a) or in Section 4.9(a) of the Purchaser Disclosure Schedule, there are no (A) outstanding obligations (contingent or otherwise), options, warrants, convertible securities or other rights, Contracts or commitments (contingent or otherwise) relating to the capital stock or other equity interests of Sportech or obligating Sportech to issue or sell or otherwise transfer capital stock or other equity interests of Sportech; (B) outstanding obligations (contingent or otherwise) of Sportech to repurchase, redeem or otherwise acquire shares of capital stock or other equity interests of Sportech, to pay any dividend or make any distribution in respect thereof, or to make any investment in any equity interests in any other Person; (C) outstanding obligations (contingent or otherwise), options, warrants, convertible securities or other rights, Contracts or commitments (contingent or otherwise) obligating Sportech to make any investment in debt securities of or extend any loan to any other Person (which, for the avoidance of doubt, shall not include any extension of credit in the ordinary course of business); or (D) voting trusts, operating agreements, proxies or other Contracts or understandings (contingent or otherwise) in effect with respect to the voting or transfer of equity interests of Sportech.

(b)           The Sportech Shares to be issued pursuant to Section 2.1 will be duly authorized, validly issued, fully paid and non-assessable, and will be free and clear of any Encumbrances.

(c)           Except as set forth in Section 4.9(c) of the Purchaser Disclosure Schedule, there are no Persons in which Sportech owns any equity interest.

Section 4.10         United Kingdom Listing Authority Filings; Financial Statements; Solvency.

(a)           Since January 1, 2007, Sportech has timely filed all forms, reports, statements and documents required to be filed by it (i) pursuant to the Companies Acts 1985 and 2006, as applicable; and (ii) pursuant to the rules of the United Kingdom Listing Authority (“UKLA”) (collectively together with any such forms, reports, statements and documents Sportech may file subsequent to the date hereof until the Closing, including the Circular and any other documents required by applicable Law in connection with the Sportech Equity Offering or the Sportech Shareholders Meeting, the “Sportech Reports”).  Each Sportech Report was prepared in all material respects in accordance with the requirements of applicable Law including the Companies Act 1985 and 2006, as applicable, and the requirements of the UKLA, as the case may be and including, in the case of the Circular, the requirement set out in section 80 of the Financial Services and Markets Act 2000 that the Circular contains all such information as investors and their professional advisers would reasonably require, and reasonably expect to find there, for the purpose of making an informed assessment of the assets and liabilities, financial position, profits and losses, and prospects of Sportech and the rights attaching to the shares to be issued pursuant to the Sportech Equity Offering (but excluding, in each case, any failure to comply with applicable Law as a result of any inaccuracy in the Seller Provided Information).

(b)           Except as disclosed in Section 4.10(b) of the Purchaser Disclosure Schedule, each of (i) the audited consolidated balance sheet of Sportech as of December 31, 2008 and the related audited consolidated income statements, statements of cash flow and statements of changes in equity of Sportech for the year then ended, accompanied by the notes thereto and the auditor’s report thereon (the “Sportech Audited Financial Statements”); and (ii) the unaudited consolidated balance sheet of Sportech as of June 30, 2009 and the related consolidated statements of income, cash flows and statements of changes in equity for the six months then ended (the “Sportech Unaudited Financial Statements” and together with the Sportech Audited Financial Statements, the “Sportech Financial Statements”), in each case included in the Sportech Reports, were prepared based upon the information contained in the books and records of Sportech and in accordance with International Financial Reporting Standards, consistently applied (except as disclosed in the notes thereto, and except that unaudited statements do not include notes or normal year-end adjustments), and fairly present, in all material respects, the consolidated financial position, results of its operations and cash flows for the periods covered thereby (as applicable).

(c)           At the date of this Agreement and at the Closing Date (taking into account the consummation of the transactions contemplated by Article 2 hereof), neither the Purchaser nor any of its Affiliates is insolvent or bankrupt under the laws of its jurisdiction of incorporation, unable to pay its debts as they fall due or is or liable to any arrangement (whether by court process or otherwise) under which its creditors would receive less than the amounts due to them.

Section 4.11         Undisclosed Liabilities.  Except for (a) liabilities which are disclosed, accrued or reserved against in the Sportech Financial Statements (or the related notes) or disclosed in Section 4.11 of the Purchaser Disclosure Schedule; (b) liabilities incurred since June 30, 2009 in the ordinary course of business; (c) liabilities disclosed in the Purchaser Disclosure Schedule pursuant to any of Sections 4.4 or 4.12; (d) performance of express obligations under material contracts of Sportech and its Subsidiaries (but not, for the avoidance of doubt, any liability for breach of such contracts by any of Sportech or its Subsidiaries); (e) liabilities incurred by the Sportech and its Subsidiaries after the date of this Agreement with the written consent of SGC; and (f) other liabilities, not covered by Section 4.11(a) through (e) above, that, individually and in the aggregate, do not exceed $2,500,000.00, Sportech and its Subsidiaries do not have any Liabilities required to be reflected or reserved against on a combined balance sheet of Sportech and its Subsidiaries prepared in accordance with IFRS.

Section 4.12         Compliance with Laws; Permits.

(a)           Except as set forth in Section 4.12(a) of the Purchaser Disclosure Schedule, Purchasers and their Subsidiaries have since January 1, 2006 operated and are currently operating their respective businesses in compliance in all material respects with all material applicable Laws.  Except as would not, individually or in the aggregate, reasonably be expected to give rise to a material liability of Purchasers’ business or materially interfere with the conduct of Purchasers’ business, since January 1, 2006, none of the Purchasers, its Subsidiaries, their Affiliates or, to the Knowledge of Sportech, their respective directors, managers, officers, employees or agents (in each case, acting in their capacities as such and on behalf of any of the foregoing) has (a) directly, or indirectly through a third-party intermediary, paid, offered, given, promised to pay, or authorized the payment of any money or anything of value (including any gift, sample, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, donation, grant or other thing of value, however characterized) to any official of any Governmental Entity, any Person acting on behalf of any Governmental

Entity, any political party or official thereof or any candidate for political office at the suggestion, request, direction or for the benefit of any of the above-described Persons that was illegal under applicable Law; or (b) violated or is in violation, in any material respect, of any applicable anti-bribery, anti-corruption or Laws of similar effect, including laws implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

(b)           All material approvals, permits, licenses and authorizations of Governmental Entities required to be had by any of Purchasers or its Subsidiaries or any of their respective directors, managers, officers, shareholders or employees to conduct the business of any of Purchasers or its Subsidiaries as currently conducted and to permit each Purchaser and each Subsidiary of the Purchasers to own and use its material properties and assets, in all material respects, in the manner in which of currently uses such properties and assets (collectively, “Purchasers Permits”) have been obtained and all such Purchasers Permits are in full force and effect and such businesses are being operated in compliance in all material respects therewith).  To the Knowledge of Sportech, no Governmental Entity has threatened in writing to revoke, materially amend or impose any material condition or sanction in respect of any such Purchasers Permit, or commenced formal proceedings to revoke, materially amend, or impose any material condition or sanction in respect of any such Purchasers Permit.  All applications required to have been filed for the renewal of any material Permits have been filed with the appropriate Persons, except as would not cause such Permits to be revoked or not renewed.

Section 4.13         Intellectual Property.

(a)           Except as set forth in Section 4.13(a) of the Purchaser Disclosure Schedule, to the Knowledge of Sportech, Sportech owns, free and clear of Encumbrances (other than Permitted Encumbrances), or has rights to use, all of the Intellectual Property that is material to the conduct of the business of Sportech and its Subsidiaries as currently conducted.

(b)           Except as set forth in Section 4.13(b) of the Purchaser Disclosure Schedule, and to the Knowledge of Sportech,  (i) the conduct of the business of any of Sportech and its Subsidiaries as currently conducted does not infringe or otherwise violate any Person’s Intellectual Property in any manner that would reasonably be expected to materially and adversely affect their respective businesses, and (ii) to the Knowledge of Sportech, there is no claim pending or threatened against any of Sportech or its Subsidiaries related to any of their infringement or violation of any person’s Intellectual Property in any such manner, and (iii) to the Knowledge of Sportech, no Person is materially infringing or otherwise materially violating any Intellectual Property owned by any of Sportech or its Subsidiaries, and no such infringement claims are pending or threatened against any Person by any of Sportech or its Subsidiaries.

Section 4.14         Disclaimer of Warranties.  NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, PURCHASERS MAKE

NO REPRESENTATIONS OR WARRANTIES TO SELLERS OR ANY OTHER PERSON IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, EXCEPT AS SPECIFICALLY SET FORTH IN THIS ARTICLE IV.  ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE DISCLAIMED BY PURCHASERS.

ARTICLE V.

COVENANTS

Section 5.1            Conduct of the Business.  From and after the date hereof until the earlier of the Closing Date and the date this Agreement is terminated in accordance with Section 7.1, Sellers shall cause the Companies and their Subsidiaries to conduct their respective businesses in the ordinary course (which, for the avoidance of doubt, shall be deemed to include any action permitted as a result of a dollar threshold or exception contained in any of Sections 5.1(a) through (r) below) and to use their commercially reasonable efforts to (i) preserve the present Business, operations, assets, properties, goodwill and relationships with customers, suppliers and others having business dealings with the Companies and their Subsidiaries; and (ii) maintain in effect all of the Permits.  Without limiting the generality of the foregoing, except (1) as otherwise contemplated by this Agreement or any Ancillary Agreement; (2) for actions approved by Sportech in writing (which approval shall not be unreasonably withheld, conditioned or delayed); (3) as required by applicable Law; or (4) as set forth in Section 5.1 of the Seller Disclosure Schedule, from and after the date hereof until the earlier of the Closing Date and the date this Agreement is terminated in accordance with Section 7.1, SGC shall cause each of the Companies and their Subsidiaries to conduct their Business in all material respects in the ordinary course of business, and, without limiting the generality of the foregoing, shall cause each of the Companies and their Subsidiaries not to take, and, in the case of Section 5.1(l), the Sellers shall not take with respect to any asset of the Business, any of the following actions:

(a)           amend or otherwise modify in any respect or permit any material waiver of or grant any material consent under its Governing Documents;

(b)           adopt a plan or agreement of liquidation, dissolution, merger, consolidation or recapitalization;

(c)           (i) (A) issue, deliver, sell, transfer, pledge, grant, dispose of, or create, permit, allow or suffer to exist any Encumbrance on, any shares of its capital stock or other equity interests; or (B) issue, deliver sell, transfer, pledge, grant, transfer or dispose of or create any Encumbrance on any options, warrants, securities convertible into or exercisable for (including convertible debt) or other rights to purchase or obtain any shares of its capital stock or other equity interests; (ii) effect or approve any split, combine, subdivide or reclassify any shares of its capital stock or other equity interests; (iii) declare, set aside or pay any dividend or other distribution, other than (A) any dividend payable and paid in cash prior to Closing or (B) in settlement of intercompany items in the manner contemplated by Exhibit I, in each case not reducing any cash amounts in the categories described in Part A of Section 2.4(a) of the Seller Disclosure Schedule, with respect to any shares of its capital stock or other equity interests; or (iv) redeem, repurchase or otherwise acquire any shares of its capital stock or other equity interests;

(d)           create, incur, assume, suffer to exist or guarantee or otherwise be liable for any Indebtedness or issue rights to acquire any debt security, other than Indebtedness incurred in the ordinary course of business consistent with past practice;

(e)           make any capital expenditures of any of the Companies or their Subsidiaries in excess of amounts as contemplated by the most recent annual capital expenditure budget of the Companies and their Subsidiaries provided to the Purchasers prior to the date hereof or commit to make any capital expenditures with respect to which payment is to be made after Closing, provided that such capital expenditures may be made (but not agreed and not made) prior to Closing above the amounts contemplated in such annual capital expenditure budget without the express consent of Sportech provided that such amounts shall not be deemed to be Relevant Capital Expenditures for the purposes of this Agreement;

(f)            (A) grant or announce any increase in or accelerate the compensation, bonus or benefits, or otherwise increase the compensation, bonus or benefits payable or to become payable, except periodic generally applicable increases in base salaries in accordance with past practice, to any employee, director, officer, manager, or consultant of, the Companies and their Subsidiaries except for the payment of any Seller Bonus or Accelerated Right; (B) grant any rights to retention, severance or termination pay to, or enter into any new (or amend any existing) employment, retention, severance or other Contract with, any such employee, director, officer, agent or consultant, in each case except as may be required by Law or where the likely effect of any of the foregoing would not reasonably be expected to lead to an increase in aggregate of total staff costs of the Companies and their Subsidiaries by more than five (5) percent per annum; (C) adopt or establish any new employee benefit plans for employees, or take any action to accelerate the vesting, payment or funding of compensation or benefits under any Plan, to the extent not already provided in any such Plan; or (D) enter into any consulting Contract providing for payments in excess of $50,000 in any fiscal year;

(g)           except for amendments as required by Law to existing agreements, enter into or negotiate any collective bargaining or similar agreement;

(h)           (x) make any material change in the management structure of the Companies and their Subsidiaries, including the hiring of senior managerial personnel or the termination of any management personnel other than for cause; (y) increase the number of individuals employed by the Companies and their Subsidiaries, except for increases that are not material in the aggregate in a manner consistent with hiring policies prior to the date hereof; or (z) hire any personnel from SGC or its Affiliates (other than the Companies and their Subsidiaries);

(i)            amend in any material respect or terminate (not including termination by a counterparty) any Material Company Contract, or enter into any new Material Company Contract that would have been required to be disclosed in Section 3.14(a) of the Seller Disclosure Schedule if such Contract had been in effect as of the date hereof, except (X) any Contracts amended or entered into in the ordinary course of business which would reasonably be expected to result in annual average payments to or from the Companies and their Subsidiaries not in excess of $200,000 or (Y) other Contracts which would reasonably be expected to result in annual average payments to or from the Companies and their Subsidiaries not in excess of $100,000; or enter into any Material Company Contract of a type that would be required to be disclosed pursuant to Sections 3.14(a)(iv) or (xxiii) had it been in existence at the date hereof, other than guarantees given by any Company or any Subsidiary of a Company with respect to the obligations of any Company or any Subsidiary of a Company;

(j)            enter into or consummate any transaction involving the acquisition of all or substantially all of the business, stock, other equity securities, assets or other properties of any other Person;

(k)           purchase or otherwise acquire any amount of assets or property for consideration in excess of $125,000 individually or $500,000 in the aggregate, except in the ordinary course of business and excluding, for the avoidance of doubt, capital expenditures as contemplated by (e) above;

(l)            sell, assign, transfer, lease, license or otherwise dispose of, or waive or cancel any claims or rights to, any amount of assets or property for consideration in excess of $125,000 individually or $500,000 in the aggregate, except pursuant to existing Material Company Contracts and except in the ordinary course of business;

(m)          (A) make any payment (excluding dividends and distributions, which are addressed in Section 5.1(c)) or transfer any assets to, or (B) enter into, amend or terminate any Contract with, the Sellers or any of their Affiliates, except, in the case of payments but not transfers pursuant to (A) in the usual and ordinary course of business consistent with past practice or as contemplated by this Agreement or the Ancillary Agreements, or payments or transfers in settlement of intercompany items in the manner contemplated by Exhibit I hereto or otherwise in a manner reasonably satisfactory to Purchasers;

(n)           enter into any material new line of business outside of or not reasonably complimentary to the Business;

(o)           make or rescind any material Tax election (including by adopting or changing any method of accounting or making any entity classification election) with respect to the Business and/or any of the Companies or their Subsidiaries, grant or request a waiver or extension of any limitation on the period for audit and examination or assessment and collection of any material Tax, file any amended Tax Return or settle or compromise any contested Tax liability, except to the extent that any such waiver, extension, amended Tax Return, settlement or compromise, if granted, requested, filed, settled or compromised, as the case may be, would not reasonably be expected to (i) have a material adverse effect on Purchasers or (ii) cause the Tax liability of the Companies and their Subsidiaries to be materially lower for a Pre-Closing Tax Period and, as a result, correspondingly higher for a Post-Closing Tax Period, provided that, in any event, Sellers must provide written notice to Purchasers of their intent to settle or compromise any Tax liability of the Companies or their Subsidiaries of more than $250,000 or to amend any Tax Return of the Companies or their Subsidiaries if such amendment would change the Tax shown on such Tax Return of the Companies or their Subsidiaries by more than $250,000;

(p)           grant, extend, materially amend (except as required in the diligent prosecution of the Intellectual Property owned by the Companies and their Subsidiaries), waive or modify in any respect any material rights in or to, or sell, assign, lease, transfer, license (except licenses or grants that appear (or are substantially similar to those that appear) in the ordinary course of business in customer contracts), let lapse or abandon (except in the ordinary course of business), cancel or otherwise dispose of, any Intellectual Property owned by the Companies or their Subsidiaries to the extent such Intellectual Property is material to the operation of the Business or to the extent any such action would have a material impact on the business of the Companies and their Subsidiaries taken as a whole, or fail to exercise a right of renewal or extension under any Contract affording the Companies or their Subsidiaries rights to any such material Intellectual Property;

(q)           except as may be required as a result of a change in Law or in GAAP (or applicable international accounting principles), adopt or change any of its accounting policies, principles, methods, practices, periods or procedures; or

(r)            enter into or approve any Contract or other binding commitment to do, engage in or cause any of the foregoing.

Section 5.2            Publicity.  Sportech and SGC shall communicate with each other and cooperate with each other prior to any public disclosure of the transactions contemplated by this Agreement.  Purchasers and Sellers agree that no public release, statement, issuance or announcement concerning the terms of the transactions contemplated hereby shall be issued by any party without the prior written consent of Sportech (in the case of any such release, statement, issuance or announcement by Sellers) or SGC (in the case of any such release, statement, issuance or announcement by Purchasers), except as may be required by Law, in which case the party required to make the release, statement, issuance or announcement shall, to the extent practicable, allow Sportech or SGC, as the case may be, reasonable time to comment on such release, statement, issuance or announcement in advance of such issuance.

Section 5.3            Confidentiality.

(a)           Each of Purchasers and Sellers shall, and shall cause its Representatives to, treat all materials and information obtained from the other in connection with this Agreement and the transactions contemplated hereby as confidential in accordance with the terms of the Mutual Nondisclosure Agreement, dated September 24, 2008 (the “Confidentiality Agreement”).  The terms of the Confidentiality Agreement are hereby incorporated herein by reference.  If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect as provided in Section 7.2. For purposes of this Section 5.3(a), a Person’s “Representatives” shall not include such Person’s stockholders or members.

(b)           Purchasers shall not, and shall cause their Subsidiaries not to use material confidential and/or proprietary information of Sellers and their Subsidiaries to conduct any Lottery Systems Business except as would not allow SGC to terminate the Investors’ Agreement in accordance with Section 2(f) thereof.  Each of Purchasers acknowledges and agrees that the remedy at law for any breach, or threatened breach, of any of the provisions of this Section 5.3(b) will be inadequate and, accordingly, covenants and agrees that each of Sellers and their Subsidiaries shall, in addition to any other rights and remedies which such party may have at law, be entitled to equitable relief, including injunctive relief, and to the remedy of specific performance with respect to any breach or threatened breach of this Section 5.3(b), as may be available from any court of competent jurisdiction.  In the event that any of the covenants contained in this Section 5.3(b) shall be determined by any court of competent jurisdiction to be unenforceable for any reason whatsoever, then any such provision or provisions shall not be deemed void, and the parties agree that said limits may be modified by such court and that the covenants contained in this Section 5.3(b) shall be amended in accordance with said modification, it being specifically agreed by the parties that it is their continuing desire that the covenants contained in this Section 5.3(b) be enforced to the full extent of its terms and conditions, or if a court finds the scope of any of such covenants unenforceable, the court should redefine such covenant so as to comply with applicable Law.  This Section 5.3(b) shall not apply after the third anniversary of the Closing Date.

Section 5.4            Access to Information.

(a)           Subject to Section 5.3, from and after the date hereof until the earlier of the Closing Date and the date this Agreement is terminated in accordance with Section 7.1, SGC shall cause the Companies and their Subsidiaries to afford Sportech and its Representatives reasonable access, during normal business hours and upon reasonable notice, to the officers, agents, properties, offices and other facilities of the Companies and their Subsidiaries and to their books and records, and shall furnish Sportech with available financial, operating and other data and information with respect to the business and properties of the Companies and their Subsidiaries as Sportech may reasonably request.  In exercising its rights hereunder, Sportech shall (and shall cause each of its Representatives to) conduct itself so as not to unreasonably interfere in the conduct of the business of the Companies and their Subsidiaries prior to Closing.  Sportech acknowledges and agrees that any contact by Sportech and its Representatives with officers, customers or agents of the Companies and their Subsidiaries hereunder shall be arranged and supervised by Representatives of SGC, unless SGC otherwise expressly consents in writing with respect to any specific unsupervised contact.  Notwithstanding anything to the contrary set forth in this Agreement, none of Sellers or any of their Affiliates (including the Companies and their Subsidiaries) shall be required to disclose to Sportech or any agent or Representative thereof any information (x) relating to any sale or divestiture process conducted by any of the Sellers or their Affiliates with respect to the Companies, their Subsidiaries or the Business or any evaluation by any of Sellers or their Affiliates (or their Representatives) of the Companies, their Subsidiaries or the Business in connection therewith, including projections, financial information or other information relating thereto or the subscription for the Sportech Shares; or (y) if doing so could violate any Contract or Law to which any of Sellers or their Affiliates (including the Companies and their Subsidiaries) is a party or to which it is subject or which it believes in good faith would result in a loss of the ability to successfully assert a claim of privilege (including attorney-client and work product privileges); provided, however, that in the case of potential loss of privilege under Section 5.4(a)(y) above, the parties shall cooperate in seeking to find a way to allow disclosure of such information to the extent doing so would not (in the good faith belief of SGC (after consultation with counsel, which may be in-house counsel)) reasonably be likely to cause such privilege to be undermined with respect to such information.  In addition, notwithstanding anything contained in this Agreement to the contrary, none of Sportech or its Representatives shall have any right to perform or conduct, or cause to be performed or conducted, any environmental sampling or testing at, in, on, above or underneath the Real Property.

(b)           To the extent that SGC’s investment in the Sportech Shares is required under GAAP and applicable rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”) to be reflected as an equity method investment in the financial statements of SGC, and SGC is as a result required by applicable Law, or SGC is otherwise required by applicable Law, including the disclosure principles of Rule 10b-5 under the Securities Exchange Act of 1934, or in connection with ordinary course financing matters, to disclose, with respect to any quarter or fiscal year, financial information (including appropriate treatment for tax matters) in relation to or derived from financial information of Sportech (but only to the extent such information of Sportech does not comprise any forecast or other forward looking information and only to the extent, unless the SEC requires an alternative presentation, that such disclosure is aggregated on a combined basis with financial information with other equity method investees of SGC, if any, and as such does not separately identify Sportech financial information) (such disclosure, to such extent, a “SGC Financial Disclosure”), Sportech shall, subject to GAAP and applicable Law, provide the aforementioned Sportech information at such times and in such detail as may be reasonably requested by SGC for the purposes of the SGC Financial Disclosure (including affording access to SGC’s independent auditors to review, and if necessary audit, the financial information of Sportech from which the SGC Financial Disclosure is derived, which may include affording access to Sportech’s independent auditors (subject to customary indemnification and confidentiality agreements that may be requested by such auditors, and to the consent of such auditors for any reliance on or reference thereto), to the extent reasonably required for such purpose).  SGC and Sportech acknowledge and agree that (i) any information or access to auditors provided by Sportech pursuant to this Section 5.4(b) shall be provided at SGC’s sole cost and expense and shall remain subject to a duty of confidentiality until such time as such information is made public pursuant to the SGC Financial Disclosure with the approval of Sportech (not to be unreasonably withheld or delayed); (ii) SGC shall afford Sportech a reasonable opportunity to approve any sections of the SGC Financial Disclosure to the extent that they expressly include or are derived from any information provided by Sportech pursuant to this Section 5.4(b) (such approval not to be unreasonably withheld or delayed) provided that such SGC Financial Disclosure that relates to SGC shall be subject to a duty of confidentiality on the part of Sportech until such time as such information is made public by SGC; (iii) any information provided by Sportech pursuant to this Section 5.4(b) shall not be required to be prepared in accordance with GAAP but may instead be prepared in accordance with IFRS; (iv) SGC will, to the maximum extent permitted by applicable Law (without, however, for the avoidance of doubt, requiring SGC to seek to extend any applicable filing date, fail to timely update any filing in accordance with applicable Law, or materially delay any proposed public offering of securities or financing transaction), ensure (A) that the timing of any SGC Financial Disclosure is consistent with the timing of disclosure of financial information by Sportech in the usual and ordinary course of business, and delay any SGC Financial Disclosure until such time as the information provided by Sportech pursuant to this Section 5.4(b) would be disclosed by Sportech pursuant to its usual and ordinary course disclosure of financial information, and (B) that the SGC Financial Disclosure contains the minimum information with respect to Sportech or its Affiliates as reasonably necessary for the SGC Financial Disclosure to comply with GAAP or applicable Law; (v) Sportech shall have no Liability to SGC with respect to any information provided by Sportech pursuant to this Section 5.4(b); (vi) SGC shall indemnify and hold harmless Sportech and its Affiliates from and against any Loss suffered or incurred by Sportech or its Affiliates in respect of any Action by any Person against any of them to the extent resulting from or attributable to any inaccuracy in any information contained in the SGC Financial Disclosure (except in each case to the extent resulting from or attributable to any inaccuracy in any information provided by Sportech pursuant to this Section 5.4(b)).  For purposes of this Section 5.4(b) only, the term GAAP shall also refer to any applicable successor accounting principles which may in the future apply to the preparation of SGC’s financial statements.

(c)           For a period of six (6) years following the Closing Date, SGC and its authorized Representatives and regulators shall have reasonable access, at its expense, during normal business hours and upon reasonable written notice, to the books, records and other documents of the Companies and their Subsidiaries or the Business in existence on the Closing Date as are transferred with the Companies and their Subsidiaries in connection with the transactions under this Agreement and the personnel of the Companies, their Subsidiaries and their respective Affiliates, in each case, as may be required by applicable Law or as may reasonably requested by SGC in connection with any insurance claims by, legal proceedings (other than proceedings among parties to this Agreement asserting claims pursuant to this Agreement or other claims in respect of which indemnification may be sought pursuant to this Agreement) against, governmental investigations of, or tax filings pursuant to applicable Law as may be required to be filed by, Sellers or their Affiliates or reasonably required to allow the performance by Sellers of their obligations hereunder or any substantially similar purpose.  SGC may, at its own expense, make such copies of such books, records and documents as it deems necessary or advisable in connection therewith. Sportech shall cause all such books, records and documents to be maintained by Sportech and its Affiliates for the period required by applicable Laws.  Notwithstanding anything to the contrary set forth in this Agreement, none of Purchasers or any of their Affiliates shall be required to disclose to SGC or any agent or Representative thereof any information if doing so could violate any Contract or Law to which any of Purchasers or their Affiliates is a party or to which it is subject or which it believes in good faith would result in a loss of the ability to successfully assert a claim of privilege (including attorney-client and work product privileges); provided, however, that in the case of potential loss of privilege, the parties shall cooperate in seeking to find a way to allow disclosure of such information to the extent doing so would not (in the good faith belief of Sportech (after consultation with counsel, which may be in-house counsel)) reasonably be likely to cause such privilege to be undermined with respect to such information.  In exercising its rights hereunder, SGC shall (and shall cause its Representatives to) conduct itself so as not to unreasonably interfere with the conduct of the business of Sportech or any of its Affiliates (including the Companies and their Subsidiaries after the Closing).

(d)           For a period of six (6) years following the Closing Date, Sportech and its authorized Representatives and regulators shall have reasonable access, at its expense, during normal business hours and upon reasonable written notice, to the books, records and other documents of Sellers and their Subsidiaries to the extent, if any, that they directly relate to the Business in existence on the Closing Date and are not substantially similar to books, records and other documents maintained by the Companies and their Subsidiaries or otherwise available to Sportech, as may be required by applicable Law or as may be reasonably requested by Sportech in connection with any insurance claims by, legal proceedings (other than proceedings among parties to this Agreement asserting claims pursuant to this Agreement or other claims in respect of which indemnification may be sought pursuant to this Agreement) against, or governmental investigations of, Purchasers or their Affiliates or reasonably required to allow the performance by Purchasers of their obligations hereunder or any substantially similar purpose.  Sportech may, at its own expense, make such copies of such books, records and documents as it deems necessary or advisable in connection therewith.  SGC shall cause all such books, records and documents to be maintained by SGC (or its Affiliates) for the period required by applicable Laws.  Notwithstanding anything to the contrary set forth in this Agreement, none of SGC or any of its Affiliates shall be required to disclose to Sportech or any agent or Representative thereof any information if doing so could violate any Contract or Law to which any of SGC or its Affiliates is a party or to which it is subject or which it believes in good faith would result in a loss of the ability to successfully assert a claim of privilege (including attorney-client and work product privileges); provided, however, that in the case of potential loss of privilege, the parties shall cooperate in seeking to find a way to allow disclosure of such information to the extent doing so would not (in the good faith belief of SGC (after consultation with counsel, which may be in-house counsel)) reasonably be likely to cause such privilege to be undermined with respect to such information.  In exercising its rights hereunder, Sportech shall (and shall cause its Representatives to) conduct itself so as not to unreasonably interfere with the conduct of the business of SGC or any of its Affiliates.

Section 5.5            Filings, Authorizations and Consents.

(a)           As soon as reasonably practicable after the date of this Agreement, but in any event, in the case of (i) or (ii) below, within ten (10) Business Days after the date of this Agreement: (i) each of the applicable Sellers and Purchasers shall cause to be filed with the applicable Governmental Entity (A) any antitrust or competition Law filings required in any jurisdictions, if and to the extent required for the transactions contemplated by this Agreement; and (B) any filings, registrations, notifications or other documents necessary or advisable to be submitted by such party or its Affiliates or Representatives in order to obtain the Governmental Approvals required for the transactions contemplated by this Agreement from each of the following Governmental Entities: (1) the Division of Special Revenue of the State of Connecticut; (2) the Casino Control Commission of the State of New Jersey; (3) the Racing Commission of the State of New Jersey; (4) Maine State Harness Racing Commission and (5) the Ministry of Justice of the Netherlands (including with respect to the transfer of SGR BV pursuant to this Agreement as required under the Netherlands License) (such Governmental Approvals, including if available, any Governmental Approval from such Governmental Entity in the form of a temporary Governmental Approval, transactional or other waiver, provisional or similar Governmental Approval which is sufficient to allow the consummation of the transactions contemplated by this Agreement, the “Required Governmental Approvals”); (ii) each of the applicable Sellers shall cause to be filed with the applicable Governmental Entity any other filings, registrations, notifications or other documents necessary or advisable to be submitted by such Seller or its Affiliates or Representatives in order to obtain any other Seller Governmental Approvals (the reasonably incurred cost and expense of which, in the case of all such filings, registrations, notifications or other documents to the extent necessary or advisable to be submitted by any of the Companies or their Subsidiaries, shall, subject to the prior approval of Purchasers, not to be unreasonably withheld or delayed, be paid by Purchasers, and shall otherwise be paid by the applicable Sellers; and (iii) each of the applicable Purchasers, at its sole cost and expense, shall cause to be filed with the applicable Governmental Entity any other filings, registrations, notifications or other documents necessary or advisable to be submitted by such Purchaser or its Affiliates or Representatives in order to obtain any other Purchaser Governmental Approvals.

(b)           Sellers and Purchasers shall, and shall cause their respective Affiliates and Representatives to, as promptly as reasonably practicable, comply with any request for additional information or documents pursuant to any applicable antitrust or competition Law or in connection with the Required Governmental Approvals or any other Seller Governmental Approvals (in the case of Sellers) or Purchaser Governmental Approvals (in the case of Purchasers).  SGC shall inform Sportech, and Sportech shall inform SGC, promptly of any information or documents submitted or communication made by or on behalf of such party to (including, to the extent practicable or permitted under Law, permitting such other party to review such information, documents or communication in advance), or received from, the applicable Governmental Entity in connection with obtaining such Governmental Approvals (including under any antitrust or competition Law outside of the U.S.), and each party shall furnish to the other party such information and assistance as such other party may reasonably request in connection with its preparation of any filing, submission or other act that is necessary or advisable to obtain such Governmental Approvals (including under any antitrust or competition Law outside of the U.S.).  None of Sellers or Purchasers shall, to the extent practicable, agree to participate in any meeting, whether in person or telephonically, with any Governmental Entity in respect of any such filings, investigation or other inquiries unless it consults with the other party (SGC, in the case of Sellers, and Sportech, in the case of the Purchasers) in advance and, to the extent practicable and as permitted by such Governmental Entity, gives the other party (SGC, in the case of Sellers, and Sportech, in the case of the Purchasers) the opportunity to attend and participate thereat.

(c)           Without limiting the foregoing, Sportech shall use, and shall cause each of its Affiliates (and its and their Representatives) to use, as promptly as reasonably practicable, its commercially reasonable best efforts to obtain all necessary approvals, clearances, authorizations, consents and waivers under any applicable antitrust or competition Law.  For the avoidance of doubt, such commercially reasonable best efforts shall include (i) defending any Action (including seeking to prevent or rescind any Governmental Order) challenging, or seeking to prevent, delay or restrict, this Agreement or the consummation of the transactions contemplated hereby with respect to any antitrust or competition Law and (ii) committing to and effecting, by consent decree, hold separate orders or otherwise, with respect thereto the sale or divestiture of assets or businesses (including assets or businesses to be acquired pursuant to this Agreement) or the termination of relationships or Contracts (including relationships or Contracts of the Business) so long as such actions do not materially reduce the economic benefit to Purchasers of the transactions contemplated by this Agreement.  Purchasers shall, and shall cause their Affiliates and their respective Representatives to, not take or cause to be taken any action that would reasonably be expected to increase the likelihood that the transactions contemplated by this Agreement will not be consummated or will be delayed, impaired or impeded under antitrust or competition Law within or outside the U.S. or that would increase the likelihood that any approvals, clearances, authorizations, consents and waivers under any antitrust or competition Law within or outside of the U.S. would be delayed or not obtained, including as a result of entering into any agreement with respect to, or effecting or consummating any acquisition of, or joint venture, alliance or similar arrangement or other transaction involving, another company that is engaged in a business similar to any of the Companies or their Subsidiaries.  The approval, clearance, authorization, consent or waiver of any Governmental Entity permitting the transactions contemplated by this Agreement under any antitrust or competition Law but subject to reasonable conditions, requirements or limitations (such as divestitures, hold separate arrangements and limitations with respect to future actions by Purchasers or their post-closing Affiliates) shall not be deemed a failure to satisfy any of the conditions set forth in Article VI.

(d)           Without limiting the foregoing, and excepting any approvals, clearances, authorizations, consents and waivers under any applicable antitrust or competition Law, Sportech shall use, and shall cause each of its Affiliates (and its and their Representatives) to use, as promptly as reasonably practicable, its commercially reasonable best efforts to obtain the Required Governmental Approvals and any other Purchaser Governmental Approvals, including taking all reasonable action necessary to comply promptly with requirements of Law that may be imposed on it or any of its Affiliates with respect to the Closing.  For the avoidance of doubt, such commercially reasonable best efforts with respect to obtaining the Required Governmental Approvals shall include (i) demonstrating financial capability and responsibility, including (x) the provision of commercially reasonable indemnities, performance or other guaranties, keepwells, and other similar arrangements and (y) the provision of commercially reasonable performance or surety bonds, letters of credit or similar assurance, security or credit support from third parties (it being agreed and understood that provision of those that do not exceed in order of magnitude those previously or currently provided by or on behalf of any of the Companies or their Subsidiaries (or any of Sellers or their other Affiliates in connection with the Business) and disclosed to the Purchasers in Section 5.8 of the Seller Disclosure Schedule, taken together with those that do not exceed a combined additional face value of $2,250,000.00 (with respect to which no more than $337,500.00 shall be required to be provided as cash collateral) shall be considered commercially reasonable for these purposes); (ii) entering into commercially reasonable agreements or acknowledgements with respect to suitability requirements, performance and operational requirements or standards, compliance with Laws, or similar matters, (it being agreed and understood that any such agreements or acknowledgments that are not materially more onerous than those provided by or on behalf of any of the Companies or their Subsidiaries (or any of Sellers or their Affiliates in connection with the Business) and either disclosed to Purchasers in Section 5.8 of the Seller Disclosure Schedule or not material in impact or cost shall be considered commercially reasonable for this purpose and (iii) using reasonable best efforts to defend any Action (including seeking to prevent or rescind any Governmental Order) challenging or seeking to prevent, delay or restrict, this Agreement or the consummation of the transactions contemplated hereby.  The approval, clearance, authorization, consent or waiver of any Governmental Entity in respect of any Required Governmental Approval or other Governmental Approval permitting the transactions contemplated by this Agreement but subject to reasonable conditions, requirements or limitations (such as those referred to in clauses (i), (ii) and (iii) above) shall not be deemed a failure to satisfy any of the conditions set forth in Article VI.

(e)           If the Required Governmental Approval listed at Section 5.5(a)(B)(4) above (the “Maine Approval”) remains outstanding for a period of ten (10) calendar days after the date upon which all other Required Governmental Approvals have been obtained, Sportech may send to SGC a notice (the “Maine Notice”), upon receipt of which SGC and Sportech shall negotiate in good faith, and implement, arrangements to exclude the part of the Business that is conducted in Maine (and for which the Maine Approval is required to be received) from the transactions contemplated by this Agreement, such arrangements to be implemented by a date no later than ten (10) calendar days from the date of receipt of the Maine Notice, and as a result of the exclusion of such business the Purchase Price shall be reduced by a percentage of the Purchase Price equal to the percentage of the total EBITDA for the Companies and the Subsidiaries for the year ended December 31, 2008 attributable to such excluded business.  At any time after the date falling thirty (30) calendar days after the date upon which all other Required Governmental Approvals other than the Maine Approval have been obtained, SGC may send to Sportech a Maine Notice, upon receipt of which Sportech and SGC shall negotiate in good faith, and implement, arrangements to exclude the part of the Business that is conducted in Maine (and for which the Maine Approval is required to be received) from the transactions contemplated by this Agreement, such arrangements to be implemented by a date no later than ten (10) calendar days from the date of receipt of the Maine Notice, and as a result of the exclusion of such business the Purchase Price shall be reduced by a percentage of the Purchase Price equal to the percentage of the total EBITDA for the Companies and the Subsidiaries for the year ended December 31, 2008 attributable to such excluded business.  To the extent (if any) such exclusion may be prohibited by applicable Law, the parties shall instead use their commercially reasonable best efforts in good faith to implement such alternative arrangements as may, with substantially the same economic effect, permit the Closing to proceed as promptly as possible in compliance with Law.

(f)            Sportech, on the one hand, and SGC, on the other hand, shall cooperate (or cause their Affiliates to cooperate) with one another in determining whether any action by or in respect of, or filing with, any Governmental Entity is required or reasonably appropriate in connection with the consummation of the transactions contemplated by this Agreement.  Subject to the terms and conditions of this Agreement and the Confidentiality Agreement, in taking such actions or making any such filings, the parties shall furnish (or cause their Affiliates to furnish) such information as may be required in connection therewith and timely seek to obtain any such actions, consents, approvals or waivers, subject in each case to the other provisions of this Section 5.5.

(g)           Prior to the Closing, SGC shall, and shall cause its Affiliates (including the Companies or their Subsidiaries) to, as promptly as reasonably practicable, provide any Governmental Entity with such information, cooperation and/or attendance and shall participate in such meetings, as any Governmental Entity may reasonably require, to facilitate the obtaining of any Required Governmental Approval or any other Governmental Approval in connection with the transactions contemplated by this Agreement.  Before participation in such meeting, SGC shall, to the extent practicable and as permitted by such Government Entity, consult with Sportech in advance, and to the extent practicable and as permitted by such Government Entity shall give Sportech the opportunity to attend and participate thereat.

Section 5.6            Insurance.  Sellers shall (i) use reasonable best efforts to keep, or cause to be kept, all insurance coverage for the Companies, their Subsidiaries and the Business (or replacement coverage on substantially comparable terms) in full force and effect through to the Closing Date; (ii) where prior to the Closing Date any claim or notice of claim which is attributable to or resulting from the operation of the Business or attributable to the Companies and their Subsidiaries has been made under any Global Policy, including the claims set forth in Section 3.15(b) of the Seller Disclosure Schedule, (any such claim or notice of claim being a “Pre-Closing Claim”) and the cessation at Closing of insurance coverage relating to the operation of the Business or the Companies and their Subsidiaries under any Global Policy would result in any such Pre-Closing Claim being unable to be effectively prosecuted pursuant to the terms of such insurance coverage, use reasonable best efforts to keep, or cause to be kept, such insurance coverage for the Companies, their Subsidiaries and the Business in full force and effect until all such Pre-Closing Claims have been finally determined and, in connection therewith, shall be responsible for any amounts payable to the insurer under such policies with respect to such insurance coverage; and (iii) keep, or cause to be kept, in full force and effect indefinitely such insurance coverage under any Global Policy to the extent it relates to the operation of the Business or the Companies and their Subsidiaries before Closing and under which claims are made on a “losses occurring” basis (any claims thereunder with respect to the operation of the Business or the Companies and their Subsidiaries before Closing, whether such claims are made before or after Closing, being “Losses Occurring Claims”) (the policies described at Sections 5.6(ii) and (iii) above shall be the “Surviving Policies”).  Purchasers acknowledge and agree, on behalf of themselves and their Subsidiaries (including after the Closing the Companies and their Subsidiaries), that other than pursuant to Primary Policies and Surviving Policies no claims may be brought under the Insurance Policies by any of the Companies or their Subsidiaries from and after the Closing.  The Companies and their Subsidiaries shall from and after Closing continue to have coverage under the Primary Policies in accordance with their terms.  Sellers shall use commercially reasonable best efforts to procure that the Companies and their Subsidiaries are able to continue to exercise their rights as insureds under the Surviving Policies following Closing with respect to any Pre-Closing Claim or Losses Occurring Claim.  SGC shall remit to Sportech or to such Person as Sportech may reasonably direct (A) any proceeds received by Sellers or their Affiliates (other than the Companies and their Subsidiaries) from the applicable insurer under such Surviving Policies with respect to any Pre-Closing Claims or any Losses Occurring Claims; and (B) to the extent not covered or only partially covered by the receipt of proceeds pursuant to Section 5.6(A) above or otherwise from any such proceeds received directly by the Companies or their Subsidiaries, the amount of any deductible, co-payment or insurance cost incurred or applicable with respect to such claim, but only, in the case of a Losses Occurring Claim, to the extent such claim relates to circumstances or incidents described on the Incidents Schedule.  SGC’s payment obligation pursuant to Section 5.6(A) and 5.6(B) above is required only to the extent that Purchasers and their Subsidiaries (including after the Closing the Companies and their Subsidiaries) have made payment with respect to any Pre-Closing Claim or Losses Occurring Claim, or, without expanding SGC’s liability under Sections 5.6(A) and 5.6(B), the subject matter thereof.  To the extent that Sellers or their Affiliates have paid any deductible, co-payment or insurance cost incurred or applicable with respect to a Losses Occurring Claim which is neither a Pre-Closing Claim nor is a claim which relates to circumstances or incidents described on the Incidents Schedule, Sportech shall remit such amount to Sellers.  Prior to Closing Sellers shall, in good faith, make reasonable enquiries of its employees, officers and directors and the employees, officers and directors of the Companies and their Subsidiaries in order to indentify any circumstances or incidents which would reasonably be expected to give rise to a Losses Occurring Claim and shall provide, at Closing, a schedule describing such circumstances or incidents, as of Closing, to Purchasers (such schedule, the “Incidents Schedule”).

Section 5.7                                   Indebtedness; Termination of Agreements.

(a)                                  At or prior to the Closing, Sellers shall repay in full (or cause to be extinguished or no longer outstanding) (or to the extent such Indebtedness consists of a Guarantee (to the extent, for the avoidance of doubt, such Guarantees constitute Indebtedness as defined herein), release or otherwise terminate or cause to be released or otherwise terminated such Guarantee), the principal of, interest on and all other amounts owed with respect to any Indebtedness incurred prior to the Closing such that no such Indebtedness remains outstanding immediately prior to the Closing. SGC shall deliver to Sportech, at or prior to the Closing, evidence of the payment in full and discharge of all such Indebtedness (or, to the extent such Indebtedness consists of a Guarantee (to the extent, for the avoidance of doubt, such Guarantees constitute Indebtedness as defined herein), evidence of the release or termination of such Guarantee) and release of any Encumbrances on the Interests, assets or property of the Companies and their Subsidiaries arising under such Indebtedness or in respect of any indebtedness of any other Person secured by the Interests, assets or property of any Company or Subsidiary, in form and substance reasonably satisfactory to Sportech.  In connection with any such repayment and discharge, Sellers shall, for the benefit of Purchasers, irrevocably and permanently waive any right of reimbursement, contribution, subrogation whether arising under contract, statute or applicable law in respect of any such repayment, in each case in a writing in form and substance reasonably satisfactory to Sportech.

(b)                                 As of the Closing, except for (i) the Ancillary Agreements; and (ii) the Contracts set forth in Section 5.7(b) of the Seller Disclosure Schedule, all Contracts between any of the Companies or their Subsidiaries, on the one hand, and any of Sellers or their Affiliates (other than any of the Companies or their Subsidiaries), on the other hand (the “Terminating Contracts”), shall be terminated as between them and shall be without any further force and effect, and there shall be no further obligations or liabilities of any of the relevant parties thereunder.  Purchasers and Sellers agree to take and to cause their respective Affiliates to take any action following the Closing that would be required to give effect to the termination of the Terminating Contracts.

(c)                                  Except as set forth in Section 5.7(c) of the Seller Disclosure Schedule, all inter-company accounts, whether payables or receivables, between any of Sellers and their Affiliates (other than any of the Companies and their

Subsidiaries), on the one hand, and any of the Companies and their Subsidiaries, on the other hand, as of the Closing shall be settled in full in the manner contemplated by Exhibit I or otherwise in a manner reasonably satisfactory to Purchasers at or prior to the Closing.  SGC shall deliver to Sportech, at or prior to Closing, evidence of settlement in full of the inter-company accounts in accordance with this Section 5.7(c).

Section 5.8                                   Release of Letters of Credit and Guarantees.

(a)                                  Prior to the Closing, Purchasers shall obtain a substitute letter of credit to replace in all respects each Relevant Letter of Credit and Purchasers, subject to such cooperation from Sellers as the Purchasers may reasonably require, shall use their reasonable best efforts to obtain from the beneficiary of such Relevant Letter of Credit and deliver to Sellers a full and unconditional release of all of the obligations of Sellers and their applicable Affiliates with respect to such Relevant Letter of Credit (which release shall be reasonably acceptable to SGC).  Neither Sellers nor Purchasers shall be required to pay any consideration or offer or grant any financial accommodation to obtain any such release.  In the event Purchasers have not, as of the Closing, obtained substitute letters of credit to replace in all respects the Relevant Letters of Credit and obtained and delivered releases with respect thereto in accordance with the preceding sentence, Purchasers shall use reasonable best efforts to do so following the Closing and shall (i) obtain and deliver to the applicable Seller at the Closing one or more letters of credit in favor of such Sellers with an aggregate initial face amount equal to the aggregate amount as may be necessary to secure the undrawn face amount of such continuing Relevant Letter(s) of Credit, and otherwise on terms and conditions and from financial institutions, which in each case are reasonably satisfactory to such Sellers (Sellers and Purchasers acknowledging and agreeing that Lloyds Banking Group plc is a financial institution acceptable to Sellers in this regard); and (ii) following the Closing not permit any of the Companies or their Subsidiaries or their Affiliates to (A) renew or extend the term of; (B) increase the obligations under; or (C) transfer to another third party, any loan, lease, Contract or other obligation for which any of Sellers or their Affiliates is or would reasonably be expected to be liable under any Letter(s) of Credit.

(b)                                 Prior to the Closing, Purchasers shall, subject to such cooperation from Sellers as the Purchasers may reasonably require, use their reasonable best efforts to (i) either (A) obtain a substitute guaranty or similar instrument to replace in all respects each Relevant Seller Guarantee or (B) fully assume all obligations under each such Relevant Seller Guarantee and (ii) subject to such cooperation, Purchasers shall use reasonable best efforts to obtain from the creditor or beneficiary of each such Relevant Seller Guarantee and deliver to the applicable Seller a full and unconditional release of all of the obligations of such Seller and its applicable Affiliates under each such Relevant Seller Guarantee (which release shall be reasonably acceptable to such Seller).  In the event Purchasers have not, as of the Closing, obtained substitute guarantees or similar instruments to replace in all respects any Relevant Seller Guarantee, or assumed all obligations thereunder, and obtained and delivered releases with respect thereto in accordance with the preceding sentence, Purchasers shall use their reasonable best efforts to do so following the Closing and shall (1) indemnify and hold harmless Sellers and their Affiliates from and against any and all Losses incurred by any of them arising out of or relating to any such Relevant Seller Guarantees; and (2) not permit any of the Companies or their Subsidiaries or their Affiliates to (x) renew or extend the term of; (y) increase the obligations under; or (z) transfer to another third party, any loan, lease, Contract or other obligation for which any of Sellers or their Affiliates is or would reasonably be expected to be liable under any Seller Guarantee(s).  To the extent that any of Sellers or their Affiliates has performance obligations under any such Relevant Seller Guarantee, Purchasers shall use their reasonable commercial efforts to (I) perform such obligations on behalf of such Seller or Affiliate; or (II) otherwise take such action as reasonably requested by such Seller so as to put such Seller or such Affiliate in the same position as if Purchasers, and not such Seller or Affiliate, had performed or was performing such obligations.

(c)                                  Prior to the Closing, SGC shall, subject to such cooperation from Purchasers as SGC may reasonably require,  use its reasonable best efforts to (i) either (A) obtain a substitute guaranty or similar instrument to replace in all respects any Company Guarantee listed in Section 5.8(c) of the Seller Disclosure Schedule; or (B) fully assume all obligations under any such Company Guarantee; and (ii) subject to such cooperation, SGC shall use reasonable best efforts to obtain from the creditor or beneficiary of any such Company Guarantee and deliver to Purchasers or the applicable Company or Subsidiary thereof a full and unconditional release of all of the obligations of such Company or Subsidiary and its applicable Affiliates under any such Company Guarantee (which release shall be reasonably acceptable to Purchasers).  In the event SGC has not, as of the Closing, obtained substitute guarantees or similar instruments to replace in all respects any Company Guarantees listed in Section 5.8(c) of the Seller Disclosure Schedule (or any other Company Guarantee identified to SGC in writing following the date hereof whether before or after Closing), or assumed all obligations thereunder, and obtained and delivered releases with respect thereto in accordance with the preceding sentence, SGC shall use its reasonable best efforts to do so following the Closing and shall (1) indemnify and hold harmless each of Purchasers and their Affiliates (including the Companies and their Subsidiaries) from and against any and all Losses incurred by any of Purchasers or such Affiliates arising out of or relating to any such Company Guarantee(s); and (2) not permit any of Sellers or their Affiliates to (x) renew or extend the term of; (y) increase the obligations under; or (z) transfer to another third party, any loan, lease, Contract or other obligation for which any of the Companies and their Subsidiaries is or would reasonably be expected to be liable under such Company Guarantee(s).  To the extent that any of the Companies or their Subsidiaries has performance obligations under any such Company Guarantee, SGC shall use its reasonable best efforts to (I) perform such obligations on behalf of such Company or Subsidiary; or (II) otherwise take such action as reasonably requested by Purchasers so as to put such Company or such Subsidiary in the same position as if SGC, and not such Company or Subsidiary, had performed or was performing such obligations.

Section 5.9                                   Support Services; Names.

(a)                                  Sportech acknowledges that the Companies or their Subsidiaries currently receive (or have received in the past) from Sellers or their Affiliates certain corporate and other services and support, including manufacturing, purchasing, repair and engineering, warehousing and depot services, paper supply, general and administrative services, audit and accounting services, legal and compliance services (including with respect to licensing), security services (including screening, suitability reviews and background checks), government and public relations services, human resources services, travel-related services, tax services, marketing services, finance and audit services, cash management and treasury services, insurance administration and related services, payroll services, employee benefits (including 401(k) plan) and related services, recruiting, information technology and related services and support (including MIS infrastructure, financial systems, phone and communications systems) and facilities-related support (collectively, the “Support Services”).  Sportech acknowledges that, except as expressly provided in the Ancillary Agreements, the Support Services shall cease as of the Closing, and all agreements and arrangements in respect thereof shall terminate as of the Closing, with no further obligation of any party thereto, except to the extent as may be specifically provided under the Transition Services Agreement.

(b)                                 No later than ten (10) days following the Closing Date, Sportech shall cause each of the Companies and their Subsidiaries to change their names and cause the certificate of incorporation (or other Governing Documents), as applicable, to be amended to remove any reference to “Scientific Games”, “SG” or any confusingly similar mark.  Following the Closing Date, Purchasers shall cause the Companies and their Subsidiaries (i) to, as soon as practicable following the Closing, but in no event later than six (6) months following the Closing Date, cease to make any use of (A) any Trademarks that include the terms “Scientific Games” or any other registered Trademark (other than “Autotote” and any other Company Marks) used exclusively by any of Sellers or their Affiliates at the Closing Date; or (B) any Trademarks (other than “Autotote” and any other Company Marks) confusingly similar thereto (such Trademarks referred to in Section 5.9(b)(A) and (B) above, and all goodwill associated with any of the foregoing, collectively, the “Seller Marks”) except in each case with respect to Paper Supplies (as defined in the Supply Agreement); (ii) not to initiate any new advertising, promotions or campaigns incorporating the Seller Marks; (iii) to, as soon as reasonably practicable following the Closing, but in no event later than twenty (20) days following the Closing Date, cease to use any existing stationary containing any Seller Mark; and (iv) except: (A) to the extent (if any) suggested merely through the use of the Seller Marks as contemplated by Section 5.9(b)(i) or (iii); or (B) as part of a preexisting and ongoing advertising, promotion or campaign (which activities shall be terminated or changed to avoid such use as soon as reasonably practicable), to cease to hold themselves out as having any affiliation with any of Sellers or their Affiliates. Any use by any Purchaser or its Affiliates (including the Companies and their Subsidiaries) of any of the Seller Marks as permitted in this Section 5.9(b) is subject to compliance with any reasonable quality control requirements and guidelines that may be provided by SGC to Purchasers on or prior to the Closing Date.  Sportech shall not, and shall cause its Affiliates (including the Companies and their Subsidiaries) not to, use the Seller Marks in a manner that could reasonably be taken to reflect negatively on such name and marks or on any of Sellers or their Affiliates.  Sportech shall indemnify and hold harmless each of Sellers and their Affiliates from and against any Losses arising from, relating to or otherwise in respect of any use by the Companies and their Subsidiaries of the Seller Marks after Closing outside the provisions of this Section 5.9(b).

(c)                                  Following the Closing Date, Sellers shall, and shall cause their Affiliates (i) to, as soon as practicable following the Closing, but in no event later than six (6) months following the Closing Date, cease to make any use of any Company Marks or any confusingly similar mark; and (ii) immediately after the Closing, except to the extent (if any) suggested merely through use of the Company Marks as contemplated by this Section 5.9(c), cease to hold themselves out as having any affiliation with any of the Companies and their Subsidiaries.  Any use by Sellers or their Affiliates of any of the Company Marks as permitted in this Section 5.9(c) is subject to compliance with any quality control requirements and guidelines that may be provided to SGC by Purchasers on or prior to the Closing Date.  Sellers shall not, and shall cause their Affiliates not to, use the Company Marks in a manner that reflects negatively on such name and marks or on any of the Companies or their Subsidiaries.  Sellers shall indemnify and hold harmless each of Sportech and its Affiliates (including the Companies and their Subsidiaries) from and against any Losses arising from, relating to or otherwise in respect of any use following the Closing by Sellers or any of their Affiliates (other than the Companies and their Subsidiaries) of the Company Marks outside the provisions of Section 5.9(c).  Sportech hereby acknowledges that all right, title and interest in and to the Seller Marks and any and all goodwill associated therewith, including registrations and applications for registration thereof, are owned exclusively by Sellers or their Affiliates (other than the Companies and their Subsidiaries), and that, except as provided in this Section 5.9 or in any license terms agreed between Sportech (or any Person which is an Affiliate of Sportech after Closing) and SGC (or any Person which is an Affiliates of SGC after Closing), all right, title and interest of the Companies and their Subsidiaries, if any, in or to the Seller Marks shall terminate as of the Closing Date, and shall immediately revert back to Sellers and their Affiliates.  Sellers hereby acknowledge that from and after the Closing, all right, title and interest in and to the Company Marks and any and all goodwill associated therewith, including registrations and applications for registration thereof, shall be owned exclusively by Sportech, the Companies or their Subsidiaries, and that except as provided in this Section 5.9 or in any license terms agreed as provided in the preceding sentence, all right, title and interest of Sellers and their Affiliates (other than the Companies and their Subsidiaries), if any, in or to the Company Marks shall terminate as of the Closing Date, and shall immediately revert to the Companies and their Subsidiaries.

Section 5.10                            Tax Matters.

(a)                                  SGC shall prepare and file or cause to be prepared and filed all Tax Returns required to be filed by any of the Companies or their Subsidiaries with respect to any Pre-Closing Tax Period and any Straddle Period Tax Returns for which a consolidated, unitary or combined Tax Return is required to be filed on a basis consistent with the Companies’ and their Subsidiaries’ past methods and practices.  SGC agrees to pay and shall pay or cause to be paid all Taxes of the Companies and their Subsidiaries with respect to Pre-Closing Tax Periods, except to the extent such Taxes are specifically taken into account as an accrued tax liability in the Final Net Working Capital.

(b)                                 Purchasers shall prepare and file or cause to be prepared and filed all other Tax Returns required to be filed by any of the Companies or their Subsidiaries.  Purchasers agree to pay and shall pay or cause to be paid all Taxes of the Companies and their Subsidiaries with respect to all Post-Closing Tax Periods, as well as all Taxes specifically taken into account as an accrued tax liability in the Final Net Working Capital.

(c)                                  SGC shall provide or cause to be provided to Purchasers a complete copy of each such Tax Return described in Section 5.10(a) at least 30 days before the date when the return is due, and SGC shall modify or cause to be modified such returns to reasonably take into account Purchasers’ reasonable comments provided no later than ten days before their due dates.  None of SGC, the Companies or any of their Subsidiaries shall file any such Tax Return without reasonably taking into account such comments.  All Straddle Period Tax Returns prepared by Purchasers pursuant to Section 5.10(b) shall be subject to the review of SGC, pursuant to the same procedures applicable to the Tax Returns prepared by SGC as provided above.

(d)                                 In the case of any Taxes of any of the Companies or their Subsidiaries that are payable with respect to Straddle Periods, the portion of any such Taxes that are attributable to the portion of the Straddle Period that ends on the Closing Date shall (i) in the case of Taxes that are based upon or related to income or receipts or imposed on a transactional basis, be deemed equal to the amount that would be payable if the Tax year or period ended on the Closing Date; and (ii) in the case of other Taxes, be allocated pro rata per day between the portion of such Straddle Period included in the Pre-Closing Tax Period and remainder of such Straddle Period.

(e)                                  SGC and Purchasers agree that the purchase of SGR Interests shall be treated as a purchase of the assets of SGR for United States federal, state and local income tax purposes.  Purchasers shall prepare and deliver to SGC the allocation of the Purchase Price allocable to such assets (as set forth in Section 2.1(b) of the Seller Disclosure Schedule) (the “SGR Interests Allocation Schedule”), but in no event later than 90 days after the Closing Date.  SGC shall review the SGR Interests Allocation Schedule and notify Purchasers of any disagreement with the allocation within 30 days of receipt of the SGR Interests Allocation Schedule from Purchasers.  SGC and Purchasers agree to file IRS Form 8594 and all U.S. federal, state and local Tax Returns in accordance with the SGR Interests Allocation Schedule. SGC and Purchasers agree to provide the other promptly with any other information required to complete the SGR Interests Allocation Schedule.  If, however, SGC and Purchasers are unable to complete such schedule within 180 days following the Closing Date, or by such other date as agreed by the parties, SGC and Purchasers may file IRS Form 8594 with respect to the purchase of the SGR Interests in the manner each believes appropriate, provided such allocation is reasonable and in accordance with Section 1060 of the Code and the Regulations thereunder.

(f)                                    Notwithstanding any other provision of this Agreement, Sellers shall have the right to control the conduct of any audit or administrative or judicial proceeding for which Sellers acknowledge responsibility for any resulting liability with respect to all Pre-Closing Tax Periods (other than a Straddle Period for which the Sellers would bear no liability for matters under such audit or proceeding, and without limiting Purchasers’ obligations under Section 5.10(b)); provided, however, that Sellers shall not compromise or settle any such audit or proceeding relating to a Pre-Closing Tax Period or a Straddle Period without obtaining Purchasers’ prior written consent (which consent may not be unreasonably withheld, conditioned or delayed) if it would reasonably be expected to have a material adverse effect on Purchasers.  Following the Closing, if a lien or levy is imposed on any of the Companies or their Subsidiaries, any of their assets or any of their receipts as a result of a disputed Tax for which SGC would be liable under this Section 5.10, SGC will pay (or cause to be paid) the disputed Tax and seek a refund, or take such other action as may be reasonably acceptable to Purchasers to prevent such levy or lien from having a Companies Material Adverse Effect.  Following the Closing, if a lien or levy is imposed on any of Sellers or their Affiliates (other than the Companies and their Subsidiaries), any of their assets or any of their receipts as a result of a disputed Tax for which Purchasers would be liable under this Section 5.10, Purchasers will pay the disputed Tax and seek a refund, or take such other action as may be reasonably acceptable to SGC to prevent such levy or lien from having a material adverse effect on Sellers and their Affiliates (other than the Companies and their Subsidiaries).

(g)                                 Purchasers and Sellers shall cooperate fully, and shall cause their respective Representatives to cooperate, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes of any of the Companies or their Subsidiaries.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Purchasers and Sellers shall (i) retain all books and records with respect to Tax matters pertinent to the Companies or their Subsidiaries relating to any taxable period beginning before the Closing Date until expiration of the period for assessment and collection of tax of the respective taxable periods; (ii) allow access to such books and records at mutually convenient times and dates and, at each party’s own expense, to review and to copy such returns, records and information; and (iii) give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, shall allow the requesting party to take possession of such books and records.

(h)                                 Neither Purchasers nor any of their Affiliates (including, after the Closing, the Companies and their Subsidiaries) shall, without the prior written consent of SGC or except as required by Law, (i) make or change any Tax election affecting a Pre-Closing Tax Period of any of Sellers or their Affiliates (including, before the Closing, the Companies and their Subsidiaries); (ii) amend, refile or otherwise modify (or grant an extension of any applicable statute of limitations with respect to) any Tax Return prepared by any of Sellers or their Affiliates (including, before the Closing, the Companies and their Subsidiaries) relating to a Pre-Closing Tax Period; or (iii) take any action that results in any increased Tax liability (including a reduction in a refund) or reduction of any Tax asset of any of the Companies or their Subsidiaries (or any of Sellers or their Affiliates) in respect of a Pre-Closing Tax Period or of SGC or its Affiliates with respect to any taxable period.

(i)                                     If a refund of Taxes (to the extent not taken into account in the Final Net Working Capital) (the “Refund”) is received by or credited to the account of any of Purchasers, the Companies or their Subsidiaries in respect of any Pre-Closing Tax Period (including the allocable portion for any Straddle Period), Purchasers shall cause such recipient to promptly pay the amount of the Refund to the applicable Seller except to the extent that such refund or credit is attributable (determined on a marginal basis) to the effect of any loss, deduction, credit or other item from a Post-Closing Tax Period (or the allocable portion of any such item from a Straddle Period).  Any other refund of or credit for Taxes shall be for the account of Purchasers.  If any party or its Affiliates receives a Tax refund or credit to which another party is entitled, such party shall or shall cause its Affiliates to pay an amount equal to the refund or credit to the party entitled to it within 30 Business Days after receiving the refund or applying the credit against a Tax amount then due.  Any such payment with respect to a Tax refund or credit shall be treated as an adjustment to the Purchase Price for Tax purposes.

(j)                                     Purchasers shall indemnify Sellers against and hold them harmless from: (i) Taxes imposed on the Companies or their Subsidiaries with respect to a Post-Closing Tax Period; (ii) Taxes allocated as provided in Section 5.10(d) to the portion of a Straddle Period beginning after the Closing Date; and (iii) Taxes attributable to any breach by Purchasers of their obligations under this Agreement.

(k)                                  Sellers shall indemnify Purchasers against and hold them harmless from: (i) Taxes imposed on the Companies or their Subsidiaries with respect to a Pre-Closing Tax Period; (ii) Taxes allocated as provided in Section 5.10(d) to the portion of a Straddle Period ending on the Closing Date; (iii) Taxes imposed on any members of Sellers’ Tax Group (including under section 1.1502-6 of the Regulations); and (iv) Taxes attributable to SGC’s breach of its obligations under this Agreement.

(l)                                     Any disputes regarding any matter covered by this Section 5.10 that the parties cannot resolve shall be determined by the Independent Accounting Firm.

(m)                               Sellers, Purchasers and their respective Affiliates shall elect to treat the purchase and sale of AEI Shares as provided in section 338(h)(10) of the Code (and shall elect to apply any similar provision of state, local or foreign Tax Law).  Purchasers shall prepare and file all forms and documents required to effectuate the section 338(h)(10) election.  At the request of Purchasers, Sellers shall timely and properly prepare, execute, and deliver to Purchasers, in complete and correct form, all such documents, forms and other information as Purchasers may reasonably request to make the section 338(h)(10) election effective or to facilitate the allocation of the purchase price by the Purchasers.  No later than ninety (90) days before the section 338(h)(10) election is required to be filed, Purchasers shall deliver (or shall cause to be delivered) to SGC IRS Form 8023 (or successor form).  Sellers shall execute (or cause to be executed) and deliver (or cause to be delivered) to Purchasers such form (including additional documents or forms as are reasonably requested to properly complete the section 338(h)(10) election) at least 30 days prior to the date such election is required to be filed.  Purchasers shall prepare and deliver to SGC the allocation of the purchase price no later than ninety (90) days before such election is required to be made.  SGC shall review the purchase price allocation and notify Purchasers of any disagreement with the allocation within thirty (30) days of receipt.  All Tax Returns and reports (including IRS Form 8883), filed by Purchasers, Sellers, and their respective Affiliates shall be prepared consistently with the allocation schedule, unless otherwise required by Law.

(n)                                 Sellers and Purchasers shall share equally all transfer, conveyance or similar Taxes applicable to the transfer of the Interests.  Each party shall use reasonable best efforts to claim any available exemption from such Taxes and to cooperate with the other parties to obtain such exemption.

(o)                                 Sellers shall ensure that any Tax sharing agreement, indemnity obligation or similar contract or arrangement between any Company and their Subsidiaries and the Sellers or any Affiliate of the Sellers terminates on or before the Closing Date.

(p)                                 All payments made under this Agreement shall be made without deduction or withholding unless such deduction or withholding is required by Law.  If such deduction or withholding is required by Law, the amount of any payment due (other than payment due pursuant to Section 2.7) shall be increased to an amount which (after making such deduction or withholding) leaves an amount equal to the payment which would have been due if no deduction or withholding had been required.

Section 5.11                            Shareholder Approval; Sportech Equity Offering; Disposal of Sportech Shares.

(a)                                  Sportech shall as promptly as practicable prepare and file with the UKLA a circular to be sent to Sportech’s shareholders in connection with the Sportech Shareholders Meeting (as defined below) (the “Circular”) containing (i) a notice convening the Sportech Shareholders Meeting; (ii) such other information (if any) as may be required by the UKLA; and (iii) such other information as Sportech shall reasonably determine to be necessary and appropriate to include therein.  Sportech shall indemnify and hold harmless each of the Sellers and their Affiliates from and against any Loss suffered or incurred by the Sellers and their Affiliates in respect of any Action by any Person against any of them to the extent resulting from or attributable to any inaccuracy in any information contained in the Circular or Sportech’s failure to comply with applicable Law in connection with the Sportech Shareholders Meeting (except in each case to the extent resulting from or attributable to any inaccuracy in any Seller Provided Information) (“Circular Liability”).

(b)                                 Sportech will take all necessary action to convene a general meeting of holders of Sportech ordinary shares (the “Sportech Shareholders Meeting”) at which resolutions will be proposed to approve this Agreement and the transactions contemplated hereby including the Sportech Equity Offering and such other matters as may be necessary in relation thereto (the “Sportech Voting Proposal”) as promptly as practicable after the Circular is approved by the UKLA.  Subject to the requirements of Law, the specific terms of this Agreement and to their general fiduciary duties, the board of directors of Sportech shall recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby.  Sportech, in all events, shall take all action necessary to ensure that the Sportech Voting Proposal is submitted to shareholders at the Sportech Shareholders Meeting, that such Sportech Shareholders Meeting is duly adjourned and reconvened if the requisite vote of the shareholders of Sportech is not originally obtained.  Sportech shall use its commercially reasonable best efforts to cause the Admission of the Sportech Shares upon or as soon as practicable after the expected date therefor in the Circular.

(c)                                  The Circular or other materials prepared by or on behalf of Purchaser or its Affiliates in connection with the Sportech Shareholders Meeting and the Sportech Voting Proposal which include any information provided by or on behalf of any of Sellers or their Affiliates (including the Companies and their Subsidiaries) shall, to the extent permitted by the UKLA, include a conspicuous disclaimer to the effect that none of Sellers or their Affiliates (including the Companies and their Subsidiaries) accepts any responsibility whatsoever for the content of such Circular and disclaims any and all responsibility or liability which they might otherwise have in respect of the Circular and shall further include a disclaimer of the same nature with respect to Sellers or their Affiliates (including the Companies and their Subsidiaries) in any oral disclosure with respect to the Sportech Shareholders Meeting and the Sportech Voting Proposal.  SGC shall be afforded a reasonable opportunity to review and comment on any reference therein to SGC or its Affiliates prior to their use.

(d)                                 Sportech shall use its commercially reasonable best efforts to complete, on or before the Closing Date, the Sportech Equity Offering, the net proceeds of which shall be at least sufficient to fund the Cash Closing Consideration.  Sportech shall indemnify and hold harmless each of the Sellers and their Affiliates from and against any Loss suffered or incurred by the Sellers and their Affiliates in respect of any Action by any Person against any of them to the extent resulting from or attributable to any inaccuracy in any information contained in any disclosure by Sportech to investors in connection with, or Sportech’s failure to comply with applicable Law in connection with, the Sportech Equity Offering (except in each case to the extent resulting from or attributable to any inaccuracy in any Seller Provided Information) (“Equity Offering Liability”).

(e)                                  All materials prepared by or on behalf of Sportech or its Affiliates in connection with the Sportech Equity Offering which include any information provided by or on behalf of any of Sellers or their Affiliates (including the Companies and their Subsidiaries) shall, to the extent permitted by the UKLA,  include a conspicuous disclaimer to the effect that none of Sellers, their Affiliates (including the Companies and their Subsidiaries) or their respective Representatives has any responsibility for the content of such materials and disclaims all responsibility therefor.  SGC shall be afforded a reasonable opportunity to review and comment on any reference therein to SGC or its Affiliates prior to their use.

(f)                                    SGC and its Affiliates shall consult with Sportech to the extent reasonable in the circumstances prior to disposing of any Sportech Shares.  Except where such proposed disposal has resulted from a breach by SGC or its Affiliates of Section 5.17(a) of this Agreement, and except with respect to any proposed disposal to the extent it constitutes an offer to the public, the board of directors and senior management of Sportech shall reasonably cooperate with SGC, at SGC’s sole expense, with a view to achieving an orderly and effective marketing of such Sportech Shares, including providing reasonable assistance with marketing efforts.

Section 5.12                            Employee Matters.

(a)                                  After the date hereof and prior to Closing, on terms reasonably satisfactory to Purchasers to the extent materially different from those in effect on the date hereof, SGC shall cause the Companies and their Subsidiaries to seek to continue to employ all individuals who are Identified Employees on and with effect from no later than the Closing (such individuals, to the extent employed by the Companies and their Subsidiaries as of the Closing, collectively, the “Affected Employees”).  Nothing in this Section 5.12(a) shall constitute a guarantee of employment following the Closing.  If Purchasers terminate (or cause to be terminated) any of the employees indentified as “finance employees” on Schedule 1.1(b) of the Seller Disclosure Schedule, Purchasers shall bear responsibility for any associated termination Liabilities, except to the extent that any Seller (or an Affiliate of any Seller) hires any such individual within six (6) months of such individual’s termination and within such six (6) month period Purchasers have not relocated, or announced plans to relocate, all or substantially all of the finance function of the Companies and their Subsidiaries away from (or otherwise discontinue such operations in) the Atlanta, Georgia metropolitan area, in which case Sellers shall reimburse Purchasers for any such termination Liabilities already paid or which Purchasers are required to pay in the future (excluding any Liability for any “stay bonus” to which such individual may be entitled to the extent agreed by Purchasers before or after Closing).  SGC shall transfer sponsorship of the Autotote Systems, Inc. Pension Plan for Union Employees and the Scientific Games Racing Union Plan to SGR as of Closing.  For avoidance of doubt, the Autotote Systems, Inc. Pension Plan for Union Employees and the Scientific Games Racing Union Plan shall each be a Company Plan.  Purchasers shall, or shall cause the Companies to, establish a comparable plan to the Scientific Games 401(k) Plan (the “SGC 401(k) Plan”), effective on or as soon as practicable after the Closing Date, for Affected Employees whose active participation in the SGC 401(k) Plan will end on the Closing Date (the “New 401(k) Plan”).  There shall be no transfer of any portion of the SGC 401(k) Plan to the New 401(k) Plan.  Furthermore, SGC shall ensure that the Companies and their Subsidiaries cease as of the Closing to be participating sponsors of the SGC 401(k) Plan and any other Plans sponsored by Sellers or their Affiliates (other than the Companies and their Subsidiaries), and that Sellers and their Affiliates (other than the Companies and their Subsidiaries) cease to be participating sponsors of any Company Plans.

(b)                                 For a 12-month period following the Closing (the “Restricted Period”), for so long as any Affected Employee remains employed by a Purchaser or its Affiliates, Purchasers shall not reduce, or permit to be reduced, any Affected Employee’s base salary as in effect immediately prior to the Closing, and shall provide incentive compensation (other than equity compensation) opportunities and employee benefits to Affected Employees that are no less favorable in the aggregate than those provided to such Affected Employees immediately prior to the Closing; provided, however, that if Purchaser causes the Affected Employees to incur any increased costs associated with insured welfare arrangements, such increased costs shall not cause the arrangements to fail to be comparable in the aggregate to the benefits provided immediately prior to Closing. Furthermore, nothing in this Section 5.12 shall act as an amendment to any employee benefit plan, program, or arrangement, affect a Purchaser’s right to amend or terminate any employee benefit plan, program or arrangement in accordance with the terms of such plan, program or arrangement and applicable Law, require the Purchasers to maintain any particular plan, program or arrangement or any type of plan, program or arrangement, or give any third party the right to enforce the provisions of this Agreement.

(c)                                  Periods of employment with any of the Companies or their Subsidiaries (including any current or former Affiliate or predecessor thereof) shall be recognized for purposes of determining, as applicable, the eligibility for participation and vesting of any employee, under all employee benefit plans offered by any Purchaser or an Affiliate of any Purchaser to the Affected Employees, including vacation plans or arrangements, welfare plans, retirement savings plans and any entitlements upon termination of employment pursuant to any employment Contract, severance plan or as required by Law, as applicable.  Such service shall not be taken into account for purposes of determining the level of benefits to which a Person is entitled thereunder, except to the extent required by Law.

(d)                                 Immediately after Closing a fully insured medical plan sponsored by the Companies, their Subsidiaries, Purchasers or an Affiliate of any Purchaser shall offer medical coverage to the Affected Employees, and such medical plan shall grant credit for amounts paid by participants under the Plans during the portion of the applicable plan year preceding the Closing Date, and, with respect to any Affected Employee, shall not exclude coverage for such Affected Employee’s pre-existing conditions to the extent coverage was provided with respect to such Affected Employee’s pre-existing conditions under the existing Plans.  SGC shall cooperate with Purchasers and use reasonable best efforts to cause one or more of the Companies, as determined by

Purchasers, to adopt a fully insured medical plan and such other welfare benefit plans (including but not limited to workers’ compensation, short and long term disability, and life insurance) as determined by Purchasers to be necessary and appropriate to satisfy the comparable benefit requirement of Section 5.12(b), effective as of the Closing; provided, however, that if Purchaser is unable to establish an insured medical plan for employees of the Companies and their Subsidiaries (and their eligible dependents) as of Closing, Sellers will permit the Affected Employees to continue to participate in Sellers’ medical plan at the same cost (without reduction for any government subsidy), and subject to the same election restrictions, as if they had been entitled to elect COBRA continuation coverage, until either the new insured coverage is in place or, if earlier, the first anniversary of the Closing Date.  Purchasers acknowledge and agree that, notwithstanding any provision of this Section 5.12, Affected Employees (and their eligible dependents) are not eligible for COBRA continuation coverage as a consequence of the transactions contemplated by this Agreement.

(e)                                  Purchasers acknowledge and agree that the Companies and their Subsidiaries (or, as applicable, Company Plans) shall be solely responsible for all obligations and liabilities arising out of or related to payment of benefits due under any Company Plan to Affected Employees (including benefit payment liabilities attributable to periods prior to Closing) or benefits due under any Company Plan.  The foregoing, however, shall not limit Purchasers’ rights under Article VIII for breaches of representations, warranties, covenants and agreements.  Notwithstanding anything in this Agreement to the contrary, SGC shall pay and be responsible for all workers’ compensation and disability benefit claims of Affected Employees with dates of loss or occurrence on or prior to Closing (including all costs and collateral and the payment and administration of such claims), and shall reimburse Purchasers, the Companies and their Subsidiaries and Affiliates for all Losses relating to or arising from SGC’s failure to make such payments.

(f)                                    Sellers acknowledge and agree that Sellers shall be responsible for and shall pay or cause to be paid to the Affected Employees eligible under any Bonus Plan bonuses in respect of the 2009 calendar year in good faith in accordance with substantially the same procedures and guidelines, and on the same basis, (subject to applicable business unit targets and individual performance) and in substantially the same manner in each case as is applied to employees of the Sellers and their Affiliates other than the Companies and their Subsidiaries (each a “Seller Bonus” and collectively the “Seller Bonuses”) and in accordance with their entitlements, if any; (B) Sellers and their Affiliates (other than the Companies and their Subsidiaries) shall pay and be solely responsible for all obligations and liabilities arising out of or related to any compensation, bonus or benefit to Affected Employees due under any Plan that is not a Company Plan, and further for all bonuses, if any, due for the 2009 year (whether or not under a Company Plan) as provided in (A); and (C) Sellers and their Affiliates (other than the Companies and their Subsidiaries) shall be solely responsible for the acceleration, if any, of any compensation, bonus or benefit provided to any Affected Employee pursuant to any Plan that is not a Company Plan or which is accelerated or becomes due in connection with the consummation of the transaction contemplated by this Agreement, whether or not under a Company Plan (an “Accelerated Right”).  In the event that after the Closing Date the Companies or their Subsidiaries are required to pay any Seller Bonus to any Affected Employee, or pay any amount to any Affected Employee pursuant to an Accelerated Right, Sellers shall reimburse the Companies or the Subsidiaries for the amount of any payment made by Purchasers in respect of any such Seller Bonus or Accelerated Right (and all costs, fees and expenses in respect thereto) by wire transfer of immediately available funds to an account or accounts designated by the relevant Company or Subsidiary.

(g)                                 All material data, plan documentation and other relevant information in the possession of SGC and its Subsidiaries (other than the Companies and their Subsidiaries) necessary for Purchasers and the Companies and their Subsidiaries to discharge the obligations set forth in this Section 5.12 and otherwise under the Company Plans shall be delivered to Purchasers at least thirty (30) days prior to Closing, and supplemented as reasonably appropriate thereafter.

(h)                                 On or before November 30, 2010, SGC shall take action with respect to the German Pension Liability as described in (i) or (ii) below:

(i)                                     SGC may, at its option, purchase or cause to be purchased an annuity or other reasonably suitable insurance product covering in full the German Pension Liability from a provider and in an amount reasonably satisfactory to Sportech (the “German Pension Liability Insurance Product”).  SGC will, at its own expense, be responsible for obtaining any necessary approvals for such purchase, subject to reasonable cooperation from Purchasers and their Affiliates, including but not limited to the consent of Mr. Keldenich.  In the event that the German Pension Liability Insurance Product is purchased by SGR Germany prior to Closing, SGR Germany shall use its restricted cash balance held in respect of the German Pension Liability (the “German Pension Cash”) remaining at the time of the purchase of the German Pension Liability Insurance Product to purchase the German Pension Liability Insurance Product, and to the extent SGR Germany’s then remaining German Pension Cash is insufficient to cover the cost of the German Pension Liability Insurance Product, SGR Germany shall pay in cash the remaining amount of such cost prior to Closing.  In the event that the German Pension Liability Insurance Product is purchased by a legal entity other than SGR Germany prior to Closing, SGC shall transfer or cause to be transferred the German Pension Liability Insurance Product to SGR Germany by Closing, at which time SGR Germany shall transfer the then remaining German Pension Cash to SGC.  In the event that the German Pension Liability Insurance Product is purchased following Closing, SGC shall either (A) purchase or cause to be purchased, at SGC’s expense (including any reasonable third party costs incurred by Purchasers and/or their Affiliates), the German Pension Liability Insurance Product directly and transfer the German Pension Liability Insurance Product to SGR Germany so that the German Pension Liability is covered in full, at which time SGR Germany shall transfer the then remaining German Pension Cash to SGC; or (B) cooperate, at SGC’s expense

(including any reasonable third party costs incurred by Purchasers and/or their Affiliates), with SGR Germany in order for SGR Germany to purchase the German Pension Liability Insurance Product directly, and to the extent SGR Germany’s German Pension Cash remaining at that time is insufficient to cover the cost of the German Pension Liability Insurance Product, shall pay in cash the remaining amount of such cost to SGR Germany.

(ii)                                  SGC may, in lieu of obtaining the German Pension Liability Insurance Product as provided in (i) above, subject to reasonable cooperation from Purchasers and their Affiliates, at SGC’s own expense (including any reasonable third party costs incurred by Purchasers and/or their Affiliates), take or cause to be taken any and all necessary actions to procure that as of November 30, 2010 either (x) the German Pension Liability has been transferred to SGG or another German Affiliate of SGC by individual agreement in a way that ensures a full discharge of SGR Germany and is accepted by the German statutory insolvency protection fund or (y) the German Pension Liability has been transferred to SGG or another German Affiliate of SGC by way of a spin-off under the German Transformation Act in a way that ensures a full discharge of SGR Germany after the compulsory statutory period of joint and severable debtorship has lapsed, and in the case of either (x) or (y), SGR Germany’s existing German Pension Cash shall be transferred to SGG or such other German Affiliate of SGC.  At the expense of Sellers (including any reasonable third party costs incurred by Purchasers and/or their Affiliates), Purchasers shall ensure that after Closing any actions or steps required to be taken by AE and/or SGR Germany in order to effect such transfer shall be taken by AE and/or SGR Germany.

Purchasers shall not permit the German Pension Cash to be distributed or applied for any purpose except in satisfaction of the German Pension Liability or as otherwise provided in this Section 5.12(h), including any reasonable third party costs in connection with the transfer of the German Pension Cash to SGC.  Irrespective of Sellers’ compliance with their obligation to transfer the German Pension Liability as provided in Section 5.12(h)(ii) above, in the event that a German Pension Liability Insurance Product has not been acquired in accordance with Section 5.12(h)(i) above, Sellers shall indemnify and hold harmless Purchasers and SGR Germany from any Liability or reasonable third party costs to the extent resulting from or attributable to the German Pension Liability and/or the actions provided in this Section 5.12(h).

Section 5.13                            Interim Financial Statements.  From the date hereof until the Closing (or earlier termination of this Agreement), SGC shall deliver to Purchasers an unaudited consolidated balance sheet of the Companies and their Subsidiaries as of the end of each calendar month, and the related unaudited consolidated statement of operations of the Companies and their Subsidiaries for the month then ended (in each case, in the form prepared in the ordinary course), within thirty (30) days after the end of such month.

Section 5.14                            Exclusivity.  From the date hereof until the Closing (or earlier termination of this Agreement), Sellers shall not, and shall cause their Affiliates not to, directly or indirectly, knowingly solicit, encourage, negotiate, discuss (other than to state that they are not permitted to discuss) or provide any assistance with any offers, inquiries or proposals from any Person (other than Purchasers) relating to, or that could reasonably be expected to lead to, any proposal or transaction involving, directly or indirectly, the acquisition of all or any of the Companies and their Subsidiaries, or the sale of any securities of, or acquisition of any record ownership interest in, any of the Companies and their Subsidiaries, the sale of all or substantially all of the assets of the Business of the Companies and their Subsidiaries (including any transaction structured as a merger, consolidation, business combination, share exchange, stock sale or other similar transaction) (other than the transactions contemplated hereby).  From the date hereof until the Closing (or earlier termination of this Agreement), except to the extent legally prohibited, SGC will promptly notify Purchasers of all material terms of any such inquiries or proposals received by Sellers or any of their Affiliates.

Section 5.15                            Non-Solicitation.  For a period of one (1) year from and after the Closing Date, except as otherwise contemplated by this Agreement with respect to Employees, neither Sellers or their Affiliates, on the one hand, or Purchasers, the Companies and their Subsidiaries, on the other hand, will, whether alone, jointly with another or directly or indirectly, seek to entice away, solicit for employment, offer to employ or hire any person who is an employee of the other as of the Closing Date; provided, however, that the foregoing provision shall not preclude any such Person from (a) making good faith generalized solicitations for employees (not targeted at employees of the other party) through advertisements or search firms and hiring any persons through such solicitations, provided, that such Person does not encourage or advise or cause such firm to approach any such employee; or (b) responding to or hiring any employee of the other who contacts such Person at his or her own initiative without any prior direct or indirect encouragement or solicitation (other than as permitted by Section 5.15(a)), (c) soliciting, offering to employ or hiring any former employee of the other whose employment has been terminated by the other prior to such solicitation, offer or hiring, or (d) in the case of Sellers and their Affiliates, soliciting, offering to employ or hiring any employee identified as a “finance employee” in Schedule 1.1(b) of the Seller Disclosure Schedule in the event that, prior to such solicitation, offer or hiring, Purchasers had determined to relocate the finance function for SGR away from the Atlanta, Georgia metropolitan area.

Section 5.16                            Non-Competition.

(a)                                  From the Closing Date through the third anniversary of the Closing Date, SGC shall not, and shall cause its Subsidiaries (other than the Companies and their Subsidiaries) not to, directly or indirectly, own, manage, operate or engage in any Tote Systems Business (an “SGR Competing Business”).

(b)                                 Notwithstanding anything contained in this Agreement or the Ancillary Agreements to the contrary, the restrictions set forth in

Section 5.16(a) shall not in any way prohibit or restrict SGC or any of its Subsidiaries from, directly or indirectly:

(i)                                     acquiring any interest in any Person or business (however such acquisition is structured) that, directly or indirectly (including without limitation, through any Affiliate of such Person or business) owns, manages, operates, or engages in an SGR Competing Business provided that (A) such business does not constitute the principal business of such Person or business and its Affiliates, taken as a whole (based on revenues during the preceding four (4) full calendar quarters) and (B) if such SGR Competing Business constitutes in excess of ten percent (10%) of such revenues of such Person or business and its Affiliates, taken as a whole, SGC shall cause the divestiture of that portion of such Person or business that engages in such SGR Competing Business within 12 months after such acquisition; or

(ii)                                  acquiring or holding securities or other equity interests (A) representing not more than five percent (5%) of the outstanding voting power of any Person which has voting securities traded on a national securities exchange, the Nasdaq Stock Market or the over-the-counter market, (B) in any Person through any employee benefit plan or (C) in Sportech or any successor Person.

Notwithstanding anything to the contrary in this Agreement or the Ancillary Agreements, the restrictions set forth in this Section 5.16 shall not in any way prohibit or restrict or otherwise apply to (i) any businesses or operations of SGC or any of its Affiliates which are sold, transferred or otherwise disposed of after the Closing to any Person that is not then an Affiliate of SGC from and after such sale, transfer or disposal, or (ii) any Affiliates of SGC the capital stock or equity interests representing a majority of the voting power of which are sold, transferred or otherwise disposed of after the Closing to any Person that is not then an Affiliate of SGC from and after such sale, transfer or disposal.

(c)                                  Each of Sellers acknowledges and agrees that the remedy at law for any breach, or threatened breach, of any of the provisions of this Section 5.16 will be inadequate and, accordingly, covenants and agrees that each other party shall, in addition to any other rights and remedies which such party may have at law, be entitled to equitable relief, including injunctive relief, and to the remedy of specific performance with respect to any breach or threatened breach of this Section 5.16, as may be available from any court of competent jurisdiction.  In the event that any of the covenants contained in this Section 5.16 shall be determined by any court of competent jurisdiction to be unenforceable for any reason whatsoever, then any such provision or provisions shall not be deemed void, and the parties agree that said limits may be modified by such court and that the covenants contained in this Section 5.16 shall be amended in accordance with said modification, it being specifically agreed by the parties that it is their continuing desire that the covenants contained in this Section 5.16 be enforced to the full extent of its terms and conditions, or if a court finds the scope of any of such covenants unenforceable, the court should redefine such covenant so as to comply with applicable Law.

Section 5.17                            Relevant Business.

(a)                                  If, from the Closing Date through the third anniversary of the Closing Date, SGC or any of its Subsidiaries directly or indirectly owns, manages, operates or engages in any Pools Business (other than, in the case of paragraph (ii) of the definition of “Pools Business” to, for or on behalf of (x) any Person that is a Lottery / Government Sponsored Entity or (y) any other Person but only to the extent such other Person operates Pools games for consumers in Germany, Israel, Norway, Hungary, Iceland, Switzerland or Argentina following any liberalization of such market, and only in respect of the operations of such Person therein) (a “Relevant Business”), Sportech may, by notice to SGC, require SGC to (and to cause its Subsidiaries to) sell any Sportech Shares that it holds, directly or indirectly, unless SGC shows to the reasonable satisfaction of Sportech that within 30 days of notice thereof such ownership, management, operation or engagement by SGC or any of its Subsidiaries in any Pools Business has ceased (which sale shall be effected as promptly as reasonably practicable consistent with an orderly and effective marketing of such Sportech Shares).

(b)                                 Notwithstanding anything contained in this Agreement or the Ancillary Agreements to the contrary, the restrictions set forth in Section 5.17(a) shall not in any way prohibit or restrict SGC or any of its Subsidiaries from, directly or indirectly:

(i)                                     acquiring any interest in any Person or business (however such acquisition is structured) that, directly or indirectly owns, manages, operates, or engages in a Relevant Business provided that (A) such business does not constitute the principal business of such Person or business and its Affiliates, taken as a whole (based on revenues during the preceding four (4) full calendar quarters) and (B) if such Relevant Business constitutes in excess of ten percent (10%) of such revenues of such Person or business and its Affiliates, taken as a whole, SGC shall cause the divestiture of that portion of such Person or business that engages in such Relevant Business within 12 months after such acquisition; or

(ii)                                  acquiring or holding securities or other equity interests (A) representing not more than five percent (5%) of the outstanding voting power of any Person which has voting securities traded on a national securities exchange, the Nasdaq Stock Market or the over-the-counter market, (B) in any Person through any employee benefit plan or (C) in Sportech or any successor Person.

Notwithstanding anything to the contrary in this Agreement or the Ancillary Agreements, the restrictions set forth in this Section 5.17 shall not in any way prohibit or restrict or otherwise apply to (i) any businesses or operations of SGC or any of its Affiliates which are sold, transferred or otherwise disposed of after the Closing to any Person that is not then an Affiliate of SGC from and after such sale, transfer or disposal, or (ii) any Affiliates of SGC the capital stock or equity interests representing a majority of the voting power of which are sold, transferred or otherwise disposed of after the Closing to any Person that is not then an Affiliate of SGC from and after such sale, transfer or disposal.

(c)                                  Each of Sellers acknowledges and agrees that the remedy at law for any breach, or threatened breach, of any of the provisions of this Section 5.17 will be inadequate and, accordingly, covenants and agrees that each other party shall, in addition to any other rights and remedies which such party may have at law, be entitled to equitable relief, including injunctive relief, and to the remedy of specific performance with respect to any breach or threatened breach of this Section 5.17, as may be available from any court of competent jurisdiction.  In the event that any of the covenants contained in this Section 5.17 shall be determined by any court of competent jurisdiction to be unenforceable for any reason whatsoever, then any such provision or provisions shall not be deemed void, and the parties agree that said limits may be modified by such court and that the covenants contained in this Section 5.17 shall be amended in accordance with said modification, it being specifically agreed by the parties that it is their continuing desire that the covenants contained in this Section 5.17 be enforced to the full extent of its terms and conditions, or if a court finds the scope of any of such covenants unenforceable, the court should redefine such covenant so as to comply with applicable Law.

Section 5.18                            BM Defect and CS Defect. Purchasers shall upon the reasonable request of the Sellers reasonably cooperate with Sellers in the development and implementation of programs reasonably designed to mitigate the BM Defect and CS Defect and/or alleged effects thereof including communications with customers of SGR regarding such matters as the installation or operation of terminals; provided, however that (i) such cooperation shall not unreasonably interfere with the conduct of the business of Sportech and its Affiliates (including the Companies and the Subsidiaries) including the relationship between any of them and their customers; and (ii) with the exception of a combined total of $25,000 of cost and expense for such programs, which shall be for the account of Purchasers, the development and implementation of any such program shall be conducted at the sole cost and expense of the Sellers.

Section 5.19                            Transfer of SG Racing.  Prior to Closing, SGR shall, and SGC shall procure that SGR shall, transfer SGR’s ownership of SG Racing from SGR to an Affiliate of SGC (excluding the Companies and their Subsidiaries) so that at Closing SG Racing will not transfer to Purchasers as a Subsidiary of SGR (the “SG Racing Transfer”).  Sellers shall afford Sportech a reasonable opportunity to approve the documentation implementing the SG Racing Transfer (such approval not to be unreasonably withheld).

Section 5.20                            Release of Employees.  Sellers acknowledge and agree that for so long as any Affected Employee remains an employee of Sportech or any of its Subsidiaries (including the Companies and their Subsidiaries) and whether or not such Affected Employee has provided any release to Sellers, Sellers shall not, and shall procure that none of their Affiliates shall, enforce any restrictive covenants or agreements relating to non-competition, non-solicitation, use of Intellectual Property or use of confidential information or any restrictions of similar effect in effect between such Affected Employee and Sellers and any of their Affiliates, to the extent such covenants or agreements would otherwise limit such Affected Employee’s performance of his services as an employee of Sportech or any of its Subsidiaries and to such extent such covenants or agreements shall not apply; provided in each case that Sportech and its Affiliates (i) are in compliance with the provisions of Section 5.3(b) of this Agreement, (ii) are in compliance with Section 2 of the Supply Agreement, Section 2 of the Software License Agreement, and any other provisions of the Ancillary Agreements which by their terms limit the conduct of business by Sportech or any of its Affiliates, whether by reference to the fields of use of licenses granted to or by such persons, restrictive covenants, or otherwise, and (iii) have not taken any action that would entitle SGC pursuant to Section 2(e) or 2(f) of the Investors’ Agreement to terminate its obligations under Section 1 of the Investors’ Agreement; provided further that in the event of such non-compliance by Sportech or its Affiliates, without limiting the remedies against Sportech or any of its Affiliates, SGC shall only enforce any such covenant or agreement between such Affected Employee and Sellers or any of their Affiliates, and any such covenant or agreement shall only apply, to the extent of such non-compliance. Each Affected Employee shall be an express third party beneficiary of this Section 5.20.  To the extent that any Affected Employee provides a general release to Sellers prior to Closing, SGC shall use its commercially reasonably efforts to procure that such release shall include SGR and its Affiliates as express third party beneficiaries.

Section 5.21    Credit Agreement.  SGC shall use its best efforts to obtain any amendment of, or consent under, the Credit Agreement as may be reasonably deemed necessary or appropriate to unambiguously confirm that SGC (on behalf of Sellers) may receive the consideration due to it pursuant to Article II hereof in consideration for the purchase of the Interests and the Software Assets by Purchasers without being in breach of the Credit Agreement (the “Credit Agreement Amendment”).  SGC shall keep Sportech reasonably informed of the nature and content of any material discussions with its banks with respect to the Credit Agreement Amendment, and shall afford Sportech a reasonable opportunity to participate in discussions, from time to time, with SGC personnel in attendance, with the Administrative Agent under the Credit Agreement with respect to the status of the Credit Agreement Amendment, provided that Sportech shall not in any way impair or impede the process for obtaining such amendment (it being understood that the fact that such discussions shall be held shall not of itself be considered as impairing or impeding such process).  Notwithstanding the foregoing, SGC’s obligations under this Section 5.21 shall cease from and after such time, if any, as SGC irrevocably waives the condition set forth in Section 6.3(g).

ARTICLE VI.

CONDITIONS OF CLOSING

Section 6.1                                   Conditions to Obligations of Purchasers and Sellers.  The respective obligations of Sellers and Purchasers to consummate the transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions:

(a)                                  there shall not be any Law in effect making illegal the consummation of the transactions contemplated hereby, and there shall not be any Governmental Order in effect prohibiting the consummation of the transactions contemplated hereby;

(b)                                 Admission shall have become effective, and the Placing Agreement shall not have been terminated before Admission (the “Admission Condition”);

(c)                                  the Required Governmental Approvals shall have been obtained;

(d)                                 the Sportech Voting Proposal shall have been duly adopted and approved by resolution of the shareholders of Sportech to the extent such approval is required by law, regulation or applicable UKLA rule; and

(e)                                  the Placing Agreement shall have become unconditional in all respects (except for any conditions relating to Admission) and shall not have expired.

Section 6.2                                   Additional Conditions to Obligations of Purchasers.  The obligation of Purchasers to consummate the transactions contemplated by this Agreement is subject to the satisfaction of each of the following conditions (any or all of which may be waived in writing by Purchasers in whole or in part in their sole discretion):

(a)                                  the representations and warranties of Sellers set forth in Sections 3.4(a) (except the first sentence, and clauses (iii) and (v) of the fourth sentence, thereof), 3.4(b) (except the first sentence, and clauses (iii) and (v) of the third sentence, thereof) and 3.4(c) and 3.4(e) shall be true and correct, without giving effect to qualifications as to materiality within any such representations and warranties, on and as of the Closing Date in all material respects;

(b)                                 the representations and warranties of Sellers set forth in Article III, other than the representations and warranties set forth in Section 3.4 to the extent described in Section 6.2(a) above, shall be true and correct, without giving effect to qualifications as to materiality or Companies Material Adverse Effect within any such representation or warranty (but taking into account any dollar limitation therein), on and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made only as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) except where any failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not have a Companies Material Adverse Effect;

(c)                                  all required waiting periods (including any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement identified on Exhibit J hereto shall have terminated or expired;

(d)                                 Sellers shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Sellers at or prior to Closing;

(e)                                  Sportech shall have received a certificate of an executive officer of SGC that the conditions set forth in Section 6.2(a), (b), (d) and (f) have been satisfied;

(f)                                    since the date of this Agreement, there shall not have been a Companies Material Adverse Effect;

(g)                                 SGC (or an Affiliate thereof, as the case may be) shall have executed and delivered each of the Ancillary Agreements;

(h)                                 the Third Party Consents identified in Section 6.2(h) of the Seller Disclosure Schedule shall have been obtained, in form and substance reasonably satisfactory to Purchasers;

(i)                                     SGC shall have delivered to Sportech evidence of (A) the payment in full and discharge of all Indebtedness (or, if such Indebtedness consists of a guarantee, evidence of the release or termination of such guarantee) and release of any Encumbrances on assets or property of the Companies and their Subsidiaries arising under such Indebtedness in form and substance reasonably satisfactory to Purchasers and (B) the settlement in full of all inter-company accounts between any of the Sellers and their Affiliates (other than the Companies and their Subsidiaries) on the one hand, and any of the Companies and their Subsidiaries on the other hand, in the manner contemplated by Exhibit I or otherwise in a manner reasonably satisfactory to Purchasers; and

(j)                                     SGC shall have delivered to Sportech either (x) a duly executed certificate from the appropriate Seller that such Seller is not a foreign person within the meaning set forth in section 1.1445-2(b)(2)(iii)(A) of the Regulations or (y) a certificate that the respective Seller is not a U.S. real property holding company within the meaning of section 897 of the Code, in each case consistent with sample certificate in the Regulations promulgated under section 1445 of the Code.

Section 6.3                                   Additional Conditions to Obligations of Sellers.  The obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction of each of the following conditions (any or all of which may be waived in writing by Sellers in whole or in part in their sole discretion):

(a)                                  the representations and warranties of Purchasers set forth in Sections 4.9(a) (except clause (C) of the second sentence thereof) and 4.9(b) shall be true and correct, without giving effect to qualifications as to materiality within any such representations and warranties, on and as of the Closing Date in all material respects;

(b)                                 the representations and warranties of Purchasers set forth in Article IV, other than the representations and warranties set forth in Section 4.9 to the extent described in Section 6.3(a) above, shall be true and correct, without giving effect to qualifications as to materiality or Purchasers Material Adverse Effect within any such representation or warranty, on and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made only as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) except where any failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not have a material adverse effect on the Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby or have a Purchasers Material Adverse Effect;

(c)                                  Purchasers shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Purchasers at or prior to Closing;

(d)                                 SGC shall have received a certificate of an executive officer of Sportech that the conditions set forth in subsections (a), (b), (c) and (e) of this Section 6.3 have been satisfied;

(e)                                  since the date of this Agreement, there shall not have been a Purchasers Material Adverse Effect;

(f)                                    Sportech (or an Affiliate thereof, as the case may be) shall have executed and delivered each of the Ancillary Agreements; and

(g)                                 the Credit Agreement Amendment shall have been obtained.

Section 6.4                                   Satisfaction of Conditions.  Sportech shall use its commercially reasonable best efforts to cause the conditions to the obligations of SGC in Section 6.1(a) to be satisfied as promptly as reasonably practicable.  SGC shall use its commercially reasonable best efforts to cause the conditions to the obligations of Sportech in Section 6.1(a) to be satisfied as promptly as reasonably practicable and to obtain each Third Party Consent as promptly as reasonably practicable, subject to such cooperation from Purchasers as SGC may reasonably request.

ARTICLE VII.

TERMINATION

Section 7.1                                   Termination of Agreement.  This Agreement may be terminated at any time prior to the Closing Date as follows:

(a)                                  by mutual written consent of Sportech and SGC;

(b)                                 by the written notice of SGC to Sportech if the Closing shall not have occurred on or before the date 240 days following the date hereof (the “Outside Date”); provided, however, that the right of SGC to terminate this Agreement under this Section 7.1(b) shall not be available to SGC if the failure of any Seller to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(c)                                  by the written notice of Sportech to SGC if the Closing shall not have occurred on or before the Outside Date; provided, however, that the right of Sportech to terminate this Agreement under this Section 7.1(c) shall not be available to Sportech if the failure of any Purchaser to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(d)                                 by SGC or Sportech, by written notice to the other, if there shall be a Law in effect making illegal the consummation of the transactions contemplated hereby, or there shall be in effect a final and non-appealable Governmental Order prohibiting the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to such party if the failure of such party to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, such Law or Governmental Order;

(e)                                  by Sportech if there shall have been (i) a breach of any of the representations and warranties of Sellers set forth in this Agreement, which breach would cause the condition set forth in Section 6.2(a) or (b) not to be satisfied; or (ii) a breach of any of the covenants or agreements on the part of Sellers set forth in this Agreement, which breach would cause the condition set forth in Section 6.2(c) not to be satisfied (and, in the case of either (i) or (ii) above, such breach is not cured within fifteen (15) Business Days after SGC’s receipt of written notice thereof from Sportech or is incapable of being cured by Sellers by the Outside Date);

(f)                                    by SGC if there shall have been (i) a breach of any of the representations and warranties of Purchasers set forth in this Agreement, which breach would cause the condition set forth in Section 6.3(a) or (b) not to be satisfied, or

(ii) a breach of any of the covenants or agreements on the part of Purchasers set forth in this Agreement, which breach would cause the condition set forth in Section 6.3(c) not to be satisfied (and, in the case of either (i) or (ii) above, such breach is not cured within fifteen (15) Business Days after Sportech’s receipt of written notice thereof from SGC or is incapable of being cured by Purchasers by the Outside Date);

(g)                                 by SGC if Purchasers breach their obligations under Section 2.3(c)(i) or (ii) in any respect and such breach is not cured within five (5) Business Days after Sportech’s receipt of written notice thereof from SGC; or

(h)                                 by SGC or Sportech, by written notice to the other, if at the Sportech Shareholder Meeting (including any adjournment or postponement thereof), at which a vote on the Sportech Voting Proposal is taken, the requisite vote of the shareholders of Sportech in favor of the Sportech Voting Proposal shall not have been obtained (provided that the right to terminate this Agreement under this Section 7.1(h) shall not be available to any party seeking termination if at such time such party is in breach of or has failed to fulfill its obligations under this Agreement as are due at that time, and shall not be available to Sportech if the ordinary shares subject to the Sportech Voting Agreements have not been voted in favor of the Sportech Voting Proposal for any reason unless Sportech shall have satisfied its obligations under Section 5.11(b)).

Section 7.2                                   Effect of Termination.  In the event of termination of this Agreement by a party pursuant to Section 7.1, written notice thereof shall forthwith be given by the terminating party to the other party, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties with no liability or obligation on the part of any party hereto (or any of its Affiliates or Representatives), except that the following provisions of this Agreement shall survive the termination:

(a)                                  Section 5.2;

(b)                                 Section 5.3;

(c)                                  this Section 7.2;

(d)                                 Article I (to the extent terms defined in such Article are required for the application of the other provisions which survive termination pursuant to this Section 7.2); and

(e)                                  Article IX.

Nothing in this Section 7.2 shall be deemed to release any party to this Agreement from any liability for any breach by any party to this Agreement of the terms and provisions of this Agreement, including Purchasers’ failure to perform their obligations to sell back the Software Assets pursuant to Section 2.2 or to deliver the Purchase Price upon satisfaction or waiver of the conditions to Purchasers’ obligations to effect the Closing set forth in Article VI, or to impair the right of any party to compel specific performance by any other party of that party’s obligations under this Agreement in accordance with the terms of Section 9.14.

ARTICLE VIII.

INDEMNIFICATION

Section 8.1                                   Survival.

(a)                                  Subject to Section 8.1(d), the representations and warranties contained in Article III and Article IV shall survive the Closing until June 30, 2011, after which time such representations and warranties shall terminate and have no further force or effect (and no claim arising from, relating to or otherwise in respect of a breach thereof may be made); provided, however, that (i) Sellers’ representations and warranties (and any claim arising from, relating to or otherwise in respect of a breach thereof) set forth in Sections 3.1 (Organization and Good Standing) (other than clauses (c) and (d) thereof), 3.2 (Authorization), 3.4(a) (except the first sentence, and clauses (iii) and (v) of the fourth sentence, thereof), 3.4(b) (except the first sentence, and clauses (iii) and (v) of the third sentence, thereof), and 3.4(c) and 3.4(e) (Capital Structure), the first two sentences of 3.13(a) (but only to the extent that such sentences are in respect of material Company Plans) (Employee Benefit Plans), and 3.21 (No Reliance) (“Sellers Fundamental Representations”), and Purchasers’ representations and warranties (and any claim arising from, relating to or otherwise in respect of a breach thereof) set forth in Sections 4.1 (Organization and Good Standing (other than clauses (c) and (d) thereof), 4.2 (Authorization), 4.8 (No Reliance) and 4.9(a) (except clause (C) of the second sentence thereof) and 4.9(b) (Capital Structure) (“Purchasers Fundamental Representations”), shall survive indefinitely and (ii) Sellers’ representations and warranties (and any claim arising from, relating to or otherwise in respect of a breach thereof) set forth in Sections 3.11 (Taxes) and 3.13 (other than the first two sentences thereof to the extent that they are in respect of material Company Plans) (Employee Benefit Plans), shall survive until the date that is ninety (90) days following the expiration of the applicable statute of limitations (including any extension thereof), after which time such representations and warranties shall terminate and have no further force or effect (and no claim arising from, relating to or otherwise in respect of a breach thereof may be made).

(b)                                 Subject to Section 8.1(d), unless a specified period is set forth in this Agreement limiting the time in which claims may be made in respect of a breach of such covenant (in which event such specified period shall control and any claim arising from, relating to or otherwise in respect of a breach of such covenant shall survive only for such period), and except for the covenants set forth in Section 5.4(a) (which shall not survive the Closing), all covenants and agreements contained herein shall survive the Closing indefinitely.

(c)                                  The obligation of SGC to indemnify any Purchaser Indemnified Party pursuant to Section 8.2(a)(ix) shall survive until the date that is ten (10) years from the date of this Agreement, after which time such obligation to indemnify shall terminate and have no further force or effect.  For the avoidance of doubt, the obligation of SGC to indemnify any Purchaser Indemnified Party pursuant to Sections 8.2(a)(ii) to 8.2(a)(xii) (other than Section 8.2(a)(ix)) shall survive indefinitely.

(d)                                 The period of time a representation or warranty or covenant or agreement survives the Closing pursuant to this Section 8.1 shall be the “Survival Period” with respect to such representation or warranty or covenant or agreement.  In the event notice of any claim for indemnification under this Article VIII shall have been given within the applicable Survival Period (and with reasonable specificity) and such claim has not been finally resolved by the expiration of such Survival Period, the representations or warranties or covenants or agreements that are the subject of such claim shall survive until such claim is finally resolved.

Section 8.2                                   Obligations of SGC.

(a)                                  Subject to the terms of this Article VIII, SGC shall be liable for and indemnify and hold harmless each Purchaser, its Affiliates (including the Companies and their Subsidiaries) and their respective Representatives (each a “Purchaser Indemnified Party” and collectively, the “Purchaser Indemnified Parties”) from and against any liabilities, losses, judgments, claims, settlements, damages, costs, fees and expenses (including any expense of enforcement of obligations under this Agreement, reasonable attorneys’ fees and any reasonable expenses incurred in connection with the investigation, defense and settlement thereof or in connection with the enforcement of its obligations with respect thereto) (collectively, “Losses”) suffered or incurred by any Purchaser Indemnified Party to the extent arising from, relating to or otherwise in respect of (i) any breach or inaccuracy of any of the representations or warranties of Sellers contained in Article III (disregarding all qualifications and exceptions contained therein relating to materiality, Companies Material Adverse Effect or words of similar import or effect, including disregarding for the purposes of Section 3.6 any dollar threshold, for purposes of determining the amount of applicable Losses, but not, for the avoidance of doubt, disregarding such matters for purposes of determining whether a representation or warranty has been breached or is inaccurate) other than the Sellers Fundamental Representations; (ii) any breach or inaccuracy of any of the Sellers Fundamental Representations (disregarding all qualifications and exceptions contained therein relating to materiality, Companies Material Adverse Effect or words of similar import or effect for purposes of determining the amount of applicable Losses, but not, for the avoidance of doubt, disregarding such matters for purposes of determining whether a representation or warranty has been breached or is inaccurate); (iii) any breach of any of the covenants or agreements of Sellers contained in this Agreement; (iv) the specific liabilities identified and up to the amount specified in Section 8.2 of the Seller Disclosure Schedule; (v) any QP Liability; (vi) any NY Liability; (vii) any Shoreline Earnout Liability; (viii) any Irish Asset Transfer Liability; (ix) any BM Liability; (x) 50% of any PZ Liability (provided, however that each party shall bear its own legal fees and expenses, incurred in connection with any PZ Liability); (xi) any CS Liability provided that SGC shall not be responsible for the first $100,000 of such Losses; and (xii) any Roberts Liability (provided, however that any Roberts

Liability shall not include any Liability to the extent resulting from or attributable to the breach after Closing of the non-competition, non-solicitation and confidentiality and proprietary information provisions set out in Article XI of the Roberts Agreement or in the Data Communications Joint Venture Agreement made, entered into and effective as of February 28, 2007, by and between, inter alia, Roberts and SGR to the extent applicable to SGR, any of the other Companies or their Subsidiaries, or any of their respective controlled Affiliates, with respect to which SGR or such Persons shall remain liable in accordance with the terms thereof).  Nothing contained in the Seller Disclosure Schedule shall qualify, limit or exclude the obligations pursuant to Sections 5.10(k), 8.2(a)(iii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xi) and (xii) except, with respect to Section 8.2(a)(iii), to the extent it is reasonably apparent from a reading of such disclosure that such disclosure is relevant to the covenant or agreement in question.

(b)                                 Other than arising out of or in connection with fraud, for which the limitations under this Section 8.2(b) shall not apply but which shall, in any case, be subject to the provisions of Sections 3.28 and 4.8, the obligation of SGC to indemnify any Purchaser Indemnified Party for Losses shall be subject to the following limitations: (i) no Purchaser Indemnified Party shall be entitled to make a claim against SGC for indemnification under Section 8.2(a)(i) (a “Purchaser Claim”) unless and until the aggregate amount of Losses suffered or incurred by all Purchaser Indemnified Parties with respect to an event or occurrence and all other events or occurrences arising from, relating to or otherwise in respect of the same circumstances exceeds $25,000 (a “Purchaser Base Claim”); (ii) SGC shall not be required to provide indemnification to any Purchaser Indemnified Party pursuant to Section 8.2(a)(i) unless the aggregate amount of Losses incurred by all the Purchaser Indemnified Parties in respect of all Purchaser Claims constituting Purchaser Base Claims exceeds $950,000 (the “Basket”), and then the Purchaser Indemnified Parties shall be entitled to indemnification for only the amount of Losses in excess of the Basket; and (iii) in no event shall the aggregate amount of Losses for which SGC is obligated to indemnify the Purchaser Indemnified Parties pursuant to Section 8.2(a)(i) exceed $19 million (the “Ceiling”).

Section 8.3                                   Obligations of Sportech.

(a)                                  Subject to the terms of this Article VIII, Sportech shall be liable for and indemnify and hold harmless Sellers, their Affiliates and their respective Representatives (each a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) from and against Losses suffered or incurred by any Seller Indemnified Party to the extent arising from, relating to or otherwise in respect of (i) any breach or inaccuracy of any of the representations or warranties of Purchasers contained in Article IV (disregarding all qualifications and exceptions contained therein relating to materiality, Purchasers Material Adverse Effect or words of similar import or effect for purposes of determining the amount of applicable Losses, but not, for the avoidance of doubt, disregarding such matters for purposes of determining whether a representation or warranty has been breached or is inaccurate) other than Purchasers Fundamental Representations; (ii) any breach of any of the Purchasers Fundamental Representations (disregarding all qualifications and exceptions contained therein relating to materiality, Purchasers Material Adverse Effect or words of similar import or effect for purposes of determining the amount of applicable Losses, but not, for the avoidance of doubt, disregarding such matters for purposes of determining whether a representation or warranty has been breached or is inaccurate); (iii) any breach of any of the covenants or agreements of Purchasers contained in this Agreement; (iv) any Purchaser Employee Liability; (v) any Equity Offering Liability; (vi) any Circular Liability; and (vii) any Direct Transfer Liability.

(b)                                 Other than arising out of or in connection with fraud, for which the limitations under this Section 8.3(b) shall not apply but which shall, in any case, be subject to the provisions of Sections 3.21 and 4.14, the obligation of Sportech to indemnify any Seller Indemnified Party for Losses shall be subject to the following limitations: (i) no Seller Indemnified Party shall be entitled to make a claim against Sportech for indemnification under Section 8.3(a)(i) (a “Seller Claim”) unless and until the aggregate amount of Losses incurred by all Seller Indemnified Parties with respect to an event or occurrence and all other events or occurrences arising from, relating to or otherwise in respect of the same circumstances exceeds $25,000 (a “Seller Base Claim”); (ii) Sportech shall not be required to provide indemnification to any Seller Indemnified Party pursuant to Section 8.3(a)(i) unless the aggregate amount of Losses incurred by all the Seller Indemnified Parties in respect of all claims under this Article VIII constituting Seller Base Claims exceeds the Basket, and then the Seller Indemnified Parties shall be entitled to indemnification for only the amount in excess of the Basket; and (iii) in no event shall the aggregate amount of Losses for which Sportech is obligated to indemnify the Seller Indemnified Parties pursuant to Section 8.3(a)(i) of this Agreement exceed 50% of the Ceiling.

(c)                                  In consideration for the indemnification rights provided in this Section 8.3, each Seller hereby waives, to the fullest extent permitted by Law, any claim under applicable Law that such Seller might otherwise have in connection with SGC’s acquisition of the Sportech Shares to the extent arising from, relating to or otherwise in respect of any information contained in or omitted from or otherwise in respect of the Circular or any other documents published by Sportech in connection with the transactions contemplated hereby.

Section 8.4                                   Indemnification Procedures and Limitations.

(a)                                  In the event that any Action is commenced by a third party involving a claim for which a party required to provide indemnification hereunder (an “Indemnifying Party”) may be liable to a party entitled to indemnification (an “Indemnified Party”) hereunder (an “Asserted Liability”), the Indemnified Party shall promptly notify the Indemnifying Party in writing of such Asserted Liability (the “Claim Notice”); provided, that no delay on the part of the Indemnified Party in giving any such Claim Notice shall relieve the Indemnifying Party of any indemnification obligation hereunder except to the extent that the Indemnifying Party is prejudiced by such delay and no Claim Notice need be filed with respect to the specific matters identified in Section 8.4(a) of the Seller Disclosure Schedule.  Any Claim Notice shall set forth, with reasonable specificity the basis of the claim for the Losses, the section(s) of this Agreement which form the basis for such claim, and, to the extent reasonably practicable, an estimate of the amount of the Losses that have been or may be incurred by the Indemnified Party (which estimate shall not limit the rights of the Indemnified Party hereunder).  The Indemnifying Party, upon giving notice to such Indemnified Party, shall be entitled to assume the defense of such Asserted Liability with counsel of its own choosing (reasonably satisfactory to the Indemnified Party) and, in such an event (i) the Indemnifying Party will be entitled to prosecute, appeal, negotiate, resolve, settle, compromise, arbitrate or otherwise pursue such Asserted Liability, in whole or in part; and (ii) the Indemnifying Party shall have no obligation to indemnify or pay for or reimburse any Indemnified Party for any attorneys’ fees, investigation costs or litigation or other defense expenses incurred by the Indemnified Party after the assumption of the defense of such Asserted Liability; provided, however, that the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or consent to the entry of any judgment in respect of any Asserted Liability if (A) any Indemnified Party is a party to the applicable claim or has been actually threatened to be made a party thereto, unless such settlement, compromise or consent includes a complete and unconditional release of each Indemnified Party from all liability arising out of such claim; or (B) such settlement, compromise or consent would lead to any material liability or create any material financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder and, provided further, that the Indemnifying Party shall not be entitled to assume the defense or settle, compromise or consent to the entry of any judgment in respect of any Asserted Liability if the relevant third party Action would (i) impose material injunctive or other equitable relief against the Indemnified Party or (ii) require the admission of criminal or civil wrongdoing by any Indemnified Party or (iii) constitute a Special Indemnification Claim.  If the Indemnifying Party undertakes to defend against such Asserted Liability, the Indemnified Party shall fully cooperate with the Indemnifying Party and its counsel in the investigation, defense and settlement thereof, including providing reasonable access to the Indemnified Party’s personnel, books and records for the purposes thereof, making such personnel available to testify, and making such books and records available for use in such litigation.  Notwithstanding the foregoing, the Indemnified Party shall have the right to control, pay or settle any Asserted Liability which the Indemnifying Party shall have undertaken to defend so long as the Indemnified Party shall also waive any right to indemnification therefor by the Indemnifying Party. Save in respect of a Special Indemnification Claim, the Indemnifying Party shall not be liable for any settlement of any Asserted Liability by an Indemnified Party without the Indemnifying Party’s written consent (not to be unreasonably withheld or delayed).  The Indemnified Party at its own expense shall be entitled to participate in (but not control) the defense of any Asserted Liability and to employ counsel of its choice for such purpose; provided, however, that the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Party (i) to the extent, if any, legal representation is reasonably required by the Indemnified Party between the time the Asserted Liability is first asserted and the date upon which the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party has assumed the defense of such Asserted Liability; (ii) where there are or are reasonably likely to be legal defenses available to the Indemnified Party that are materially different from or additional to those available to the indemnifying Party or there exists any other conflict between the interests of the Indemnifying Party and the Indemnified Party that, in either such case, would make it inappropriate in the reasonable judgment of the Indemnified Party (upon and in conformity with the opinion of counsel) for the same counsel to represent both the Indemnified Party and the Indemnifying Party; or (iii) the employment of such counsel at the expense of the Indemnifying Party has been specifically authorized by the Indemnifying Party in writing.  In no event shall the Indemnifying Party be required to pay the fees and expenses of more than one separate counsel for all Indemnified Parties. In respect of Special Indemnification Claims, the Indemnifying Party shall pay the amount of any Asserted Liability upon confirmation that the relevant amount has been paid or is within five (5) Business Days to be paid by the Purchaser Indemnified Party.

(b)           In calculating amounts payable to an Indemnified Party, the amount of any indemnified Losses shall be (i) determined without duplication of any other Loss which has been paid under any other representation, warranty, covenant, or agreement; and (ii) computed net of (A) payments already recovered or recoverable without unreasonable effort and expense by any Indemnified Party under any insurance policy with respect to such Losses (net of all collection expenses); (B) any prior recovery by any Indemnified Party from any Person with respect to such Losses (net of all collection expenses); and (C) any Tax benefit received, or receivable without undue effort or expense, by any Indemnified Party with respect to such Losses.  If any Indemnified Party realizes a Tax benefit or receives an amount under insurance coverage with respect to Losses sustained and for which indemnification has been provided at any time subsequent to the time such indemnification is provided pursuant to this Article VIII, then such Indemnified Party shall promptly reimburse the applicable Indemnifying Party for any payment made by such Indemnifying Party in connection with providing such indemnification up to such amount realized or received by such Indemnified Party with respect to such Losses (net of all collection expenses).

(c)           Notwithstanding any other provision of this Agreement, in no event shall any Indemnified Party be entitled to indemnification pursuant to this Article VIII, or to make a claim for breach of any other provision of this Agreement or to any other remedy at Law or in equity, (i) with respect to any liability to the extent expressly set forth in the Final Net Working Capital or any amount that was correctly the subject of a dispute submitted to, and resolved by, the Independent Accounting Firm pursuant to Section 2.4(h) or that was resolved by written agreement of the parties pursuant to Section 2.4(h) or (ii) as to any matter to the extent specifically reflected on or reasonably apparent from the face of the Financial Statements or the Sportech Financial Statements, as the case may be.  Each Indemnified Party shall take commercially reasonable steps to mitigate any Losses upon and after becoming aware of any facts, matters, failures or circumstances that would reasonably be expected to result in any Losses that are indemnifiable hereunder.  For the avoidance of doubt, the reasonable cost of an Indemnified Party’s mitigation of a Loss subject to indemnification hereunder shall be included in calculating the amount of the indemnified Loss.

(d)           Notwithstanding any other provision of this Agreement, in no event shall Sellers or Purchasers be liable under this Article VIII for any (i) punitive or treble damages; or (ii) special, indirect, incidental or consequential damages in each case that are not a reasonably foreseeable consequence of the relevant breach.

(e)           Except with respect to actual fraud (which shall, in any case, be subject to Sections 3.21, 3.28, 4.8 and 4.14), and except as to any remedies set forth under any Ancillary Agreements, the remedies provided in this Article VIII and the payment mechanics and indemnities set forth in Sections 2.5, 5.4, 5.6, 5.7, 5.8, 5.9, 5.10, 5.11, 5.12 and 5.17 shall be deemed the sole and exclusive remedies of the parties, from and after the Closing Date, with respect to this Agreement other than Sections 2.4 and 2.6 and the transactions contemplated hereby.  Nothing herein shall prevent a party from seeking injunctive relief as provided in Section 9.14.

(f)            To the extent that the Indemnifying Party makes any payment pursuant to this Article VIII in respect of Losses for which the Indemnified Party or any of its Affiliates has a right to recover against a third party (including an insurance company), the Indemnifying Party shall be subrogated to the rights of the Indemnified Party or any of its Affiliates to seek and obtain recovery from such third party.  Except with respect to any right of subrogation to seek and obtain recovery against the manufacturer of any mechanism that is subject to the BM Defect, the Indemnifying Party shall only seek and obtain recovery from any third party pursuant to this Section 8.4(f) to the extent that pursuing such recovery would not reasonably be expected to materially adversely affect any material on-going business relationship between such third party and the Indemnified Party or its Affiliates.

(g)           Any indemnification payment made under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes.

(h)           For purposes of the indemnification provisions of this Article VIII, a Person’s “Representatives” shall not include such Person’s stockholders or members.

ARTICLE IX.

MISCELLANEOUS

Section 9.1                                   Assignment; Binding Effect.  This Agreement and the rights and obligations hereunder are not assignable or otherwise transferable unless such assignment or transfer is consented to in writing by both Purchasers and SGC; provided, however, that Purchasers may assign any rights (but not obligations) under this Agreement to any Affiliate (including, subject to the provisions of Section 2.5, any Designated Purchaser) of any Purchaser and for collateral security purposes to any Person providing financing for the transactions contemplated by this Agreement.  Subject to the preceding sentence, this Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. Any attempted assignment in violation of this Section 9.1 shall be null and void and of no effect.

Section 9.2            Choice of Law.  This Agreement and all disputes arising hereunder or relating to the transactions contemplated hereby and all matters arising out of or relating in any way whatsoever (whether in contract, tort or otherwise) to the subject matter of this Agreement shall be governed by and interpreted and enforced in accordance with, the law of the State of New York.

Section 9.3            Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED IN ANY WAY WHATSOEVER (WHETHER IN CONTRACT, TORT OR OTHERWISE) TO THIS AGREEMENT OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.4            Consent to Jurisdiction and Service of Process.  All judicial Actions brought against the parties arising out of or relating to this Agreement, or any obligations hereunder, shall be brought in any state or federal court of competent jurisdiction in the State of New York, County of New York.  By executing and delivering this Agreement, the parties irrevocably: (a) accept generally and unconditionally the exclusive jurisdiction and venue of these courts; (b) waive any objections which such party may now or hereafter have to the laying of venue of any of the aforesaid Actions arising out of or in connection with this Agreement brought in the courts referred to in the first sentence of this Section 9.4 and hereby further irrevocably waive and agree not to plead or claim in any such court that such Action brought in any such court has been brought in an inconvenient forum; (c) agree that service of all process in any such Action in any such court may be made by registered or certified mail, return receipt requested, to such party at their respective addresses provided in accordance with Section 9.5; and (d) agree that service as provided in Section 9.4(c) above is sufficient to confer personal jurisdiction over such party in any such Action in any such court, and otherwise constitutes effective and binding service in every respect.

Section 9.5            Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally, (b) when sent by cable, telecopy, telegram or facsimile (which is confirmed by the intended recipient), and (c) when sent by overnight courier service or when mailed by certified or registered mail, return receipt requested, with postage prepaid to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Purchasers or any Designated Purchaser, to:

Sportech Plc

101 Wigmore Street

London

W1U 1QU

United Kingdom

Fax: +44 20 7493 8445

with copies, in the case of notice to Purchasers, to:

Freshfields Bruckhaus Deringer US LLP
520 Madison Avenue
34th Floor
New York, NY 10022
United States

Attention: Julian M. Pritchard, Esq.

Facsimile: +1 212 277 4001

e-mail address: julian.pritchard@freshfields.com

Freshfields Bruckhaus Deringer LLP

65 Fleet Street

London

EC4Y 1HS

United Kingdom

Attention: Martin Taylor

Facsimile: +44 20 7832 7001

e-mail address:martin.taylor@freshfields.com

if to any of Sellers, to:

Scientific Games Corporation

750 Lexington Avenue, 25th Floor

New York, New York 10022

Attn:                    General Counsel

Fax:                           +1 212 754 2372

with copies, in the case of notice to any of Sellers, to:

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10036

Attn:                    Peter G. Smith, Esq.

Fax:         +1 212 715 8000

Section 9.6                                   Headings.  The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

Section 9.7                                   Fees and Expenses.  Except as otherwise specified in this Agreement, each party shall bear its own costs and expenses (including investment advisory and legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided that (a) (i) all Transfer Taxes (as well as the obligation for filing of all Tax Returns with respect thereto); and (ii) the filing fees in connection with any filing in respect of any antitrust or competition Law outside of the U.S., in each case, shall be shared equally among SGC and Sportech, and (b) any fees and expenses incurred in connection with the Required Governmental Approvals shall be paid by Sportech, except that SGC shall pay (i) 50% of any filing fees relating thereto; (ii) such portion of such expenses as may be directly attributable to bona fide regulatory investigation of individuals who are currently officers, directors or employees of SGC and its Affiliates (including the Companies and their Subsidiaries); and (iii) 50% of other fees and expenses relating thereto, up to a maximum of $25,000.

Section 9.8                                   Entire Agreement.  This Agreement (including the Exhibits and Schedules) constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect to such subject matter; provided, however, this Agreement shall not supersede the terms and provisions of the Confidentiality Agreement, which shall survive and remain in effect until expiration or termination thereof in accordance with its terms and this Agreement.

Section 9.9                                   Interpretation.

(a)           Any definition of or reference in this Agreement to any agreement, contract, document, instrument or other record herein shall be construed as referring to such agreement, contract, document, instrument or other record as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein).

(b)           When a reference is made in this Agreement to any Person such reference shall be construed to include such Person’s successors and permitted assigns.

(c)           The word “will” in this Agreement shall be construed to have the same meaning and effect as the word “shall”.

(d)           When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section, Exhibit or Schedule of or to this Agreement unless otherwise indicated.

(e)           Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(f)            When a reference in this Agreement is made to a “party” or “parties,” such reference shall be to a party or parties to this Agreement unless otherwise indicated.

(g)           Unless the context requires otherwise, the terms “hereof,” “herein,” “hereby,” “hereto”, “hereunder” and derivative or similar words in this Agreement refer to this entire Agreement.

(h)           Unless the context requires otherwise, words in this Agreement using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders.

(i)            References in this Agreement to “dollars” or “$” are to U.S. dollars.

(j)            This Agreement was prepared jointly by the parties and no rule that it be construed against the drafter will have any application in its construction or interpretation.

(k)           Any reference in this Agreement to shares of capital stock and/or stock shall for the purposes of any Seller, Company or Subsidiary which is a private limited company incorporated in Ireland be deemed to be a reference to the issued and/or to be issued share capital of the relevant company.

Section 9.10                            Disclosure Schedules.  Notwithstanding anything to the contrary in this Agreement, a fact, matter or circumstance shall only be deemed to be disclosed against, and shall only be deemed to qualify, any Section of this Agreement (a) if it is clearly identified in the corresponding section of the Seller Disclosure Schedule or Purchaser Disclosure Schedule, as the case may be, or (b) to the extent that such fact, matter or circumstance is clearly identified and it is reasonably apparent from a reading of the disclosure in any other section of the Seller Disclosure Schedule or Purchaser Disclosure Schedule, as the case may be, that such disclosure is relevant to such Section of this Agreement.  The inclusion of any information in any Section of either Disclosure Schedule shall not be deemed to be an admission or acknowledgment to any Person or otherwise imply that such information is required to be included in any Section of such Disclosure Schedule or that any such matter rises to either a Companies Material Adverse Effect or Purchasers Material Adverse Effect, as the case may be, or is material to or outside the ordinary course of business of any of the Persons to which such Disclosure Schedule relates (or that any such matter is above any specified threshold).  Matters reflected in either Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in such Disclosure Schedule.  Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.  All references in either Disclosure Schedule to the enforceability of agreements with third parties, the existence or non-existence of third-party rights, the absence of breaches or defaults by third parties, or similar matters or statements, are intended only to allocate rights and risks between Purchasers and Sellers and are not intended to be admissions against interests, give rise to any inference or proof of accuracy, be admissible against any party to this Agreement (or any other Person) by any Person who is not a party to this Agreement, or give rise to any claim or benefit to any Person who is not a party to this Agreement (other than Affiliates and Representatives of Sellers and Purchasers to the extent entitled to indemnification pursuant to Article VIII).  In addition, the disclosure of any matter in either Disclosure Schedule is not to be deemed an admission to any Person that such matter actually constitutes noncompliance with, or a violation of Law, any Permit or Contract or other topic to which such disclosure is applicable.  In no event shall the disclosure of matters in the Disclosure Schedules or the Electronic Data Room be deemed or interpreted to broaden Sellers’ representations and warranties, obligations, covenants, conditions or agreements contained in this Agreement.  The headings contained in the Disclosure Schedules are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Disclosure Schedules or this Agreement.

Section 9.11         Waiver and Amendment.  This Agreement may be amended, modified or supplemented only by a written mutual agreement executed and delivered by Sellers and Purchasers.  Except as otherwise provided in this Agreement, any failure of any party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver, or delay in or failure to insist upon strict compliance with such obligations, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to so comply.

Section 9.12         Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument binding upon all of the parties notwithstanding the fact that all of the parties are not signatory to the original or the same counterpart.  For purposes of this Agreement, facsimile signatures shall be deemed originals.

Section 9.13         Third-Party Beneficiaries.  Expect for the Seller Indemnified Parties and the Purchaser Indemnified Parties, who shall be intended third party beneficiaries with respect to Article VIII with the right to directly enforce the same against the parties as if signatories hereto, and as expressly provided in Section 5.20, this Agreement is for the sole benefit of the parties and their successors and permitted assigns and nothing herein express or implied shall give or be construed to give to any Person, other than the parties and such successors and permitted assigns, any legal or equitable rights hereunder.

Section 9.14         Specific Performance.  The parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or in equity.

Section 9.15         Severability.  Without prejudice to the provisions of Sections 5.3(b), 5.16(c) and 5.17(c), if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

SCIENTIFIC GAMES CORPORATION

By:	/s/ Jeffrey S. Lipkin
	Name:	Jeffrey S. Lipkin
	Title:	Vice President and Chief Financial Officer

SCIENTIFIC GAMES INTERNATIONAL, INC.

By:	/s/ Jeffrey S. Lipkin
	Name:	Jeffrey S. Lipkin
	Title:	Vice President

SCIENTIFIC GAMES RACING, INC.

By:	/s/ Jeffrey S. Lipkin
	Name:	Jeffrey S. Lipkin
	Title:	Vice President and Treasurer

SCIENTIFIC GAMES GERMANY GMBH

By:	/s/ John Donahue
	Name:	John Donahue
	Title:	Managing Director

SCIENTIFIC GAMES LUXEMBOURG HOLDINGS SARL

By:	/s/ Ira H. Raphaelson
	Name:	Ira H. Raphaelson
	Title:	Manager

SCIENTIFIC GAMES HOLDINGS LIMITED

By:	/s/ Ira H. Raphaelson
	Name:	Ira H. Raphaelson
	Title:	Director and Secretary

SCIENTIFIC GAMES RACING, LLC

By:	/s/ Jeffrey S. Lipkin
	Name:	Jeffrey S. Lipkin
	Title:	Manager

SPORTECH PLC

By:	/s/ Ian Penrose
	Name:	Ian Penrose
	Title:	Chief Executive Officer

SPORTECH HOLDCO 1 LIMITED

By:	/s/ Steve Cunliffe
	Name:	Steve Cunliffe
	Title:	Finance Director

SPORTECH HOLDCO 2 LIMITED

By:	/s/ Steve Cunliffe
	Name:	Steve Cunliffe
	Title:	Finance Director